Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

SPROUT SOCIAL, INC.,
TAG MERGER SUB, INC.,
TAGGER MEDIA, INC.,
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
in its capacity as the Securityholder Representative

Dated as of August 2, 2023

TABLE OF CONTENTS
i

ii

Exhibit A	Form of Written Consent
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Award Treatment Agreement
Exhibit E	Form of Paying Agent Agreement
Exhibit F	Form of Transmittal Letter
Exhibit G	Form of Escrow Agreement

Schedule 5.10	Terminated Agreements
Schedule 5.11	Indebtedness; Payoff Letters
Schedule 5.12(a)	D&O Indemnification Agreements
Schedule 6.2(b)	Third-Party and Governmental Consents
Schedule 7.4(f)	Additional Limitations

Annex A	Initial Consenting Stockholders
Annex B	Key Persons
Annex C	Restrictive Covenant Signatories

iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan Of Merger (this “Agreement”), dated as of August 2, 2023, is by and among: (i) Sprout Social, Inc., a Delaware corporation (“Parent”); (ii) Tag Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); (iii) Tagger Media, Inc., a Delaware corporation (the “Company”); and (iv) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (the “Securityholder Representative”).
RECITALS
WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the boards of directors of Parent, Merger Sub, and the Company have each determined that the Merger is advisable and in the best interests of their respective companies and their respective stockholders, and have approved this Agreement and the Merger provided for in this Agreement upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Company expects to obtain and deliver, immediately (but in any event within one hour) following the execution and delivery of this Agreement, to Parent a written consent in substantially the form attached hereto as Exhibit A (a “Written Consent”), executed by the Company Stockholders identified on Annex A (the “Initial Consenting Stockholders”) evidencing the obtainment of the Requisite Approval;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Initial Consenting Stockholder has delivered to Parent a Joinder Agreement in the form attached as Exhibit B (the “Joinder Agreement”), duly executed by each Initial Consenting Stockholder;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (a) each employee or service provider of the Company set forth on Annex B (collectively, the “Key Persons”) has entered into an offer letter and proprietary inventions and assignment agreement or contractor agreement, as applicable, with Parent or an Affiliate of Parent (together, the “Key Person Agreements”), which will become effective as of the Effective Time; and (b) each employee or contractor of the Company set forth on Annex C (collectively, the “Restrictive Covenant Signatories”) has entered into a restrictive covenant agreement with Parent (the “Restrictive Covenant Agreements”), which will become effective as of the Effective Time; and
WHEREAS, the parties hereto desire to make certain representations, warranties, covenants, and agreements in connection with the Merger.
AGREEMENT
NOW, THEREFORE, the parties to this Agreement agree as follows:
Article I.
THE MERGER
1.1The Merger.
(a)In accordance with the terms and subject to the conditions of this Agreement, at the Effective Time, the Company, Parent and Merger Sub will consummate the Merger in accordance with the DGCL, under which (i) Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease; (ii) the Company will be the successor or surviving corporation in the Merger and will continue to be governed by the laws of the State of Delaware; (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers, and franchises will continue unaffected by the Merger; and (iv) the Company will succeed to and assume all the rights and obligations of Merger Sub as a wholly owned subsidiary of Parent. The Merger will have the effects set forth in the applicable provisions of the DGCL.
(b)Concurrently with the Closing on the Closing Date, the parties hereto will file a Certificate of Merger in the form attached as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger or at such later time as is agreed to by the parties to this Agreement and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”).
(c)At the Effective Time, and without any further action on the part of the Company, Parent or Merger Sub:
(i)the certificate of incorporation of the Company, as in effect immediately before the Effective Time, will be amended and restated in the Merger so as to be identical in all respects to the certificate of incorporation of Merger Sub as in effect immediately before the Effective Time, except that the name of the Surviving Corporation will be the name of the Company as of immediately before the Effective Time, and, as so amended and restated, such certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until later amended as provided therein or by applicable Legal Requirements;
(ii)the bylaws of the Company, as in effect immediately before the Effective Time, will be amended and restated in the Merger so as to be identical in all respects to the bylaws of Merger Sub as in effect immediately before the Effective Time, except that the name of the Surviving Corporation will be the name of the Company as of immediately before the Effective Time, and, as so amended and restated, such bylaws will be the bylaws of the Surviving Corporation until later amended as provided therein or by applicable Legal Requirements;
(iii)the directors and officers of Merger Sub immediately before the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors have been duly elected, designated, or qualified, or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws; and
(iv)the Merger will, from and after the Effective Time, have all of the effects provided by the DGCL and applicable Legal Requirements. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, and powers of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub will become the debts, liabilities, and duties of the Surviving Corporation.
1.2Subsequent Actions. If at any time after the Effective Time the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the terms of this Agreement, then the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments, and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as are necessary or desirable to vest, perfect, or confirm any and all right, title, or interest in, to, and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out the terms of this Agreement.
1.3Conversion of Securities in the Merger; Treatment of Company Options, Company SARs and Company RSAs.
(a)Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of shares of Company Capital Stock:
(i)Each share of Company Series C Common Stock issued and outstanding immediately before the Effective Time will be cancelled and extinguished and, subject to compliance with the provisions of Section 1.5, will (other than any Dissenting Shares and Treasury Shares) be converted automatically into the right of the holder thereof to receive, upon the terms and subject to the conditions set forth in this Agreement, an amount in cash, without interest, as described on the Closing Consideration Schedule.
(ii)Each share of Company Series B Common Stock issued and outstanding immediately before the Effective Time will be cancelled and extinguished and, subject to compliance with the provisions of Section 1.5, will (other than any Dissenting Shares and Treasury Shares) be converted automatically into the right of the holder thereof to receive, upon the terms and subject to the conditions set forth in this Agreement, (A) an amount in cash, without interest, as described on the Closing Consideration Schedule, and (B) payment of such holder’s Pro Rata Percentage of the Post-Closing Merger Consideration, if and to the extent that any Post-Closing Merger Consideration is payable to the Company Equityholders pursuant to this Agreement.
(iii)Each share of Company Capital Stock (other than any shares of Company Series B Common Stock or Company Series C Common Stock) issued and outstanding immediately before the Effective Time will be cancelled and extinguished and, subject to compliance with the provisions of Section 1.5, will (other than any Dissenting Shares and Treasury Shares) be converted automatically into the right of the holder thereof to receive, upon the terms and subject to the conditions set forth in this Agreement, (A) an amount in cash, without interest, as described on the Closing Consideration Schedule (such amount, the “Per Share Consideration”), and (B) payment of such holder’s Pro Rata Percentage of the Post-Closing Merger Consideration, if and to the extent that any Post-Closing Merger Consideration is payable to the Company Equityholders pursuant to this Agreement.
(b)Treatment of Company Options, Company SARs and Company RSAs in the Merger.
(i)At the Effective Time, each Company Vested Option and each Company Vested SAR that has a per share exercise or measurement price, as applicable, that is less than the Per Share Consideration and which is unexpired, unexercised and outstanding as of immediately before the Effective Time will automatically (and without any action on the part of any party to this Agreement or the holder of such Company Vested Option or Company Vested SAR) be cancelled and terminated and, subject to the holder’s timely execution and delivery of an Award Treatment Agreement in the form attached as Exhibit D (the “Award Treatment Agreement”), be converted into and represent only the right to receive, upon the terms and subject to the conditions set forth in this Agreement, (A) an amount in cash, without interest, as described on the Closing Consideration Schedule, and (B) payment of such holder’s Pro Rata Percentage of the Post-Closing Merger Consideration, if and to the extent that any Post-Closing Merger Consideration is payable to the Company Equityholders pursuant to this Agreement.
(ii)At the Effective Time, each (A) Company Unvested Option, (B) Company Unvested SAR, (C) Company Unvested RSA, and (D) Company Vested Option or Company Vested SAR that has a per share exercise or measurement price, as applicable, that is equal to or greater than the Per Share Consideration and which is unexpired, unexercised and outstanding as of immediately before the Effective Time will automatically (and without any action on the part of any party to this Agreement or the holder of such Company Unvested Option, Company Unvested SAR, Company

Unvested RSA, or Company Vested Option or Company Vested SAR, as applicable) be cancelled and terminated without payment of consideration therefor.
(iii)Before the Effective Time, the Company will take all necessary actions, including obtaining appropriate resolutions of the Company’s Board of Directors (the “Board”) and any required consents, providing all notices, and taking all other actions necessary or desirable to effect the transactions contemplated by this Section 1.3(b), which notices, resolutions, consents, and other written materials will be subject to advance review and approval by Parent. Promptly following the Closing Date, the Paying Agent will deliver, (A) to each holder of (y) any Company Unvested Options and/or (z) any Company Unvested SARs and/or (aa) any Company Unvested RSAs and/or (bb) any Company Vested Option and/or Company Vested SARs with a per share exercise or measurement price, as applicable, that is greater than or equal to the Per Share Consideration, an Award Treatment Agreement and (B) to each holder of a Company Vested Option or Company Vested SAR with a per share exercise or measurement price that is less than the Per Share Consideration, an Award Treatment Agreement.
(iv)Effective as of immediately before the Effective Time, the Company will terminate the Company Equity Plan.
(c)Effect on Treasury Shares. At the Effective Time, each issued and outstanding share of Company Capital Stock that is held in treasury of the Company or owned by the Company, Parent, or Merger Sub immediately prior to the Effective Time (collectively, “Treasury Shares”) will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.
(d)Effect on Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the Company Equityholders or any other Person, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
(e)Adjustment. Notwithstanding the foregoing, the consideration payable to Company Equityholders as of the Effective Time under this Section 1.3 will be subject to adjustment as provided in this Agreement.
1.4Appraisal and Dissenters’ Rights.
(a)Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock held by a Company Stockholder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal or dissenters’ rights for such shares under the DGCL or other similar rights (if any) under applicable Legal Requirements (collectively, the “Dissenting Shares”) will not be converted into or represent a right to receive a portion of the consideration as set forth in Section 1.3, but the holder of such Company Capital Stock will only be entitled to such rights that are provided by the DGCL or other applicable Legal Requirements (if any).
(b)Notwithstanding the provisions of Section 1.4(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the DGCL or any other similar rights under other applicable Legal Requirements (if any such other rights have been purportedly invoked), then, as of the later of the Effective Time and the occurrence of such event, such shares will automatically be converted into and represent only the right to receive the consideration set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares.
(c)Before the Closing Date, the Company will give Parent (i) reasonably prompt notice of any written demand for appraisal received by the Company in accordance with the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable Legal Requirements) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Before the Closing Date, the Company and Parent will work together in good faith to respond to any such demands, including any offers to settle any such demands and any communication to be made by the Company to any Dissenting Stockholder with respect to such demands; provided that, for the avoidance of doubt, the Company will not settle any such demands without the prior written consent of Parent. Notwithstanding the foregoing, to the extent that Parent or the Surviving Corporation (A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any losses (including reasonable attorneys’ and consultants’ fees, costs, and expenses and including any such reasonable fees, costs, and expenses incurred in connection with investigating, defending against, or settling any action or proceeding) in respect of any Dissenting Shares ((A) and (B) together, “Excess Dissenting Share Payments”), Parent will be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of Article VII of this Agreement.
(d)Notwithstanding any provision of this Article I or Article VII to the contrary, in the event that there are any Dissenting Shares, then (i) any payment by Parent in accordance with this Agreement (other than in accordance with Section 1.4(a)) that would have been required to have been paid to such holder of Dissenting Shares (each a “Dissenting Stockholder”) (assuming, for such purpose, that such Dissenting Stockholder had not exercised appraisal rights) will be retained by Parent, and (ii) such Dissenting Stockholder will not be entitled to receive any part of the Post-Closing Merger Consideration and any such amounts otherwise payable to such Dissenting Stockholder in respect of such Dissenting Shares under any such distribution will be payable to Parent in lieu of such Dissenting Stockholder.
1.5Closing Consideration Schedule; Surrender and Payment of Company Capital Stock.
(a)Delivery of Closing Consideration Schedule. Prior to the Closing Date, the Company will deliver to Parent a schedule (the “Closing Consideration Schedule”) in a form reasonably acceptable to Parent, which will accurately set forth, as of the Closing:
(i)the number of issued and outstanding (A) shares of Company Capital Stock, including the applicable class and series, (B) Company Vested Options, (C) Company Vested SARs and (D) the Aggregate Exercise Amount;
(ii)for each Company Equityholder (1) such Company Equityholder’s name, address and email address, (2) whether such Company Equityholder is a current or former employee of the Company, (3) the number of (A) shares of Company Capital Stock, including the applicable class and series, and (B) Company Vested Options and Company Vested SARs that have a per share exercise price or measurement price, as applicable, that is less than the Per Share Consideration, in each case owned by such Company Equityholder as of the Closing Date (including the respective certificate numbers, and per share exercise price or measurement price, in each case, if applicable), (4) with respect to shares of Company Capital Stock, the adjusted Tax basis of any such shares that constitute a “covered security” within the meaning of Treasury Regulations Section 1.6045-1(a)(15), (5) with respect to Company Vested Options, (A) whether such Company Vested Options are Employee Options or Non-Employee Options, (B) under which Company Equity Plan such Company Vested Option was issued, (C) whether such Company Vested Option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code, and (D) whether such Company Vested Option is “early exercisable,” (6) with respect to Company Vested SARs, (A) whether such Company Vested SARs are Employee SARs or Non-Employee SARs, and (B) under which Company Equity Plan such Company Vested SAR was issued, (7) with respect to each Company RSA, under which Company Equity Plan such Company RSA was issued, (8) the Pro Rata Percentage applicable to such Company Equityholder, (9) the Company’s calculation of the Merger Consideration to be paid to such Company Equityholder in accordance with the terms of this Agreement (with a separate indication of all components thereof, including such Company Equityholder’s Pro Rata Percentage of the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Securityholder Representative Reserve), and (10) any amounts required to be withheld under applicable Legal Requirements (including the applicable type of Tax and jurisdiction) from the Merger Consideration that such Company Equityholder is entitled to receive; and
(iii)for each payment contemplated by the Payoff Letters and Invoices delivered pursuant to Section 5.11: (1) whether Taxes are required to be withheld from such payment; and

(2) any Tax reporting (e.g., on IRS Forms 1099-INT, 1099-OID, 1099-NEC, 1099-MISC, or 1042-S or other similar Tax form) required to be filed with respect to such payment.
Parent and the Surviving Corporation shall be entitled to conclusively rely upon the Closing Consideration Schedule, including with respect to whether any individual Company Equityholder received the appropriate portion of the Merger Consideration, and in no event will Parent, the Surviving Corporation, or any of their Affiliates have any liability to any Person on account of payments or distributions made in accordance with the Closing Consideration Schedule.
(b)Surrender of Company Capital Stock; Delivery of Consideration.
(i)At the Effective Time, Parent and the Securityholder Representative will engage Acquiom Financial LLC, a Colorado limited liability company, to act as the payments administrator in its capacity as such in connection with the Merger (the “Paying Agent”) pursuant to the payments administration agreement by and among Parent, the Securityholder Representative and the Paying Agent entered into at the Closing, in the form attached hereto as Exhibit E (the “Paying Agent Agreement”).
(ii)At the Closing, Parent will deposit, or cause to be deposited, with the Paying Agent a cash amount necessary to pay to each Company Equityholder (other than Dissenting Stockholders and Company Equityholders solely in respect of Employee Options, Employee SARs and Company Vested RSA Shares) the applicable share of the Estimated Aggregate Consideration that such Company Equityholder is entitled to receive as of the Closing in accordance with Article I and as set forth on the Closing Consideration Schedule, for distribution in accordance with Section 1.5(b)(iv) to the Company Equityholders.
(iii)At the Closing, Parent shall pay, or cause to be paid, to the Surviving Corporation a cash amount, by wire transfer of immediately available funds to an account designated by the Company prior to Closing, necessary to pay each Company Equityholder in respect of Employee Options, Employee SARs and Company Vested RSA Shares the applicable share of the Estimated Aggregate Consideration that such Company Equityholder is entitled to receive as of the Closing in accordance with Article I and as set forth on the Closing Consideration Schedule, for distribution to the Company Equityholders in respect of Employee Options, Employee SARs and Company Vested RSA Shares through the Surviving Corporation’s payroll system (such payment to be net of applicable withholding Tax). Parent shall not be required to make any payment pursuant to this Agreement to any Company Equityholder in respect of Employee Options, Employee SARs and Company Vested RSA Shares unless and until Parent has received a duly executed Award Treatment Agreement from such Company Equityholder.
(iv)Promptly following the Closing Date, the Paying Agent will solicit payment instructions from and deliver to each Company Stockholder a letter of transmittal, substantially in the form of Exhibit F (the “Transmittal Letter”), which will specify, among other things, that delivery will be effected, and risk of loss and title to Company Capital Stock issued and outstanding immediately prior to the Effective Time will pass, only upon delivery of a Transmittal Letter to the Paying Agent. Upon surrender of such Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, and such other documents that Parent or the Paying Agent may reasonably require (including a duly completed and validly executed (x) Joinder Agreement and (y) IRS Form W-8 or W-9, as applicable), Parent shall cause the Paying Agent to pay to the Company Stockholder the applicable Merger Consideration such Company Stockholder is entitled to receive in accordance with Section 1.3 and as set forth on the Closing Consideration Schedule, subject to any applicable Tax withholding. Promptly following the Closing Date, the Paying Agent will solicit payment instructions from each Company Equityholder in respect of such Company Equityholder’s Non-Employee Options and Non-Employee SARs. Upon receipt of such payment instructions and such other documents that Parent or the Paying Agent may reasonably require (including a duly completed and validly executed (1) Award Treatment Agreement and (2) IRS Form W-8 or W-9, as applicable), Parent shall cause the Paying Agent to pay to the holder of such Non-Employee Options and Non-Employee SARs the applicable Merger Consideration such holder is entitled to receive in exchange therefor in accordance with Section 1.3 and as set forth on the Closing Consideration Schedule, subject to any applicable Tax withholding.

Notwithstanding anything in this Agreement to the contrary, neither the Paying Agent nor Parent shall be required to make any payment pursuant to this Agreement to any Company Equityholder unless and until Parent has received a duly completed and validly executed Joinder Agreement or Award Treatment Agreement, as applicable, from such Company Equityholder.
(v)At any time following 12 months after the Effective Time (the “Refund Date”), all cash deposited with the Paying Agent in accordance with Section 1.5(b)(ii) that remains undistributed to any Company Equityholder as of the Refund Date will be delivered to Parent upon demand, and thereafter the affected Company Equityholders will be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat, or other similar Legal Requirements) only as general creditors thereof and subject to this Article I. In addition, notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation, or the Securityholder Representative will be liable to any Company Equityholder for any amount delivered to a public official in accordance with any applicable abandoned property, escheat, or similar Legal Requirements. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.5(b)(v) and which are subsequently delivered to the Company Equityholders.
(vi)If the consideration payable to holders of Company Capital Stock is to be paid to a Person other than the Person in whose name is reflected in electronic certificate form in Carta, it will be a condition to the payment of such amounts that (A) the electronic certificate so surrendered is properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, (B) the Person requesting such transfer has established to the satisfaction of Parent that such transfer is proper and in accordance with all applicable Regulations, (C) the Person requesting such transfer pay to the Surviving Corporation any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of Parent that such Taxes have been paid or are not required to be paid, and (D) the transferee duly execute and deliver to Parent a Transmittal Letter.
(c)Escrows.
(i)At the Closing, Parent shall deposit, or cause to be deposited, with the Escrow Agent (i) an amount equal to the Adjustment Escrow Amount, which shall be held in trust in a separate account (the “Adjustment Escrow Account”) and (ii) an amount equal to the Indemnity Escrow Amount, which shall be held in trust in a separate account (the “Indemnity Escrow Account”, and together with the Adjustment Escrow Account, the “Escrow Funds”), in each case, pursuant to the terms of this Agreement and the Escrow Agreement. The Adjustment Escrow Amount shall be used to provide a source of funding to Parent for any amount payable to Parent pursuant to Section 1.6(c)(ii). The Indemnity Escrow Amount shall be used to provide a source of funding to Parent for any amount payable to the Company Indemnified Parties pursuant to Article VII.
(ii)Notwithstanding anything to the contrary herein, at the Closing, Parent will withhold from each Company Equityholder’s applicable portion of the Merger Consideration otherwise payable to such Company Equityholder pursuant to Section 1.3, such Company Equityholder’s Pro Rata Percentage of the Adjustment Escrow Amount and the Indemnity Escrow Amount, in each case as set forth on the Closing Consideration Schedule, and deposit such amounts with the Escrow Agent in accordance with Section 1.5(c)(i).
(iii)To the extent any amount becomes payable out of the Adjustment Escrow Account or the Indemnity Escrow Account to the Company Equityholders, the Securityholder Representative and Parent shall jointly instruct the Escrow Agent to distribute to (A) the Paying Agent for further distribution to each Company Equityholder, with respect to the portion of the Adjustment Escrow Amount or Indemnity Escrow Amount (as applicable) to be paid in respect of shares of Company Capital Stock, Company Options and Company SARs (other than Employee Options, Employee SARs and Company Vested RSA Shares), such Company Equityholder’s Pro Rata Percentage of such amount and (B) the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system to the Company Equityholders that are holders of Employee Options, Employee SARs or Company Vested RSA Shares, with respect to the portion of the Adjustment Escrow Amount or Indemnity Escrow Amount (as applicable) to be paid in respect of Employee Options, Employee SARs and Company Vested

RSA Shares, such Company Equityholder’s Pro Rata Percentage of such amount (such payment to be net of applicable withholding Taxes).
(iv)The parties hereto agree that, for applicable Tax purposes, (A) Parent shall be treated as the owner of the Escrow Funds, (B) any interest or investment income earned on the Escrow Funds shall be allocable to Parent, and (C) within ten days after the end of each calendar quarter and immediately prior to any final disbursement of the Escrow Funds to the Company Indemnifying Parties, Parent shall be entitled to a distribution equal to thirty percent (30%) of any interest or investment income earned on the Escrow Funds for such calendar quarter (or portion thereof).
(d)Payment of Indebtedness. At the Closing, Parent shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of the Indebtedness listed on Schedule 5.11 pursuant to the Payoff Letters.
(e)Payment of Company Transaction Expenses. At the Closing, Parent will pay (or cause to be paid) the amount of the non-compensatory Estimated Closing Transaction Expenses payable to each payee pursuant to the applicable Invoices by wire transfer of immediately available funds to such payee’s account as specified in instructions delivered to Parent by the Company prior to the Closing; provided, however, that any compensatory Estimated Closing Transaction Expenses payable to employees of the Company shall be deposited with the Company and paid through the payroll system of the Surviving Corporation or, for Persons that are not employees of the Company, through accounts payable, in each case within five Business Days following such deposit.
(f)No Further Ownership Rights in Company Capital Stock. At and after the Effective Time, each holder of issued and outstanding shares of Company Capital Stock immediately before the Effective Time will cease to have any rights as a holder of such shares of Company Capital Stock, except for the right of such Company Stockholder to surrender its, his or her electronic certificates in exchange for the consideration payable in respect of such Company Capital Stock under this Agreement or in the case of a Dissenting Stockholder, to perfect its, his, or her right to receive payment (if any) for Dissenting Shares in accordance with the DGCL. After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Capital Stock outstanding immediately before the Effective Time. If, after the Effective Time, electronic certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Article I, except as otherwise provided by applicable Legal Requirements.
(g)Withholding. Parent, the Company, and the Surviving Corporation and their respective Affiliates and the Paying Agent and Escrow Agent (each, a “Withholding Agent”) will be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments made under, or otherwise contemplated by, this Agreement all amounts that may be required to be deducted or withheld with respect to such payments under applicable Legal Requirements, and shall be provided any Tax forms or similar information necessary to such deduction or withholding, including IRS Form W-9 and the appropriate version of IRS Form W-8, as applicable. To the extent that amounts are so deducted or withheld and paid over to the appropriate Tax Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that amounts are not so deducted and withheld, such Person shall indemnify the Withholding Agent for any amounts imposed by a Governmental Body, together with any related Damages. Notwithstanding anything to the contrary in this Agreement, at Parent’s election, any amounts payable under, or otherwise contemplated by this Agreement, in respect of Employee Options, Employee SARs, Company Vested RSA Shares or Company Transaction Expenses subject to employment Tax withholding may instead of being paid through the Surviving Corporation’s payroll system be paid through the Paying Agent’s payroll processing system.
1.6Adjustment to Consideration.
(a)Pre-Closing Statement. Prior to the Closing Date, the Company will prepare and deliver to Parent an unaudited statement (the “Pre-Closing Statement”), which will be prepared in accordance with GAAP, setting forth the Company’s good faith estimates of each of (i) the Estimated Aggregate Consideration; (ii) the aggregate amount of all Cash of the Company as of the Closing Time

(the “Estimated Closing Cash”); (iii) the aggregate amount of all Indebtedness of the Company that has not been fully and finally satisfied as of the Closing Time (the “Estimated Closing Indebtedness”); (iv) the estimated Company Transaction Expenses that have not been fully and finally satisfied as of the Closing Time (the “Estimated Closing Transaction Expenses”); and (v) the Working Capital as of the Closing Time (the “Estimated Closing Working Capital”). The Pre-Closing Statement will be accompanied by reasonably detailed schedules indicating a calculation of the Estimated Aggregate Consideration, the Estimated Closing Cash, the Estimated Closing Indebtedness, the Estimated Closing Transaction Expenses and the Estimated Closing Working Capital. In addition, prior to the Closing Date, the Company will deliver to Parent a funds flow memorandum in form and substance reasonably acceptable to Parent setting forth payment instructions with respect to each payment to be made on the Closing Date. The Company shall make available to Parent and its Representatives the books and records used in preparing the Pre-Closing Statement and reasonable access (on prior notice and during business hours) to the Company’s personnel as Parent may reasonably request in connection with its review of such statements, and will otherwise cooperate in good faith with Parent’s and its Representatives’ review of such statements and shall take into consideration in good faith any comments of Parent on the Pre-Closing Statement and incorporate any mutually agreed-upon adjustments to the Pre-Closing Statement, as applicable. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Pre-Closing Statement, as applicable.
(b)Closing Statement. No later than 60 calendar days following the Closing Date, Parent will prepare and deliver to the Securityholder Representative an unaudited statement (the “Closing Statement”) setting forth Parent’s good faith calculation of each of (i) the proposed Adjustment Amount; (ii) the aggregate amount of all Cash of the Company as of the Closing Time (the “Closing Cash”); (iii) the aggregate amount of all Indebtedness of the Company that has not been fully and finally satisfied as of the Closing Time (the “Closing Indebtedness”); (iv) the Company Transaction Expenses that have not been fully and finally satisfied as of the Closing Time (the “Closing Transaction Expenses”); and (v) the Working Capital as of the Closing Time (the “Closing Working Capital”), together with an unaudited balance sheet of the Company as of the Closing Time, but which shall not reflect the transactions occurring at the Closing. The Closing Statement will be prepared in accordance with GAAP. The Closing Statement will be accompanied by reasonably detailed schedules indicating a calculation of the Adjustment Amount, Closing Cash, Closing Indebtedness, Closing Transaction Expenses and Closing Working Capital. After the Securityholder Representative’s receipt of the Closing Statement, Parent shall, and shall cause the Surviving Corporation to, make available to Securityholder Representative the books and records used in preparing the Closing Statement and reasonable access (on prior notice and during business hours) to Parent’s and the Surviving Corporation’s personnel (including Parent’s and the Surviving Corporation’s independent accountants, subject to Securityholder Representative signing a customary confidentiality and hold harmless agreement in form and substance reasonably acceptable to such independent accountants) as Securityholder Representative may reasonably request in connection with Securityholder Representative’s review of the Closing Statement, and will otherwise cooperate in good faith with Securityholder Representative’s review of the Closing Statement.
(c)Distribution of the Adjustment Amount.
(i)If the Adjustment Amount is finally determined to be a positive number (the lesser of (x) such positive Adjustment Amount and (y) the Adjustment Escrow Amount, the “Excess Amount”), then within ten Business Days following the final determination of the Adjustment Amount pursuant to this Section 1.6, (A) Parent will promptly cause to be paid to (1) the Paying Agent for further distribution to each Company Equityholder, with respect to the portion of the Excess Amount to be paid in respect of shares of Company Capital Stock, Company Options and Company SARs (other than Employee Options, Employee SARs and Company Vested RSA Shares), such Company Equityholder’s Pro Rata Percentage of the Excess Amount and (2) the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system to the Company Equityholders that are holders Employee Options, Employee SARs or Company Vested RSA Shares with respect to the portion of the Excess Amount to be paid in respect of Employee Options, Employee SARs and Company Vested RSA Shares, such Company Equityholder’s Pro Rata Percentage of such Excess Amount (such payment to be net of applicable withholding Taxes), in each case, by delivery of immediately available funds, in each case in accordance with Section 1.6(c)(iii), and (B) Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to distribute the entire Adjustment Escrow Amount to (1) the Paying Agent for further distribution to each Company Equityholder, with respect to the portion of the Adjustment Escrow Amount to be paid in respect of shares of Company Capital Stock, Company Options and Company SARs (other than Employee Options, Employee SARs and Company Vested RSA Shares), such Company Equityholder’s Pro Rata Percentage of the Adjustment Escrow Amount and (2) the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system to the Company Equityholders that are holders Employee Options, Employee SARs or Company Vested RSA Shares, with respect to the portion of the Adjustment Escrow Amount to be paid in respect of Employee Options, Employee SARs and Company Vested RSA Shares, such Company Equityholder’s Pro Rata Percentage of such Adjustment Escrow Amount (such payment to be net of applicable withholding Taxes), in each case in accordance with Section 1.6(c)(iii).
(ii)If the Adjustment Amount is a negative number (the “Shortfall Amount”), then within ten Business Days following the final determination of the Adjustment Amount, (A) Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to pay to Parent, out of the balance of the Adjustment Escrow Account attributable to the Adjustment Escrow Amount, an amount equal to such Shortfall Amount; provided, however, that if the Shortfall Amount exceeds the Adjustment Escrow Amount (a “Purchase Price Excess”), Parent shall have the obligation to recover the Purchase Price Excess (A) first, from the Indemnity Escrow Account, and (B) then, from Company Equityholders, severally and not jointly, in the case of clause (B), based on their respective Pro Rata Percentage and (C) in the event that the Shortfall Amount is less than the Adjustment Escrow Amount, Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to distribute from the balance of the Adjustment Escrow Account an amount that is equal to the Adjustment Escrow Amount minus the Shortfall Amount to (1) the Paying Agent for further distribution to each Company Equityholder, with respect to the portion of the remaining Adjustment Escrow Amount to be paid in respect of shares of Company Capital Stock, Company Options and Company SARs (other than Employee Options, Employee SARs and Company Vested RSA Shares), such Company Equityholder’s Pro Rata Percentage of such remaining Adjustment Escrow Amount and (2) the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system to the Company Equityholders that are holders Employee Options, Employee SARs or Company Vested RSA Shares, with respect to the portion of the remaining Adjustment Escrow Amount to be paid in respect of Employee Options, Employee SARs and Company Vested RSA Shares, such Company Equityholder’s Pro Rata Percentage of such remaining Adjustment Escrow Amount (such payment to be net of applicable withholding Taxes), in each case in accordance with Section 1.6(c)(iii).
(iii)Each of the parties hereto acknowledges and agrees that as a condition to Parent’s and the Surviving Corporation’s obligation to make any payments pursuant to this Section 1.6(c), the Securityholder Representative shall first deliver to Parent an updated spreadsheet, prepared in accordance with the Closing Consideration Schedule and this Agreement, setting forth the amounts payable to each Company Equityholder. Parent and the Surviving Corporation shall be entitled to conclusively rely upon such spreadsheet delivered by the Securityholder Representative, including with respect to whether any individual Company Equityholder received the appropriate portion of any such distribution, and in no event will Parent, the Surviving Corporation or any of their Affiliates have any liability to any Person on account of payments or distributions made in accordance with such spreadsheet delivered by the Securityholder Representative.
(d)Disputed Adjustment Amount. If the Securityholder Representative disagrees with the calculation of Closing Cash, Closing Indebtedness, Closing Transaction Expenses or Closing Working Capital (and the Adjustment Amount calculated therefrom) set forth in the Closing Statement, the Securityholder Representative will notify Parent of such disagreement in the calculations in writing (a “Notice of Disagreement”), specifying in reasonable detail the particulars of such disagreement, within 30 calendar days after the Securityholder Representative’s receipt of the Closing Statement. If the Securityholder Representative fails to provide a Notice of Disagreement within such 30 calendar day period, then the Adjustment Amount as set forth in the Closing Statement will be final and binding on the parties hereto.
(e)Resolution of Disputed Adjustment Amount. Parent and the Securityholder Representative will use their commercially reasonable efforts for a period of 30 calendar days after the

Securityholder Representative’s delivery of the Notice of Disagreement (or such longer period as Parent and the Securityholder Representative may mutually agree upon) (the “Resolution Period”) to resolve any disagreements raised by the Securityholder Representative in the Notice of Disagreement with respect to the calculation of the Adjustment Amount, and any resolution by Parent and the Securityholder Representative as to any disputed items during the Resolution Period shall be conclusive, final and binding on all parties hereto. If, at the end of such Resolution Period, Parent and the Securityholder Representative are unable to resolve such disagreements, Parent will, in its sole discretion, select and engage BDO US LLP (the “Independent Accountant”) to review and resolve any remaining disputed items. The Independent Accountant’s determination will be limited to only those disputed items and amounts set forth in the Notice of Disagreement that Parent and the Securityholder Representative are unable to resolve, and with respect to each such item or amount shall be no greater than the higher amount calculated by Parent or the Securityholder Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Securityholder Representative, as the case may be. The Independent Accountant will be required to make its determinations in accordance with terms of this Agreement, including the definitions and accounting principles used in this Agreement. The determination by the Independent Accountant will be final, binding, and conclusive on the parties hereto, absent manifest error or fraud. Parent and the Securityholder Representative will use their commercially reasonable efforts to cause the Independent Accountant to make its determination as soon as practicable and in any event within 30 calendar days of the Independent Accountant’s engagement. The fees and expenses of the Independent Accountant will be borne by Parent and the Securityholder Representative in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $1,000,000 of disputed items and the Independent Accountant determines that the Securityholder Representative’s claim prevails with respect to $250,000 of such disputed items and Parent’s claim prevails with respect to $750,000 of such disputed items, then the Securityholder Representative would be obligated to pay 75% of the fees and expenses and Parent would be obligated to pay 25% of the fees and expenses).
(f)Treatment of Adjustment Amount. The parties hereto agree to treat the Adjustment Amount as an adjustment to the Merger Consideration for all Tax purposes, except to the extent otherwise required by applicable Legal Requirements.
1.7Securityholder Representative Reserve.
(a)Notwithstanding anything to the contrary in this Article I, at the Effective Time, Parent will deposit, or cause to be deposited, in an account designated by the Securityholder Representative at least three Business Days before Closing, the Securityholder Representative Reserve, which will be held by the Securityholder Representative for the benefit of the Company Equityholders in accordance with this Section 1.7 and Section 10.18. For tax purposes, the Securityholder Representative Reserve will be treated as having been received and voluntarily set aside by the Company Equityholders at the time of Closing, and any Tax withholding required with respect to a Company Equityholder’s deemed receipt of its Pro Rata Percentage of the Securityholder Representative Reserve on the Closing Date shall be satisfied from such Company Equityholder’s share of Merger Consideration received at Closing.
(b)The Securityholder Representative Reserve may be applied as the Securityholder Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities, or expenses of the Securityholder Representative incurred in connection with the Transactions. The Company Equityholders will not receive any interest or earnings on the Securityholder Representative Reserve and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy.
(c)The balance of the Securityholder Representative Reserve held under this Section 1.7, if any (the “Distributable Reserve Amount”), will be distributed by the Securityholder Representative to the Company Equityholders as follows: the Securityholder Representative will deliver the Distributable Reserve Amount to the Paying Agent for further distribution to each Company Equityholder, with respect to the portion of the Distributable Reserve Amount to be paid in respect of shares of Company Capital Stock, Company Options and Company SARs, such Company Equityholder’s Pro Rata Percentage of the Distributable Reserve Amount in accordance with Section 1.7(d). Notwithstanding the foregoing, the Securityholder Representative Reserve will only be so distributed when the Securityholder Representative determines, in its sole discretion, that such distribution is appropriate. None of Parent, Merger Sub, the Company, the Surviving Corporation, or their respective Affiliates will have any liability or responsibility to the Company Equityholders or any other Person or Entity with respect to the Securityholder Representative Reserve or the actions and responsibilities of the Securityholder Representative contemplated by this Section 1.7.
(d)Each of the parties hereto acknowledges and agrees that as a condition to Parent’s and the Surviving Corporation’s obligation to make any payments pursuant to this Section 1.7, the Securityholder Representative shall first deliver to Parent an updated spreadsheet, prepared in accordance with the Closing Consideration Schedule and this Agreement, setting forth the amounts payable to each Company Equityholder. Parent and the Surviving Corporation shall be entitled to conclusively rely upon such spreadsheet delivered by the Securityholder Representative, including with respect to whether any individual Company Equityholder received the appropriate portion of any such distribution, and in no event will Parent, the Surviving Corporation or any of their Affiliates have any liability to any Person on account of payments or distributions made in accordance with such spreadsheet delivered by the Securityholder Representative.
Article II.
CLOSING
1.1Closing. The closing of the transactions to consummate the Merger (the “Closing”) will take place remotely by exchange of signature pages, at 9:00 a.m. Central Time no later than the third Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date, and location to which the parties to this Agreement agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
1.2Deliveries at Closing.
(a)Deliveries by Parent. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, and agreements of the Company contained in this Agreement, Parent will deliver (or cause to be delivered) to the Company, at or prior to the Closing, a certificate executed by an authorized officer of each of Parent and Merger Sub certifying as to the matters set forth in Section 6.1(a) as of the Closing Date.
(b)Deliveries by the Company. Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties, and agreements of Parent and Merger Sub contained in this Agreement and in consideration of the consideration to be paid to the Company Equityholders, the Company will deliver (or cause to be delivered) to Parent, at or prior to the Closing, the following (reasonably satisfactory in form and substance to Parent):
(i)a certificate executed by the Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of the Company, as amended through the Closing Date, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the bylaws of the Company, as amended through the Closing Date, (C) a true and complete copy of the resolutions of the Board authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, (D) a true and complete copy of the executed Written Consent, and (E) incumbency matters;
(ii)a certificate of good standing of the Company, dated within ten Business Days before the Closing, issued by the Secretary of State of the State of Delaware and all states in which the Company is qualified to do business;

(iii)a certificate executed by an authorized officer of the Company certifying as to the matters set forth in Section 6.2(a) and Section 6.2(d) as of the Closing Date;
(iv)a certificate and notice to the IRS in form and substance reasonably satisfactory to Parent and meeting the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), along with written authorization for Parent to deliver the notice to the IRS on behalf of the Company after the Closing;
(v)the Ancillary Agreements to which the Company or the Securityholder Representative is a party, duly executed;
(vi)resignations from the Persons holding the position of a director or an officer of the Company in office immediately before the Effective Time, resigning from such positions effective as of the Effective Time;
(vii)evidence that the Terminated Agreements have been terminated in accordance with Section 5.10;
(viii)the Payoff Letters and Invoices satisfying the requirements of Section 5.11;
(ix)the Parachute Payment Waivers required to be obtained under Section 5.7(b) and evidence reasonably satisfactory to Parent that a Stockholder Vote was solicited in accordance with Section 5.7(b);
(x)evidence reasonably satisfactory to Parent that each Company Employee Plan intended to be qualified under Section 401(k) of the Code has been terminated effective as of the day immediately before the Closing in accordance with resolutions duly adopted by the Board sponsoring such Company Employee Plan;
(xi)Joinder Agreements duly executed by the Company and Company Stockholders collectively representing, together with the Joinder Agreements delivered by the Initial Consenting Stockholders on the date hereof, at least 85% of the outstanding number of shares of Company Capital Stock (on an As-Converted Basis) entitled to vote, and all such Joinder Agreements shall be in full force and effect;
(xii)a separate, valid, complete and duly executed original IRS Form W-9 or appropriate IRS Form W-8, as applicable, from each recipient of payment for Indebtedness pursuant to Section 1.5(d) and each recipient of payment for Estimated Closing Transaction Expenses pursuant to Section 1.5(e);
(xiii)the Escrow Agreement, duly executed by the Securityholder Representative;
(xiv)an Intellectual Property Rights Transfer Agreement, duly executed by each of Bartłomiej Radziszewski and the Company; and
(xv)such other documents and instruments as in the opinion of counsel for Parent may be reasonably required to effectuate the terms of this Agreement and to comply with the terms of this Agreement.
Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure schedule of the Company dated as of the date of this Agreement and delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”), the Company represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to Parent and Merger Sub as follows:
1.1Due Organization; Subsidiaries; Etc.

(a)Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted, to own, license, lease, and use the properties and assets that it purports to own, license, lease, or use. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Section 3.1(a)(i) of the Disclosure Schedule, being all the jurisdictions in which the character of its properties owned, licensed, leased, or used, or the nature of its activities, make such qualification necessary. Copies of the Organizational Documents of the Company have been made available to Parent and are true, accurate, and complete as of the date of this Agreement, and there have not been and are not any breaches by the Company of its Organizational Documents. Section 3.1(a)(ii) of the Disclosure Schedule sets forth the names (and titles, if applicable) of each officer and director of the Company, including the names and members of each committee (if any) of the Board. The Board has not approved or proposed, nor has any Person proposed, any amendment to any of the Company’s Organizational Documents. Except as disclosed on Section 3.1(a)(ii) of the Disclosure Schedule, neither the Company nor the Board (or any committee thereof) has granted to any Person any power of attorney in respect of the Company or any of its assets or properties, except as contemplated hereunder.
(b)Subsidiaries. The Company (i) does not have, and has never had, any Subsidiaries and (ii) does not own, and has not owned, directly or indirectly, any capital stock, partnership interest, joint venture interest, or any other security or ownership interest (whether controlling or not) in any Entity. The Company has not agreed to acquire any interest in any Entity or make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any other Entity.
(c)Predecessors. Except for Tagger LLC, there are no Entities that have been merged into or that otherwise are predecessors to the Company.
1.2Authorization. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, to consummate the Transactions, and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by the Company of this Agreement, each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, and the consummation by the Company of the Transactions, have been duly and validly approved by the Board, and Parent has been provided with documentation of such Board approval. No other corporate proceedings or actions on the part of the Company are necessary to authorize this Agreement, each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, and the Transactions, except for the Requisite Approval, which is expected to be delivered to Parent immediately after the execution of this Agreement. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is a party, each of such Ancillary Agreements will be, legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization, and other similar Legal Requirements affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law ((a) and (b) together, the “Enforceability Exceptions”).
1.3Capitalization.

(a)The authorized capital stock of the Company as of the date of this Agreement consists of (i) 21,600,001 shares of Company Common Stock, of which (A) 20,600,000 shares are designated as Company Series A Common Stock, 9,016958 of which are issued and outstanding as of the date of this Agreement, (B) 1,000,000 shares are designated as Company Series B Common Stock, all of which are issued and outstanding as of the date of this Agreement, and (C) 1 share is designated as Company Series C Common Stock, all of which is issued and outstanding as of the date of this Agreement, and (ii) 5,962,031 shares of Company Preferred Stock, of which (A) 2,424,241 shares are designated as Company Series A Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, and (B) 3,537,790 shares are designated as Company Series B Preferred Stock, all of which are issued and outstanding as of the date of this Agreement. In addition, 2,055,334 shares of Company Series A Common Stock plus up to a maximum of 1,816,640 Returning Shares (as defined in the Company Equity Plan) are authorized for issuance under the Company Equity Plan, of which 863,658 shares of Company Series A Common Stock are subject to outstanding and unexercised Company Options as of the date of this Agreement, 1,893,185 shares of Company Series A Common Stock are subject to outstanding and unexercised Company SARs as of the date of this Agreement, 228,204 shares of Company Series A Common Stock are subject to outstanding Company RSAs as of the date of this Agreement and 784,215 shares of Company Series A Common Stock remain available for issuance under the Company Equity Plan as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock that may be issued pursuant to the exercise of outstanding Company Options or any other Company security, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, and non-assessable, and none of such shares are subject to any preemptive right, right of first refusal, right of first offer, right of rescission, or similar right. There are no accrued or declared but unpaid dividends on any share of Company Capital Stock. No claim has been made or threatened to the Company asserting that any Person other than a Person listed on Sections 3.3(b) or 3.3(c) of the Disclosure Schedule is the record or beneficial owner of, or has the right to acquire record or beneficial ownership of, any securities (including options, warrants, and any other equity-linked securities) of, or any other voting, equity, or ownership interest in the Company.
(b)Section 3.3(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Persons who hold Company Capital Stock, indicating the date of issuance and number, class, and series of shares of Company Capital Stock held by each Person, and (ii) all Persons who hold securities convertible into or exercisable for Company Capital Stock, other than Company Options, indicating (A) a description of the security, (B) the number, class, and series of shares of Company Capital Stock into or for which the security is convertible or exercisable, and (C) the conversion, exercise price or measurement price, date of issuance, date of expiration, vesting terms (if any), and accelerated vesting provisions (if any) for such security.
(c)Section 3.3(c) of the Disclosure Schedule sets forth a true and complete list of the name of the holder of each Company Option, Company SAR and Company RSA outstanding as of the date of this Agreement, the number of shares of Company Series A Common Stock covered by such Company Option, Company SAR and Company RSA, the date of grant, the type of option (i.e., tax-qualified incentive stock option or nonqualified stock option), whether such Company Option permits early exercise, the exercise price per share of such Company Option, the measurement price of the Company SAR, the vesting schedule (including any accelerated vesting provisions) and vested status of such Company Option, Company SAR and Company RSA as of the date of this Agreement, and the applicable expiration date. Each grant of Company Options, Company SARs and Company RSAs was duly authorized no later than the date on which the grant of such Company Option, Company SAR and Company RSA was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board (or a duly authorized committee thereof) and any required Company Stockholder approval by the necessary number of votes or written consents. All Company Options, Company SARs and Company RSAs have been granted in compliance with applicable Legal Requirements, including all applicable federal and state securities Legal Requirements, and the Company Equity Plan. Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the applicable date of grant. No modifications have been made to any Company Options or Company SARs following the Grant Date. All Company Options listed on Section 3.3(c) of the Disclosure Schedule that are denoted as incentive stock options under Section 422 of the Code so qualify. True and complete copies of all form agreements (and any amendments thereto, if applicable) evidencing Company Options, Company SARs and Company RSAs have been provided to Parent, and all grants of Company Options, Company SARs and Company RSAs have been made pursuant to agreements that do not materially deviate from such form agreements and the Company Equity Plan. The terms of the Company Equity Plan permits the treatment of Company Options, Company SARs and Company RSAs as provided in this Agreement, without notice to, or the consent or approval of, the Company Equityholders, the Company Stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions, and without any adjustment to the number of shares or exercise prices or measurement prices, as applicable, in effect for such Company Options, Company SARs and Company RSAs.
(d)Section 3.3(d) of the Disclosure Schedule sets forth all options to acquire Company Capital Stock that have been exercised, including the name of the optionee, the number of shares issued pursuant to the exercise of such options, the exercise price per share, the date of exercise, the fair market value of such shares at the date of exercise, and any subsequent disqualifying dispositions for incentive stock options.
(e)Except as set forth in Section 3.3(a) of this Agreement or on Sections 3.3(b) or 3.3(c) of the Disclosure Schedule, (i) there are no shares of capital or other stock or voting securities of the Company authorized, issued, or outstanding, (ii) there are no securities of the Company reserved for issuance for any purpose, (iii) there are no outstanding or authorized, and the Company has not at any time granted or promised any, compensatory equity or equity-linked awards of any form, including any options, stock appreciation rights, stock units, warrants, calls, restricted shares, phantom shares, deferred shares, performance shares or similar rights, preemptive or similar rights, awards, convertible securities, bonds, debentures, notes, or other indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”), or subscriptions or other rights, agreements, arrangements, or commitments of any character, obligating the Company to issue, transfer, or sell or cause to be issued, transferred, sold, or repurchased any shares of Company Capital Stock, or Voting Debt of, or other equity or voting interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend, or enter into any such option or other compensatory equity or equity-linked award, warrant, call, subscription, or other right, agreement, arrangement, or commitment or pursuant to which any Person is or may be entitled to receive any payment or other consideration based on the value of the Company’s equity interests, and (iv) there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire or retire for consideration any shares of Company Capital Stock, or other equity interests in the Company or to provide funds to make any investment (in the form of a loan, capital contribution, or otherwise) in any other Person.
(f)Except as set forth on Section 3.3(f) of the Disclosure Schedule, there are no (i) agreements pursuant to which registration rights in Company Securities have been granted, (ii) stockholder agreements between the Company and any current Company Securityholder regarding the Company Securities, or (iii) agreements among Company Securityholders with respect to the voting or transfer of the Company Securities or with respect to the governance of or any other aspect of the Company’s affairs (including any voting trusts, proxies, rights of first refusal, or similar restrictions on transfer).
(g)Except as disclosed in Section 3.4 of the Disclosure Schedule, no distributions are owed by the Company to any Company Securityholder, and no payments (including payments for Taxes) are owed to the Company with respect to any Company Capital Stock.
(h)The Company has not violated any Legal Requirements, including applicable federal or state securities Legal Requirements, in connection with the offer, sale, or issuance of any Company Capital Stock, Company Options, Company SARs, Company RSAs or any other securities, and such Company Capital Stock, Company Options, Company SARs, Company RSAs and other securities have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents. None of these securities was issued in violation of any preemptive rights or other rights to subscribe for or purchase any securities of the Company.

(i)The Closing Consideration Schedule delivered to Parent in accordance with Section 1.5(a) of this Agreement will accurately reflect, as of immediately before the Effective Time, all information required to be set forth therein.
(j)No shares of Company Capital Stock are represented by physical stock certificates unless such physical stock certificates have been validly replaced by electronic certificate form in Carta.
1.4Indebtedness. Section 3.4 of the Disclosure Schedule sets forth all outstanding Indebtedness, and for each item of Indebtedness listed, identifies (to the extent applicable) each debtor, the principal amount, each counterparty, the maturity date, any conversion rights, payout multiples, or acceleration provisions, any amounts that are required to be paid in addition to principal and interest, prepayment penalties, and any collateral securing such Indebtedness. All letters of credit, fidelity bonds, and surety bonds of the Company are in full force and effect and will continue in full force and effect immediately following the consummation of the Transactions. No breach or Default exists with respect to any outstanding Indebtedness or the obligations of the Company under any letters of credit, fidelity bonds, or surety bonds and the Company has not received any notification of acceleration of any such Indebtedness or cancellation of any of such letters of credit, fidelity bonds, or surety bonds.
1.5Required Vote.
(a)The Board has, by taking action by unanimous written consent without a meeting or at a meeting duly called and held prior to the execution of each of this Agreement and each Ancillary Agreement to which the Company is a party, (i) unanimously adopted, approved, and declared advisable this Agreement and each Ancillary Agreement to which the Company is a party; (ii) determined that the Transactions are advisable, fair to, and in the best interests of the Company and the Company Stockholders; (iii) resolved to recommend and has recommended the approval and adoption of this Agreement, the Merger, the Ancillary Agreements to which the Company is a party, and the other Transactions to the Company Stockholders; (iv) directed that this Agreement, the Merger, the Ancillary Agreements to which the Company is a party, and the other Transactions be submitted to the Company Stockholders, and (v) no action has been taken or proposed to modify, amend, or rescind such resolutions in whole or in part in any manner.
(b)The affirmative vote of the Requisite Stockholders is the only vote, approval, or other corporate action of the holders of Company Capital Stock or of any other security of the Company (including Voting Debt) necessary for the Company to approve, authorize, and adopt this Agreement, the Merger, the Ancillary Agreements to which the Company is a party, and the other Transactions, to consummate the Merger and the other Transactions, and to confirm the allocation of consideration to be paid in the Merger or allocated to holders of any security of the Company, including Company Options, Company SARs and Company RSAs (such vote, the “Requisite Approval”). After receipt of the Requisite Approval, which will occur immediately after the execution of this Agreement, the Merger and this Agreement will be duly and validly adopted and approved by the holders of the Company Capital Stock, and no further vote, approval, or other action on the part of any holder of Company Capital Stock or of any other security of the Company will be required to approve or adopt this Agreement, the Merger, the Ancillary Agreements to which the Company is a party, and any of the other Transactions, to consummate the Merger and the other Transactions, and to confirm the allocation of consideration to be paid in the Merger. The Initial Consenting Stockholders own a sufficient number of shares of Company Capital Stock to constitute the Requisite Stockholders.
1.6Consents and Approvals. Except for the Requisite Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and except as set forth on Section 3.6 of the Disclosure Schedule, (a) no Governmental Authorization or other notice to, declaration, filing, or registration with, or authorization, consent, or approval of, any Person, and (b) no consent under any Contract or Governmental Authorization from any Person, is, in each case, required to be made or obtained by the Company or any Affiliate of the Company in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions by the Company.

1.7Real Property and Leased Property.
(a)No Owned Real Property. The Company does not own, and has not ever owned, any Owned Real Property.
(b)Actions. There are no pending or threatened condemnation proceedings or other Legal Proceedings relating to any Company Leased Real Property.
(c)Real Property Leases or Other Agreements. Section 3.7(c) of the Disclosure Schedule sets forth a true, correct and complete list of each lease, sublease, license and other agreement under which the Company uses or occupies or has the right to use or occupy any real property, including real property at which operations of the Company are conducted (such property, the “Company Leased Real Property” and such leases, subleases, licenses and other agreements are, collectively, the “Company Real Property Leases”). With respect to each Company Real Property Lease, Section 3.7(c) of the Disclosure Schedule identifies the address of the property subject thereto (where available), the rent payable and termination date thereunder, the square footage, the terms of any renewal options, the parties to such Company Real Property Lease and all deposits made to landlords or other agents in connection with such Company Real Property Lease. The Company has a good and valid leasehold interest in each Company Real Property Lease, free and clear of all Encumbrances other than any Permitted Encumbrances. Each Company Real Property Lease is, and after giving effect to the Merger will be, valid, binding and in full force and effect, except as such enforceability may be limited by the Enforceability Exceptions. No uncured Default of any nature on the part of the Company or any other party thereto, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or Default under a Company Real Property Lease. There are no claims pending or threatened against any deposits made in respect of any Company Real Property Lease. Except for the Company Real Property Leases, the Company does not occupy or operate any real property (including any buildings or other structures thereon) or hold any leasehold or other interest in any real property. The Company enjoys peaceful and undisturbed possession of all of the Company Leased Real Property.
(d)Other Leases. The Company has a good and valid leasehold interest in each Lease, free and clear of all Encumbrances other than any Permitted Encumbrances. Each Lease is, and after giving effect to the Merger will be, valid, binding and in full force and effect, except as such enforceability may be limited by the Enforceability Exceptions.
(e)Utilities. All Company Leased Real Properties are supplied with utilities (including water, sewage, disposal, electricity, gas, telephone, and high-speed Internet access) and other services necessary for the operation of the Business as currently operated, and there is no condition which could impede or prevent access from any Company Leased Real Property to such utility services.
(f)No Special Assessment. The Company has not received any notice of any special assessment relating to any Company Leased Real Property or any portion of any Company Leased Real Property and there is no pending or threatened special assessment.
1.8Title to Assets; Condition and Sufficiency of Assets
. The Company has good title to, or valid ownership interest in, all of its properties and assets, real and personal, including the Fixtures and Equipment, and all other Tangible Personal Property (such properties and assets, together with the Company Real Property Leases and Leases, the “Company Assets”), in each case, free and clear of all Encumbrances, except Permitted Encumbrances. The Company Assets are insured to the extent and in a manner customary in the industry in which the Company operates, are structurally sound with no known material defects, and are in good operating condition and repair, normal wear and tear excepted. The Company Assets are adequate for the uses to which they are being put, and none of such Company Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Company Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and are in conformity, in all respects, with all applicable Legal Requirements. Section 3.8 of the Disclosure Schedule lists all Fixtures and Equipment owned by or leased by the Company and all other Tangible Personal Property owned by or leased by the Company. The Company owns, or has a valid leasehold or other interest in, and after the Closing Date (giving effect to the Merger), the Company will continue to own, or have a valid leasehold or other interest in, free and clear of all Encumbrances (other than Permitted Encumbrances), all assets necessary for the conduct of the Business as presently conducted and to permit Parent to continue to conduct the Business in substantially the same manner as the Business has been conducted through the date of this Agreement.
1.9Contracts.
(a)Section 3.9(a) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts to which the Company is a party, or by which the Company or its assets is bound, or pursuant to which the Company is an obligor or a beneficiary of the following categories (each Contract which is required to be listed on Section 3.9(a) of the Disclosure Schedule, irrespective of whether actually listed, a “Material Contract”):
(i)except for offer letters to Service Providers, all employment or service agreements or Contracts (A) for the employment or engagement of any Service Provider on a full time, part time, consulting, or other basis; (B) providing for the payment of any cash, severance, retention bonus, change-in-control bonus, or any compensation or benefits that will be payable as a result of the Transactions; or (C) restricting the Company’s ability to terminate the employment or engagement of any Service Provider at any time for any lawful reason or for no reason without notice, severance, penalty or Liability;
(ii)any separation agreement or settlement agreement with any current or former Service Provider or other Person, under which the Company has any current actual or potential Liability, as well as any settlement agreement, consent decree, or other similar agreement with any Governmental Body;
(iii)collective bargaining agreements or other Contracts with any labor union, works council or employee association;
(iv)Contracts or commitments relating to commission arrangements with any Service Provider or other Person;
(v)promissory notes, loans, agreements, indentures, evidences of Indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually or in the aggregate in excess of $100,000, whether the Company will be the borrower, lender, or guarantor thereunder or whereby any assets of the Company are pledged (excluding credit provided by the Company in the ordinary course of business to purchasers of the Products);
(vi)Contracts containing options, and rights of first or last offer, negotiation, or refusal with respect to any property, real or personal, whether the Company will be the grantor or grantee thereunder;
(vii)Contracts relating to Company Real Property Leases or Leases, in each case, that are not terminable (without Liability) within 30 days;
(viii)Contracts with any of the customers, suppliers, or vendors required to be listed on Section 3.25 of the Disclosure Schedule;
(ix)technical assistance, sponsorship marketing or advertising Contracts related to the Business (or any individuals Product(s)) or to the assets of the Company, in each case with a value of at least $50,000 per year;
(x)Contracts with any social media networks or other integration parties;

(xi)Contracts involving future expenditures or Liabilities, actual or potential, in excess of $50,000 per year or otherwise material to the Business or the assets of the Company;
(xii)Contracts involving performance of services, distribution, or delivery of Products by the Company, actual or potential, in excess of $50,000 per year or otherwise material to the Business or the assets of the Company;
(xiii)Contracts involving receipts, actual or potential, in excess of $50,000 per year or otherwise material to the Business or the assets of the Company;
(xiv)(A) Contracts containing covenants limiting the freedom of the Company, or purporting to limit the freedom of any Affiliate of the Company, to engage in any line of business or develop, market, or distribute any Product or Company Owned IP, compete with any person, or solicit or hire any Person, or that otherwise have the effect of restricting the Company or any employee, consultant, director, officer, stockholder, or Affiliate of the Company from the development, marketing, or distribution of products and services or any other business activity anywhere in the world, including non-competition, non-solicitation, and standstill obligations, exclusivity rights, and “most favored nation” provisions; (B) Contracts that grant to any Person any rights of first refusal, first offer, or co-sale, or similar preferential rights to purchase any assets, properties, or securities of the Company; or (C) Contracts requiring the Company to purchase all or any specific percentage of its requirements for a particular product or service from a vendor, supplier, or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier, or subcontractor;
(xv)Contracts with any Governmental Body, including any agency, administration, or department of a Governmental Body;
(xvi)Contracts relating to any pending or completed acquisition of any business or Person by merger, consolidation, asset purchase, or any other means;
(xvii)written or oral warranties, guaranties, or other similar undertakings with respect to contractual performance extended by the Company;
(xviii)joint venture, partnership, or other Contracts (however named) involving a sharing of profits, losses, costs, or Liabilities by the Company with any other Person;
(xix)any Contract that creates an agency relationship, sales representation, channel partner, distribution, or reseller arrangement or relationship or contains an obligation to pay a commission;
(xx)Contracts providing for the development of any Intellectual Property Rights or Technology, independently or jointly, by, for, or with the Company (other than employee invention assignment agreements and consulting agreements with the Company on the Company’s applicable Standard Form Agreement that has been provided to Parent);
(xxi)Contracts granting exclusive rights (including in any geographic territory or business vertical) to license, market, distribute, sell, re-sell, support, host, or deliver any Products, or otherwise contemplating an exclusive relationship between the Company and any other Person;
(xxii)Contracts between the Company and any securityholder of the Company, any Affiliate of any securityholder of the Company, or any other Affiliate of the Company;
(xxiii)Contracts that provide for indemnification of directors, officers, employees, or agents of the Company;
(xxiv)Contracts that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

(xxv)Contracts for which a breach of such Contract or termination of such Contract could reasonably be expected to result in a Material Adverse Effect;
(xxvi)Contracts relating to the sale, spin-off or outsourcing of any business unit or operation of the Company;
(xxvii)Contracts regarding the acquisition, issuance, or transfer of any securities or affecting or dealing with any securities, including restricted share agreements or escrow agreements;
(xxviii)Contracts under which any of the Transactions would give rise to or expand any rights in favor of, or any obligation on the part of, the Company or any other Person;
(xxix)Contracts relating primarily to confidentiality, non-disclosure, or non-use;
(xxx)any Contract with any customer or licensee of any Product that materially deviates from the Company’s Standard Form Agreement for customers;
(xxxi)all Inbound Licenses and Outbound Licenses;
(xxxii)any Contract with a Content Source with respect to any information, Content or data that is integrated with or included in any Products or Company Content (other than Contracts with customers of the Products entered into in the ordinary course of business, consistent with past practices); and
(xxxiii)any other Contracts entered into outside the ordinary course of business.
Other than standard confidentiality, non-disclosure, or non-use agreements entered into by the Company, or the Company’s standard confidentiality, non-disclosure, or non-use agreement entered into by other Persons, forms of which have been provided to Parent, the Company has provided to Parent true, correct, and complete copies (and, in the case of oral agreements, true and correct descriptions of such agreements in reasonable detail) of all of the Contracts listed on Section 3.9(a) of the Disclosure Schedule, including all amendments and supplements thereto.
(b)Absence of Defaults. Each Material Contract is valid, binding, and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. The Company is not in breach or Default under any such Contracts and has complied in all material respects with the provisions thereof. To the Company’s Knowledge, all other parties to such Contracts have complied in all material respects with the provisions thereof, and no other party is in breach or Default thereunder. No notice of any claim of breach or Default has been given to the Company and, to the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to Default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Contract. The Company has not received any notice or other communication of termination of any Material Contract. The Company has not waived any of its material rights under any such Contract. To the Knowledge of the Company, each Person against which the Company has or may acquire any rights under any such Contract is solvent and can satisfy all of the Person’s current and future monetary obligations or Liabilities to the Company.
(c)No Renegotiation. No Person has a contractual right under the terms of any Material Contract to renegotiate (i) any amount paid or payable to or by the Company under such Contract or (ii) any other material term or provision of such Contract.
(d)Proposed Contracts. Section 3.9(d) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract for which any offer, award, written proposal, term sheet, or similar document has been submitted by the Company, in each case that (i) would contain binding obligations of the Company if accepted by the recipient and (ii) if so accepted by the recipient prior to the date of this Agreement, would constitute a Material Contract.
1.10Governmental Authorizations.
(a)Section 3.10(a) of the Disclosure Schedule sets forth a complete list of all Governmental Authorizations used in or necessary for the operation of the Business or otherwise held by the Company. The Company has, and at all times has had, all material Governmental Authorizations required under any Legal Requirement in the operation of the Business, and own or possess such Governmental Authorizations free and clear of all Encumbrances. The Company is not in breach or Default, and the Company has not received any notice of any claim of breach or Default, with respect to any such Governmental Authorization. Except as set forth on Section 3.10(a) of the Disclosure Schedule, all such Governmental Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Transactions. No present or former officer, director, employee, or other Representative of the Company or any Affiliate thereof, or any other Person or firm, owns or has any proprietary, financial, or other interest (direct or indirect) in any Governmental Authorization which the Company owns, possesses, or uses.
(b)The Governmental Authorizations set forth on Section 3.10(a) of the Disclosure Schedule constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the Business in the manner that the Business is currently conducted and proposed to be conducted, and to permit the Company to own, lease, license, and use its assets in the manner in which the Company currently owns, leases, licenses, and uses its assets.
1.11No Conflict. Except as set forth on Section 3.11 of the Disclosure Schedule, neither the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which the Company is a party, nor the consummation of the Transactions, nor compliance by the Company with any of the provisions by this Agreement and the Ancillary Agreements to which it is a party, will (a) violate or conflict with any provision of any Organizational Documents of the Company; (b) violate, conflict with, or result in or constitute a breach or Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any payment obligation, liability, or Encumbrance upon or with respect to any assets of the Company under, any of the terms, conditions, or provisions of any Contract or Governmental Authorization to which the Company is a party or by which the assets of the Company are bound; (c) violate any Legal Requirement or Court Order; (d) impose any Encumbrance on any of the assets of the Company; (e) cause Parent, the Company or any of their respective Affiliates to become subject to, or to become liable for the payment of, any Tax; (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Business or any of the assets of the Company; or (g) give any Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Regulation or any Court Order to which the Company or any of the assets owned or used by the Company is subject.
1.12Financial Statements and Related Information.
(a)(i) The Company has delivered to Parent correct and complete copies of (A) the unaudited financial statements of the Company as of December 31, 2020 and for the twelve (12) month period then ended (including balance sheets, statements of income, statements of cash flows and the signed, unqualified opinion of Moss Adams LLP, its auditor), (B) the audited financial statements of the Company as of December 31, 2021 and for the twelve (12) month period then ended (including balance sheets, statements of income, statements of cash flows and the signed, unqualified opinion of Moss Adams LLP, its auditor), (C) the unaudited financial statements of the Company for the twelve (12) month period ended December 31, 2022 and (D) the unaudited financial statements of the Company for the six (6) month period ended June 30, 2023 (the “Balance Sheet Date”), and (ii) from the date of this Agreement until the Closing Date, the Company will provide to Parent as promptly as practicable after they become available (A) similar unaudited financial statements following the end of the relevant calendar month and (B) audited financial statements of the Company as of December 31, 2022 and for the

twelve (12) month period then ended (including balance sheets, statements of income, statements of cash flows and the signed, unqualified opinion of Moss Adams LLP, its auditor) (all of the foregoing audited and unaudited financial statements are referred to collectively as the “Financials”), which are included as Section 3.12(a) of the Disclosure Schedule.
(b)The Financials (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or shall be material in amount), and (iv) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financials, applied on a consistent basis throughout the periods indicated and consistent with each other.
(c)The Company has established and maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, the Company’s independent auditors nor, to the Knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. None of the Company nor, to the Knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company has reported to the Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Current Balance Sheet as required by Statement No. 5. There has been no material change in the Company’s accounting policies the past three years, except as described in the Financials.
1.13Undisclosed Liabilities.
(a)No Liabilities. The Company has no Liabilities except for (i) Liabilities reflected or reserved against in the balance sheet included in the Financials as of the Balance Sheet Date (such balance sheet, the “Current Balance Sheet”); (ii) accrued salaries that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business and consistent with the Company’s past practices; (iii) accounts payables that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business and consistent with the Company’s past practices; (iv) Liabilities under this Agreement and Closing Transaction Expenses; and (v) the Liabilities identified on Section 3.13(a) of the Disclosure Schedule. The Company has never guaranteed or otherwise agreed to cause, insure, or become liable for, and the Company has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

(b)No “Off-Balance Sheet” Arrangements. The Company has not ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934).
1.14Books and Records. The Books and Records of the Company are complete and correct in all respects and have been maintained in accordance with sound business practices and applicable Legal Requirements. The Company has made and kept (and given Parent access to) the Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and the Business. The minute books of the Company previously delivered to Parent accurately and adequately reflect all actions previously taken by the Board (or similar body) and stockholders or other securityholders of the Company. The Company has not taken any action that is inconsistent with, or violates, any resolution adopted by its stockholders (or other securityholders), Board, or any committee of the Board. The copies of the share register and ledgers of the Company previously delivered to Parent are true, correct, and complete, and accurately reflect the current securityholders of the Company and all transactions effected in the capital stock or ownership interests of the Company through and including the date of this Agreement. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds that have been and are reflected in the normally maintained Books and Records of the Company.
1.15Absence of Changes
. Except as (i) set forth on Section 3.15 of the Disclosure Schedule, or (ii) specifically contemplated by this Agreement or consented to by Parent in writing, since the Balance Sheet Date, there has not been any:
(a)change in the authorized or issued capital stock or other equity or voting interests or securities of the Company; grant of any stock option or right to purchase shares of the capital stock of the Company or other equity or voting interests or securities of the Company; exercise of any stock option or warrant; issuance of, or commitment to issue, any shares of capital stock or other equity interest or any security convertible into or exchangeable for such capital stock or other equity interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;
(b)amendment to any Organizational Document of the Company;
(c)material adverse change in the financial condition, working capital, stockholders’ equity, assets, Liabilities, reserves, revenues, income, earnings, or prospects of the Business or of the Company;
(d)material transaction or action outside the ordinary course of business;
(e)adoption of or change in any Tax or other accounting method, principle, or practice or change in any annual Tax accounting period; making of or change in any Tax election; settlement or compromise of any claim, notice, audit, or assessment in respect of Taxes; filing or amending of any Tax Return; making of a request for a Tax ruling; entry into or making of a request to enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Legal Requirements), voluntary disclosure agreement, or similar agreement (including with a Governmental Body) in respect of Taxes; surrender of any right to claim a Tax refund or any unresolved or ongoing Tax dispute or Tax audit; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or taking of any action (or failure to take any action) that could have the effect of materially increasing the present or future Tax Liability or materially decreasing any present or future Tax asset of Parent and its Affiliates (including the Company) after the Closing;
(f)revaluation of any assets of the Company, including writing off notes or accounts receivable, except in the ordinary course of business;

(g)damage, destruction, or loss (whether or not covered by insurance) adversely affecting the Business, or any interruption in use of, any of the assets of the Company, except in the ordinary course of business;
(h)amendment or waiver of any rights, or acceleration of vesting under any stock or option agreement;
(i)cancellation of any Indebtedness or, except in the ordinary course of business, waiver or release of any material right or claim of the Company or relating to the Business;
(j)recognition of, or entering into of any contract or other agreement with, any labor organization, except as otherwise required by law and after advance notice to Parent;
(k)(i) hiring, engagement or termination of any employee, independent contractor, officer, manager, or director; (ii) payment, announcement, promise, or grant, whether orally or in writing, of any increase in or establishment of (as applicable) any form of compensation or benefits payable by the Company, including any grant of any compensatory equity or equity-linked award or increase or change pursuant to any Company Employee Plan (except as required by any Legal Requirement); (iii) entry into, adoption, amendment, or termination of any Company Employee Plan; (iv) accelerated vesting or accelerated payment of any compensation or benefits under any Company Employee Plan; or (v) any other change in employment or engagement terms for any current Service Provider(s), in each case in excess of $5,000 per year;
(l)payment, announcement, promise, or grant of any retention, severance, change of control, termination, vesting acceleration, or other similar payment or benefit to any Service Provider or other Person, except in the ordinary course of business;
(m)entry into, amendment, cancellation, or termination of any Contract or Governmental Authorization to which the Company is a party or otherwise relating to the Business, including any employment, consulting, distribution, dealer, sales representative, joint venture, credit, or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;
(n)mortgage, pledge, or other Encumbrance of any assets of the Company or relating to the Business;
(o)sale, exclusive license, assignment, transfer, permission to lapse or abandonment of any assets of the Company or relating to the Business, other than immaterial non-exclusive licenses and disposition of obsolete assets, in each case, in the ordinary course of business;
(p)acquisition, lease, or license of any right or asset from any other Person other than immaterial assets acquired, leased or licensed in the ordinary course of business;
(q)transfer of the registration of any Company Registered IP or failure to timely renew the registration of any Company Registered IP;
(r)failure to maintain or protect the confidentiality of any trade secret, Company Source Code, data, or other information related to the Business or the Company, except for disclosures under written agreements with confidentiality obligations entered into in the ordinary course of business;
(s)incurrence of Indebtedness by the Company for borrowed money or commitment to borrow money entered into by the Company, made or agreed to be made by the Company, or Indebtedness guaranteed by the Company, except in the ordinary course of business;
(t)incurrence by the Company of Liabilities in excess of $5,000, except Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company;

(u)payment, discharge, or satisfaction of any Liabilities of the Company in excess of $5,000 other than in the ordinary course of business;
(v)capital expenditures relating to the Company or the Business, execution of any Lease to which the Company is a party, or incurrence of any obligations to make any capital expenditures or execute any Lease, except in the ordinary course of business;
(w)failure to pay or satisfy when due any material Liability of the Company or related to the Business;
(x)disposition, sale, transfer, assignment, Encumbrance, pledge, license (other than non-exclusive immaterial licenses granted in the ordinary course of business), abandonment, dedication to the public, failure to maintain, or lapse, in whole or in part, of any Company Owned IP;
(y)loan by the Company of money to any Person (other than routine and reasonable travel or similar advances made to then current employees of the Company in the ordinary course of business);
(z)existence of any other event or condition that in any one case or in the aggregate or in combination with other events or circumstances has or might reasonably be expected to have a Material Adverse Effect;
(aa)commencement or settlement of any Legal Proceeding; or
(ab)agreement, whether oral or written, by the Company, to do any of the things described in the preceding clauses (a) through (aa) other than as expressly provided for in this Agreement.
1.16Litigation. Except as set forth on Section 3.16 of the Disclosure Schedule, there are no, and there have not been any, Legal Proceedings of any nature pending or threatened (a) that are against, related to, or affecting (i) the Company, the Business, Products or the assets of the Company, (ii) any current or former officer or director (or similar) of the Company in their capacity as such, or (iii) any Company Stockholder in such Company Stockholder’s capacity as a stockholder of the Company; (b) seeking to delay, limit, or enjoin the Transactions; (c) against the Company or any officer or director (or similar) of the Company that involve the risk of criminal or regulatory liability; (d) that are related to the ownership of any equity interests, or any option or other right related to equity interests, or the right to receive consideration as a result of this Agreement; or (e) in which the Company is a plaintiff, and, in each case, there is no reasonable basis for any such Legal Proceeding. The Company is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company, the Business, Products or the assets of the Company. There is not a reasonable likelihood of an adverse determination of any pending Legal Proceeding set forth on Section 3.16 of the Disclosure Schedule or otherwise related to or affecting the Business. There are no Court Orders or agreements with, or liens by, any Governmental Body relating to any Environmental Law that regulate, obligate, bind, or in any way affect the Company, the Business, Products or the assets of the Company. No officer, other employee or independent contractor of the Company is subject to any Court Order that prohibits such individual from engaging in or continuing any conduct, activity, or practice relating to the Business.
1.17Labor Matters.
(a)The Company has provided to Parent a true, correct, and complete list of all current Service Providers as of the date of this Agreement, containing for each, as applicable: (i) names (except where prohibited by law), (ii) status as an employee, consultant, independent contractor, advisor, officer, manager, director or otherwise, (iii) current annual salary rates, current hourly wages, or contract rates, as applicable, (iv) employing or contracting entity, (v) title, position, or a description of their contracted services rendered to the Company, (vi) hire or engagement date, (vii) their full-time, part-time, or temporary status, (viii) target bonus rates or target commission rates, (ix) any other material compensation or benefits payable (including housing allowances, compensation payable pursuant to any other bonus, deferred compensation or commission arrangements or other compensation, mandatory end-of-service and/or severance payments), (x) notice entitlements, (xi) accrued but unused vacation and paid-

time-off, (xii) any legally binding commitments made with respect to compensation or benefits, (xiii) principal work location (including whether the individual is currently teleworking in a place other than his or her principal work location), (xiv) leave status of all present employees of the Company, (xv) each employee’s status as being exempt or non-exempt from the application of state and federal wage and hour Legal Requirements applicable to employees, and (xvi) their visa status (if applicable). The employment or engagement of each current Service Provider is terminable at will by the Company, without notice, payment of severance or other termination fee or penalty, or other compensation or consideration, other than amounts owed based on services rendered prior to such termination.
(b)The Company has provided to Parent true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment, severance, retention, or change of control agreements, (iii) all forms of independent contractor agreements for individual independent contractors or consultants, (iv) all forms of confidentiality, non-competition or inventions agreements used with Company employees, (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder, and a schedule of bonus commitments made to Service Providers, (vii) any commission plan or other incentive compensative agreement, and a schedule of the actual or estimated commission payments owed but unpaid to each eligible Service Provider, and (viii) any such document in clauses (i) through (vii) that deviate materially from the form document. The Company has provided to Parent a list, true, correct and complete, identifying any such document in clauses (i) through (vii) that deviates materially from the form document and for each, specifying how the document materially deviates from the form document.
(c)No current Service Provider has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company, and, to the Knowledge of the Company, no such Service Provider(s) have any plans to terminate employment with or services for the Company. Section 3.17(c) of the Disclosure Schedule also accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits arising in connection with such former employee’s employment with the Company, including severance benefits (whether it be cash or in kind), and accurately and completely describes such benefits.
(d)Each current and former Service Provider has entered into customary covenants regarding confidentiality, non-competition, and assignment of Intellectual Property Rights in favor of the Company, and a copy of each such agreement has been previously delivered to Parent. To the Knowledge of the Company, no current or former Service Provider is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to a former employer of any such Service Provider relating to such Service Provider’s employment or engagement by the Company.
(e)The Company: (i) is, and at all times has been, in material compliance with all applicable Legal Requirements and with any order, ruling, decree, judgment, or arbitration award of any arbitrator or any court or other Governmental Body respecting employment and employment practices, including, but not limited to, those pertaining to terms and conditions of employment, payment of wages, hours of work, labor-relations matters, discrimination, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge, fringe benefits, paid sick leave, employment or termination of employment, employment policies, child labor, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, and working conditions; (ii) has paid in full to all Service Providers or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such Service Providers; (iii) has withheld and reported all Taxes and other amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries, and other payments or benefits provided to any Service Provider; (iv) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (v) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, employment insurance, or other benefits or obligations for any Service Provider

(other than routine payments to be made in the normal course of business and consistent with past practice); and (vi) has no Liability with respect to the classification of its current and former Service Providers as employees or independent contractors or with respect to the classification of its current and former employees as exempt or non-exempt under applicable Legal Requirements.
(f)The Company has not, and has not been at any time, either directly or by operation of law, a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent, or, to the Knowledge of the Company, attempting to represent any employee of the Company. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Body, nor are there any grievances, complaints, claims, or judicial or administrative proceedings, in each case, pending or, to the Knowledge of the Company, threatened by or on behalf of any Service Provider. The Company has not experienced any strike, slowdown, work stoppage, picketing, lockout, or other organized work interruption with respect to any Service Providers during the past three years, nor are any such strikes, slowdowns, work stoppages, picketings, lockouts, or other organized work interruptions pending or, to the Knowledge of the Company, threatened.
(g)There are no pending, or to the Company’s Knowledge, threatened Legal Proceedings by or with any Governmental Body or arbitrator in connection with the employment or engagement of any current or former Service Provider, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Legal Requirements, nor have there ever been any such Legal Proceedings. The Company is not a party to, or otherwise bound by, any Court Order or any consent decree with, or citation by, any Governmental Body relating to any current or former Service Provider or otherwise with respect to employees or employment practices.
(h)The Company has adopted and has had in force at all times a written policy or policies regarding harassment, discrimination, and retaliation. There have been no, nor, to the Knowledge of the Company is there any reasonable basis for any, claims, allegations, or Legal Proceedings involving or alleging discrimination, retaliation, sexual harassment, harassment, or other similar conduct against the Company or any Service Provider and the Company has not entered into any settlement agreement or conducted any investigation related to any such allegations.
(i)The Company has never implemented any “plant closing,” “mass layoff,” “relocation,” or other action that did or would reasonably be expected to require notification under the Worker Adjustment Notification and Retraining Act or similar foreign, federal, or state Legal Requirements requiring advance notice to employees of termination and no such actions will be implemented before the Closing Date.
(j)Except as set forth on Section 3.17(j) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions will, individually or in combination with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, change of control payment, golden parachute, bonus, or otherwise) becoming due or payable, or required to be provided, to any Service Provider, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Service Provider, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
(k)Section 3.17(k) of the Disclosure Schedule sets forth any terminations, furloughs or other employee-related actions taken by the Company since January 1, 2020, related to COVID-19, including but not limited to, reducing compensation, benefits or working schedules and applying for the Paycheck Protection Program (“PPP”) under the CARES Act.
(l)Each Company employee has provided the Company with documentation evidencing their lawful right to work in the jurisdiction in which they are employed. The Company has in its files a Form I-9 that was completed in accordance with applicable Legal Requirements for each employee of the Company in the United States for whom such form is required under applicable Legal Requirements. The Company has in its files all documents to the extent required by applicable Legal Requirements for each Service Provider located outside of the United States evidencing such Service Providers’ lawful right to work in the jurisdiction in which they are employed or engaged.
1.18Compliance with Legal Requirements.
(a)The Company and the conduct of the Business have not violated and are in compliance with all Legal Requirements and Court Orders relating to the Company, the Business, the Products or the assets of the Company. The Company has not received any notice to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements or Court Orders, and the Company has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.
(b)The Company is in compliance with all Environmental Laws in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the Knowledge of the Company, threatened allegations by any Person that the properties or assets of the Company are not, or that its business has not been conducted, in compliance with all Environmental Laws. The Company has not retained or assumed any Liability of any other Person under any Environmental Laws. There are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any Liability of the Company with respect to Environmental Laws.
(c)Except for the PPP Loan, the Company has never applied for or accepted (i) any loan pursuant to the PPP in Section 1102 and Section 1106 of the CARES Act, respectively, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act or (iii) any similar grant or loan from any Governmental Body. All amounts borrowed under, or that were at any time outstanding under, the PPP Loan have been forgiven without any further Liability to the Company, and the consummation of the Transactions will not give rise to any cancellation of such forgiveness or obligation to repay any amount with respect to the PPP Loan. With respect to the PPP Loan, (i) the Company has been in compliance with all terms and conditions of the PPP Loan and with all requirements of applicable Legal Requirements pertaining to the PPP Loan, and all applicable regulations and guidance issued by any Governmental Body or applicable financial institution; (ii) all representations and certifications executed by the Company or any of its Representatives pertaining to the PPP Loan (including the application for the PPP Loan or any request for forgiveness of any or all of the amount loaned through the PPP Loan) were current, accurate, and complete as of their effective date; (iii) no Governmental Body or other Person has notified the Company of any actual or alleged material violation or breach of any statute, regulation, representation, certification, Legal Requirements, disclosure obligation or contract term with respect to the PPP Loan; and (iv) there are no investigations, lawsuits, or audits completed, underway, announced, or threatened by any Governmental Body or any other Person (including any financial institution or whistleblower) pertaining to the PPP Loan and, to the Knowledge of the Company, no investigation is anticipated by any Governmental Body.
(d)Except as set forth on Section 3.18(d) of the Disclosure Schedule, as applicable (i) the Company complies with all Legal Requirements relating to receiving money for transmission, including but not limited to applicable U.S. state laws regulating and requiring a license to engage in the business of money transmission in all of its forms (which includes advertising, soliciting, or representing that the person engages in the business of money transmission); and (ii) the U.S. federal Bank Secrecy Act, 31 USC § 5311 et seq., and its implementing regulations at 31 CFR Chapter X for money services businesses related to registration, the establishment and maintenance of an anti-money laundering compliance program reasonably designed to prevent the money services business from being used to facilitate money laundering and terrorism financing, and all required elements of such program including but not limited to transaction monitoring, recordkeeping, reporting, and the detection and prevention of money laundering or terrorist financing (collectively, (i) and (ii), the “Money Transmission Laws”). There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative proceedings, filings, orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of the Money Transmission Laws by the Company.

1.19Intellectual Property.
(a)Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(i)“Company Content” shall mean any Content that has been distributed, displayed, publicly performed, published, disseminated, licensed, hosted or otherwise made available, directly or indirectly, by the Company or its distributors, licensees or other partners on behalf of Company.
(ii)“Company IP” shall mean (A) all Technology and Intellectual Property Rights in or used in connection with the creation of any Products or Company Content, and (B) all Company Owned IP.
(iii)“Company Owned IP” shall mean any and all Intellectual Property Rights, including Registered IP, that are owned or purported to be owned by the Company.
(iv)“Company Software” shall mean the software that embodies any Company Owned IP or that is used in the operation, design, development, production, distribution, testing, provision, maintenance or support of any Product, including tools and toolsets developed by or on behalf of the Company.
(v)“Company Source Code” shall mean any software source code authored by or on behalf of the Company, and any software source code of any Product.
(vi)“Content” shall mean any text, information, writings, news articles, blog posts, podcasts, audio (including voices and voice-overs), video, dialogue, information, settings, plots, characters, visual works or audiovisual works, stories, story boards, scripts, skins, materials, artistic or creative works, or other content or works of authorship, in any form or media, including without limitation social content, posts and profiles.
(vii)“Generative AI Tools” shall mean artificial intelligence technology or tools that are capable of producing various types of content, including source code, text, images, audio, and synthetic data, based on user-supplied prompts.
(viii)“Harmful Code” shall mean any “back door,” “drop dead device,” “time bomb,” “horse,” “virus,” “malware,” or “worm” (as such terms are commonly understood in the software industry) or any other code, computer instructions or techniques, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, an IT System, network, or other device or any information contained thereon or processed thereby; or (B) damaging or destroying any data or file in an unauthorized manner.
(ix)“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology and intellectual property rights, including: (A) rights in, arising out of, or associated with works of authorship, including without limitation rights granted under U.S. federal and state Legal Requirements and under the Legal Requirements of any other jurisdiction (“Copyrights”); (B) rights in, arising out of, or associated with databases; (C) rights in, arising out of, or associated with inventions, including without limitation rights granted under the Patent Act or Polish Industrial Property Law Act (“Patents”); (D) rights in, arising out of, or associated with trademarks, service marks, trade dress and trade names including without limitation rights granted under U.S. federal and state Legal Requirements and under the Legal Requirements of any other jurisdiction; (E) rights in, arising out of, or associated with trade secrets, know-how, confidential or non-public information, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists, and market data and any other information, including that which derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, and excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (F) rights of attribution and integrity and other moral rights of an author; (G) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, publicity or similar rights; (H) rights in, arising out of, or associated with domain names; and (I) any similar laws arising in any jurisdiction in the world.
(x)“Open Source Material” shall mean any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).
(xi)“Registered IP” shall mean domain names and all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation, all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patents.
(xii)“Shrink-Wrap Software” shall mean any generally commercially available, non-customized software in executable code or hosted form that is available for an annual cost of not more than U.S. $50,000 in the aggregate for all users and work stations pursuant to click-through, browse-wrap, click-wrap, or other standard, non-negotiated customer or end user terms or agreements, and in each case that is not distributed by the Company or used in or integrated with any Product.
(xiii)“Technology” shall mean all forms of technology and content, including any or all of the following: (A) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs or software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites, and sound recordings and any other Content; (B) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (C) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (D) databases, data compilations and collections and technical data; and (E) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
(b)Company Products. Section 3.19(b) of the Disclosure Schedules contains a list and description of all Products.
(c)Disclosure of Intellectual Property. Section 3.19(c)(1) of the Disclosure Schedule lists (i) each item of Registered IP that is owned, filed in the name of, or purported to be owned by the Company or subject to a valid obligation of assignment to the Company (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”), (ii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, (iii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable title, registration, and application numbers, (iv) the filing date, and issuance/registration/grant data of such item of Company Registered IP, and (v) a brief descriptions of the prosecution status thereof, if applicable. Section 3.19(c)(2) of the Disclosure Schedule lists: (y) any formal actions that must be taken by the Company within 120 days of the Closing Date with respect to any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (z) any Legal Proceedings before any court or tribunal (including the European Union Intellectual Property Office, Polish Patent Office, the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which the Company is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP. The Company Registered IP is subsisting and the

Company Registered IP that has registered or issued is valid and enforceable. No Company Registered IP has been abandoned or allowed to lapse, except where the Company has done so in its reasonable business judgment or upon the natural expiration of the Company Registered IP. No interference, opposition, reissue, reexamination, or other Legal Proceeding is pending with respect to the Company Registered IP, and the Company has not received any written notice, or knows of any basis, for a claim contesting or challenging the ownership, scope, validity, or enforceability of any Company Registered IP. All necessary registration, maintenance and renewal fees in connection with Company Registered IP that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Registered IP that are or will be due for filing on or before the Closing Date have been or will be timely filed with the PTO or other relevant Patent, Copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered IP. In accordance with, applicable Legal Requirements, the Company has recorded each assignment of Company Registered IP with each relevant Governmental Body.
(d)Contracts.
(i)Section 3.19(d)(i) of the Disclosure Schedule lists all licenses or Contracts to which the Company is a party or by which the Company is bound pursuant to which any: Intellectual Property Right, Content or Technology is licensed to the Company (other than, for listing purposes only) (A) non-exclusive software licenses or software-as-a-service agreements with respect to Shrink-Wrap Software and Open Source Materials, (B) nondisclosure agreements entered in the ordinary course of business, and (C) licenses of Intellectual Property Rights that are contained in a Standard Form Agreement without material deviation from the Intellectual Property Rights provisions set forth therein; and (D) Personnel Agreements (collectively “Inbound Licenses”).
(ii)Section 3.19(d)(ii) of the Disclosure Schedule lists each license or Contract to which the Company is a party or by which the Company is bound pursuant to which the Company has granted to any Person any license under, agreed not to assert or enforce, or in which any Person has otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned IP, Products or Company Content (other than, for listing purposes only (A) nondisclosure agreements entered in the ordinary course of business; (B) nonexclusive licenses to provide the Products and Company Content to the Company’s customers entered in the ordinary course of business pursuant to customer Contracts providing for non-exclusive use of or access to the Products and that do not materially deviate from a Standard Form Agreement; and (C) access or incidental licenses to Technology granted to the Company’s employees, consultants, and independent contractors solely for use in connection with providing services to the Company pursuant to Personnel Agreements) (collectively, “Outbound Licenses”).
(iii)The Company has made available to Parent correct and complete copy of each standard form of Contract used by each of the Company at any time in connection with its Business, including (as applicable) each of its unmodified standard forms of: (A) Employee Agreement containing any assignment, waiver and/or license of Intellectual Property Rights or any confidentiality provision; (B) consulting or independent contractor agreement containing any assignment, waiver and/or license of Intellectual Property Rights or any confidentiality provision; (C) confidentiality or nondisclosure agreement; or (D) nonexclusive terms of service containing any license of or agreement to provide or distribute (including on a hosted basis) any Company Content or Products (collectively, the “Standard Form Agreements”).
(iv)The Company has paid all necessary royalties, dues, fees, and other payment required to be made and due by the Company to any third party, including any Content Source, in connection with the use, sale, provision, creation, performance, or distribution of the Company Content and Products. The Company has all necessary and required rights to license, use, sublicense and distribute the Company Content in the manner in which such Company Content is currently licensed, used, sublicensed and distributed by or on behalf of the Company.
(v)Company Content. Other than as expressly authorized by the Company’s Contract with such Content Source, the Company has not used any “scrapers,” “spiders,” “bots” or other automated software programs or processes to extract or collect information, data or Content from any social media network, third-party website, blog, news source, podcast provider, or other online source of any information, data or Content (collectively, a “Content Source”). The Company has not used any Content obtained or collected from any Person in developing, building, instructing, or training any artificial intelligence, machine learning, or other algorithm, program, product, or technology, including without limitation the Company Content or Products, in violation of applicable Legal Requirements. For such Content, the Company has obtained all necessary rights required for its collection and use, including licenses, consents, and permissions necessary for such collection and use, and no such license, consent, or permission has been terminated, revoked, or rescinded. The Company has paid all necessary royalties, dues, fees, and other payment required to be made and due by the Company to any third party, including any Content Source, in connection with the use, sale, provision, creation, performance, or distribution of the Company Content and Products. The Company has all necessary and required rights to license, use, sublicense and distribute the Company Content in the manner in which such Company Content is currently licensed, used, sublicensed and distributed by or on behalf of the Company.
(e)Company Owned IP. The Company has the exclusive right to bring infringement actions with respect to the Company Owned IP. All Company Owned IP is (and immediately following Closing will be) fully transferable, alienable, and licensable by the Company (and/or Surviving Corporation, as applicable) without restriction and without payment of any kind to any third party. The Company exclusively owns all right, title, and interest to and in the Company Owned IP free and clear of all Encumbrances (other than Permitted Encumbrances). The Company has not (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license were, owned or purported to be owned by the Company or to any other Person; or (B) permitted Intellectual Property Rights that are or, were at the time, owned or purported to be owned by the Company to enter into the public domain.
(f)No Order. There are no Court Orders, forbearances to sue, consents, settlement agreements, judgments, orders, or similar litigation-related, inter partes, or adversarial-related, or government-imposed, obligations to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license, distribute, exploit, or enforce any Company Owned IP, Company Content or Product; (ii) restrict the current or planned conduct of the Business in order to accommodate another Person’s Intellectual Property Rights; or (iii) grant any third party any right with respect to any Company Owned IP.
(g)Development of Company IP.
(i)The Company has not developed jointly with any other Person any Company IP with respect to which such other Person has retained any rights in the developed subject matter.
(ii)Each Person who is or was an employee, consultant, contractor, author or developer of any Company IP or any other Technology (including without limitation any Content) for or on behalf of the Company has signed a valid, enforceable agreement (A) containing a present assignment (or such other assignment as is sufficient under applicable Legal Requirements) to the Company of all rights, title and interest in and to any Technology and Intellectual Property Rights arising in connection with or resulting from the employment or performance of services by such employee, consultant, contractor, author or developer (and, as applicable, an irrevocable waiver of moral rights and a release of applicable publicity rights), and (B) which also contains customary confidentiality provisions protecting the rights of the Company in Trade Secrets and other Company proprietary information (such valid, enforceable agreements “Personnel Agreements”).
(iii)The Company and, to the Knowledge of the Company, all other parties thereto are in compliance in all material respects with the provisions of the Personnel Agreements.
(iv)All Company IP developed by or for the Company was conceived, invented, reduced to practice, authored or otherwise created by employees of the Company acting within the scope of their employment, or independent contractors of the Company pursuant to Personnel Agreements.

(v)No current or former member, manager, officer, director, consultant, contractor, author, developer or employee of the Company (A) has made any claim of ownership with respect to any Company IP, or (B) has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP.
(vi)To the Knowledge of the Company, no current or former employee, consultant, contractor, author or developer of the Company is: (A) bound by or otherwise subject to any Contract with a third Person restricting such employee, consultant, contractor, author or developer from performing (or in the case of former employees, consultants, contractors, authors or developers, having performed) such employee’s, consultant’s, contractor’s, author’s or developer’s duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an employee, consultant, contractor, author or developer of the Company.
(vii)To the Company’s Knowledge, neither the employment of any employee, nor the use by the Company of the services of any consultant or independent contractor has subjected the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Company, whether such Liability is based on contractual or other legal obligations to such third party.
(viii)Except for Scalaric, no other Person who is or was an employee, consultant, contractor, author or developer of any Company IP or any other Technology (including without limitation any Content) for or on behalf of the Company developed (A) any Technology that is material to the Company or its Business, or (B) any Technology that is incorporated in or used by the Products.
(ix)No funding, facilities or personnel of any Governmental Body, public or private university, college or other educational or research institution (collectively, “Institutions”) was used to develop or create, in whole or in part, any Technology or Intellectual Property Rights for or on behalf of the Company. No Institution has obtained, by contract or otherwise, any rights in any Company IP that will affect the commercial value thereof.
(h)Standards Bodies. The Company is not, nor has the Company ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Company to grant or offer to any other Person any license or right to any Company Owned IP. The Company is not a party to any Contract with a standards body or any similar organization involving the license to the Company of “standards essential” Technology or Intellectual Property Rights, and the Company does not have reasonable basis to believe that in the absence of such Contract, it has any Liability therefor.
(i)Protection of Trade Secrets. The Company has taken reasonable steps and precautions necessary to maintain the confidentiality of, and otherwise protect and enforce its rights in, all proprietary and confidential information that the Company hold, or purport to hold, as a Trade Secret or maintains, or purport to maintain, as confidential. To the Company’s Knowledge, no unauthorized disclosure of or access to any Trade Secrets included in, or that would, absent such unauthorized access or disclosure, be included in the Company Owned IP has occurred.
(j)Enforcement. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP. Section 3.19(j) of the Disclosure Schedule lists (and the Company has made available to Parent a correct and complete copy of) each letter or other written or electronic communication, or correspondence or claim that has been sent or otherwise delivered to any other Person by the Company, or any of its Representatives, regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP.
(k)Non-Infringement. The conduct of the Business of the Company, including the design, development, use, import, branding, advertising, promotion, marketing, and provision of the Products and Company Content: (i) has not infringed upon, misappropriated, or violated any Intellectual

Property Rights of any third party or constituted unfair competition or trade practices under the Legal Requirements of any jurisdiction, or violated any rights or rules of any union, guild or similar organization; and (ii) does not, and when conducted in substantially the same manner as currently conducted will not, infringe upon, misappropriate or violate any Intellectual Property Rights of any third party or constitute unfair competition or trade practices under the Legal Requirements of any jurisdiction or violate any rights or rules of any union, guild or similar organization. The Company has not received any written notice or claim in the past six years asserting or suggesting that any such infringement, misappropriation or violation has occurred, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right (including, without limitation, any Intellectual Property Rights embodied by any Content) of another Person in a manner that reasonably implies infringement or violation of such Intellectual Property Right. No infringement, misappropriation, or similar claim or Legal Proceeding involving or relating to any Intellectual Property Rights of another Person is pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Legal Proceeding.
(l)Company Software. The Company Software does not contain any bug, defect or error (including any bug, defect or error relating to or resulting from the Processing of data) that: (A) materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Software; or (B) causes or would cause the Company to fail to comply, with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Software. The Company has at all times and currently uses reasonable practices to detect and remove all Harmful Code, and, to the Knowledge of the Company, no Company Software contains any Harmful Code. None of the Company Software constitutes, contains, or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), records a user’s actions or location without such user’s knowledge and consent, or employs a user’s Internet connection without such user’s knowledge and consent to gather or transmit information on such user or such user’s behavior.
(m)Company Source Code. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee, consultant or independent contractor of the Company using such Company Source Code solely in connection with providing services for the Company subject to a Personnel Agreement. The Company does not have any duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code to any other Person.
(n)Open Source.
(i)Section 3.19(n)(i) of the Disclosure Schedule lists: (A) each item of Open Source Materials that is contained in, distributed with, linked with the current version any Company Software or from which any part of the current version of any Company Software is derived, which item is material to a Product; (B) the name of or a link to (or other locator for) the applicable Open Source License for each such item of Open Source Material that is software; (C) the Product to which each such item of Open Source Material relates; and (D) whether such Open Source Material has been modified or distributed by or on behalf of the Company.
(ii)No Company Software contains or has contained, is or has been linked with, is or has been derived from, or is or has been distributed with, any Open Source Materials in a manner that requires or has required pursuant to the applicable Open Source License: (A) that the Company grant a license under, or refrain from asserting any one or more of its Patent rights or that any Company Software or part thereof (except for the applicable, unmodified third party Open Source Material itself): (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making modifications or derivative works; or (z) be redistributable at no charge; or (B) that otherwise imposes any material limitation, restriction or condition on the Company’s commercial exploitation of any Company Software or part thereof other than with respect to attribution obligations with respect to the Open Source Materials (in each case (A) and (B), except for the applicable, unmodified third party Open Source Material itself).
(iii)The Company is and has been in compliance with all Open Source Licenses governing Open Source Materials contained in, distributed with, linked with the current version any Company Software or from which any part of the current version of any Company Software is derived.
(iv)The Company has not distributed any Company Source Code pursuant to an Open Source License.
(o)Effect of Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or lien on, any Company Owned IP or any other Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Product or Company Software; (ii) an obligation for Parent or its Affiliates to offer any discount or be bound by any “most favored pricing” terms under any Contract to which the Company is a party or bound; (iii) Parent or its Affiliates being bound by any exclusivity, non-compete, or similar restriction on Parent’s or its Affiliates’ respective businesses to which Parent or its Affiliates would not have been bound but for the Transactions; (iv) any obligation for the Company or Parent or its Affiliates to pay any amounts, royalties, or consideration with respect to any Intellectual Property Rights or Technology licensed to or used thereby other than fees, royalties or payments that would otherwise have been required to pay in the absence of this Agreement or had such transactions not occurred; (v) the release, disclosure or delivery of any Company Software by or to any escrow agent or other Person; or (vi) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any of the Company IP or any other Technology or the Intellectual Property Rights of Parent or its Affiliates.
(p)Data Privacy and Information Security.
(i)The Company is and has been in material compliance with (A) applicable Information Privacy and Security Laws, (B) all contractual obligations concerning privacy, data protection or information security matters in Contracts to which the Company is a party, and where such privacy obligations are required, (C) all industry standards with which the Company purports to or is otherwise required to comply (D) all requirements of self-regulatory organizations or certifications to which the Company belongs or that apply to the Company, and (E) all Business Privacy Policies, in each case as amended from time to time ((A) through (E) collectively, the “Privacy and Security Requirements”). The Company has implemented and maintained reasonable and appropriate measures to comply with such Privacy and Security Requirements.
(ii)The Company has provided legally adequate notice of its privacy practices in its Business Privacy Policies. True, correct and complete copies of all Business Privacy Policies together with complete and accurate information regarding the times during which such privacy policies were in use and the mechanisms used to obtain agreement to or acknowledgment of such Business Privacy Policies have been provided to Parent. The Business Privacy Policies have been maintained to be compliant with applicable Privacy and Security Requirements. No disclosures made or contained in any Business Privacy Policy have been inaccurate, misleading, deceptive, or in violation of any Privacy and Security Requirements in any respect (including by containing any material omission).
(iii)Except as disclosed on Section 3.19(p)(iii) of the Disclosure Schedule, the Company has contractually obligated third-parties, including without limitation, customers, suppliers, contractors and vendors (collectively, “Data Partners”), that have access to Personal Information or IT Systems to (A) comply with applicable Privacy and Security Requirements where such requirements are applicable to the Personal Information and the processing activity, (B) act only in accordance with the instructions of the Company, (C) comply with applicable Business Privacy Policies, (D) take appropriate steps to protect and secure Personal Information from Security Incidents, and (E) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement The Company has no Knowledge that any Data Partner has failed to comply with any such obligations.
(iv)The Company has taken all reasonable and appropriate measures to ensure that all Personal Information in the Data Partners’ possession or control is protected in a manner that is consistent with applicable Privacy and Security Requirements. The Company regularly evaluates, monitors and assesses the sufficiency of and compliance with the security programs and policies of the Data Partners. The Company does not, and does not permit any Data Partners with access to Personal Information to, sell, lease or rent any Personal Information.
(v)The Company has sufficient rights and authority, including under its Privacy and Security Requirements, to permit the use and other Processing of Personal Information by or for the Company, including in connection with the development, offering, and provision of its services. The Company has at all times (A) made all disclosures to, and obtained any necessary consents and authorizations from, users, customers, employees, contractors, and other applicable Persons under applicable Privacy and Security Requirements, (B) obtained all applicable Permits and licenses, and made all governmental filings, required under applicable Information Privacy and Security Laws to Process Personal Information, (C) complied with any contractual obligation, agreement, Permit, license, government filing or other obligation regarding the processing of Personal Information, and (D) abided by any applicable opt-outs related to Personal Information.
(vi)There are no pending, nor has there been any claims or proceedings related to any Security Incidents or any violations of any Privacy and Security Requirements or Business Privacy Policies, and there is no reasonable basis for any such claim or proceeding involving the Company or any of its Data Partners (in the case of Data Partners, relating solely to any services provided for or on behalf of the Company). The Company, the Company has not received any written correspondence, complaints, or notice relating to any proceedings, claims, investigations or allegations from any Person or Governmental Body alleging violations of Privacy and Security Requirements or Business Privacy Policies, and there is no such ongoing proceeding, claim, investigation or allegation. There are no outstanding information requests, enforcement notices, Legal Proceedings, deregistrations, or transfer prohibitions or any other nature of notices or requests under applicable Information Privacy and Security Laws currently outstanding against the Company, or any outstanding appeal against such notices nor are there any circumstances that may give rise to the giving of any such notices. There are no unsatisfied access requests in respect of Personal Information held by the Company or any outstanding applications for rectification or erasure of Personal Information. The Company is not subject to any Court Order or Contract with any Governmental Body or other Person which restricts, impairs, encumbers, hinders, or imposes requirements in connection with its Processing of any Personal Information.
(vii)The Company has not disclosed, transferred, or otherwise made available any Personal Information of an individual located in the European Economic Area or the United Kingdom to any Person located outside the European Economic Area or United Kingdom other than in compliance with applicable Privacy and Security Requirements (including, where applicable, having implemented appropriate safeguards and supplementary measures, and having carried out any and all transfer impact assessments).
(viii)Neither the execution, delivery, and performance of this Agreement and any of the other agreements referred to in this Agreement nor the consummation of any of the Transactions, nor Parent’s possession, use, or transfer to or from any jurisdiction in the world (including to or from the United States) of the Personal Information will result in any violation of any Privacy and Security Requirements, including any Information Privacy and Security Laws or require notice to any Person or result in any Court Order or Contract with any Governmental Body becoming applicable to Parent.
(q)IT Systems.

(i)The IT Systems are sufficient for the operation of the business of the Company, including as to capacity, scalability and ability to process current peak volumes in a timely manner. The IT Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company as currently conducted and as currently anticipated to be conducted. The Company has taken all reasonable steps designed to safeguard the IT Systems utilized in the operation of the Business as such is currently conducted, including without limitation by having implemented and maintained reasonable disaster recovery and business continuity plans, procedures and facilities, including with respect to all IT Systems and the Business of the Company.
(ii)The Company has established, maintained, and is in compliance with a comprehensive written information security program (“Security Program”) that (A) includes and incorporates reasonable and appropriate organizational, physical, administrative and technical safeguards, measures and security procedures to safeguard the security, confidentiality, integrity and availability of the IT Systems and Business Data, (B) protects against Security Incidents (including the systems of any third parties with access to Business Data), and (C) complies with all applicable Privacy and Security Requirements. Such safeguards, measures, and procedures have (1) included steps to protect the IT Systems from any known threats or activity likely to result in a Security Incident, loss, theft and interruption, and any unauthorized Processing, access, use, disclosure or modification, (2) provided for the performance and documentation of risk assessments and management procedures of the Company, and (3) adhered to industry standard practices pertaining to secure programming techniques. The Company tests such Security Program on a periodic basis, and such program has proven effective upon testing in all material respects. The Company has implemented, maintained, and monitored adequate and effective safeguards, and measures to preserve and protect the confidentiality, availability, security and integrity of all IT Systems and Business Data.
(iii)The Company has not experienced any (A) material disruption, interruption, outage, or continued substandard performance affecting any IT System(B) unauthorized use, access, interruption, modification, or corruption of IT System, or (C) any actual or reasonably suspected misuse, compromise, or unlawful, unauthorized or accidental loss, destruction, disclosure, modification, Processing, acquisition, encryption, unavailability of or access to any Business Data (each, a “Security Incident”). There have not been any claims to an insurance policy as a result of a Security Incident. The Company has not received any claim or notice from any party that a Security Incident may have occurred or is being investigated. No circumstance has arisen in which Privacy and Security Requirements would require the Company to notify a Person or other third party of a Security Incident. The Company is not aware of any circumstance that may result in any of the foregoing.
(iv)All of the Company’s employees and contractors who have access to Business Data or IT Systems, have received professional and appropriate training with respect to compliance with applicable Privacy and Security Requirements and the Company’s Security Program. The Company has promptly investigated and addressed any material deviations from the Privacy and Security Requirements or Security Program and taken corrective and mitigating actions designed to prevent the recurrence of any such deviations.
(v)The Company has taken, and, if applicable, is currently taking, all reasonable and appropriate actions (including, where appropriate, eliminating or mitigating risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all risks, threats and vulnerabilities identified in assessments and analyses performed by or for the Company or about which the Company is aware. The Company has not identified and is not aware of any security vulnerabilities affecting its IT Systems and classified as “moderate”, “medium” or more severe that have not been remediated.
(vi)The IT Systems operate and perform in accordance with their documentation and functional specifications. The IT Systems are adequate and sufficient for the operation of the Business as currently conducted and are reasonably sufficient for the operation of the Business as currently conducted and are reasonably sufficient for the current and planned operation of the Business of the Company, including as to capacity, scalability and ability to process current peak volumes in a timely manner. The IT Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company as currently conducted and as planned to be conducted.
(vii)The Company has not experienced any material disruption to, or material interruption in, the conduct of its Business attributable to a defect, error, or other failure or deficiency of any IT System.
(viii)The Company has implemented, maintained, and monitored reasonable and appropriate plans, policies, safeguards, and measures (including with respect to technical, administrative, and physical security) to (A) prevent and respond to Security Incidents and (B) to preserve and protect the privacy, confidentiality, availability, security, and integrity of all IT Systems and Business Data Processed by or for the Company. Such plans, policies, safeguards, and measures materially comply with Privacy and Security Requirements, and include (1) measures to protect the IT Systems from Harmful Code, access by unauthorized Persons, or access by authorized Persons that exceeds the Person’s authorization; (2) performing and documenting risk assessment and management procedures of the Company; and (3) adherence to industry best practices pertaining to secure programming techniques. The Company has not identified any security vulnerabilities affecting IT Systems that have been or reasonably would be classified as “moderate”, “medium”, “high”, “critical” or by similar severity designations or that could materially affect IT Systems or the Company’s operations, that have not been remediated.
(r)Generative AI. Section 3.19(r) of the Disclosure Schedule sets forth any third party Generative AI Tools used by the Company, together with the license terms applicable to each such Generative AI Tool, and the purposes for which the Company has used each such Generative AI Tool (including what outputs the Company has generated and how it uses the outputs). The Company does not use, and has not in the past used, Generative AI Tools in its business (including in the development of any Products) to generate any Technology that the Company intended to maintain as proprietary, or which is otherwise material to the Company, and has not included any Confidential Information or Company Source Code in any prompts or inputs into any Generative AI Tools. The Company has not used any Generative AI Tool in a manner that does not comply with the applicable license terms.
1.20Related Party Transactions.
(a)Except as set forth on Section 3.20(a) of the Disclosure Schedule, no Related Party of the Company: (i) has or has had any interest in any material asset used in or otherwise relating to the business of the Company; (ii) is or has been indebted to the Company (other than for ordinary travel advances); (iii) has entered into, or has had any financial interest in, any Material Contract, transaction, or business dealing involving the Company; (iv) is competing, or has at any time competed, with the Company; or (v) has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company or other rights arising in the ordinary course of employment). No member of the board of directors (or other similar body) of the Company has ever had a conflict of interest with respect to the Company, and each such member has provided confirmation of the foregoing to the Company in accordance with applicable Legal Requirements.
(b)Except as set forth on Section 3.20(b) of the Disclosure Schedule, there are no interests, relationships, Contracts, claims, or rights of the type described in clauses (i) through (v) of Section 3.20(a) between the Company on the one hand and a Related Party of Parent on the other hand.
1.21Anti-Corruption; Export Controls.
(a)None of the Company nor any director, officer, Affiliate, employee, manager or agent of any of the Company (in their capacities as such or relating to their employment, services or relationship with the Company), has (i) directly or indirectly made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977), foreign political party or official thereof, or candidate for foreign political office, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for business or Contracts secured, (B) to pay for favorable treatment for business or Contracts secured, (C) to obtain special concessions or for special concessions already obtained; (D) to improperly influence or induce any act or decision, (E) to secure any improper advantage, or (F) in violation of applicable Legal Requirements (including Anti-Corruption Laws) or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company. The Company has established and maintain internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies and procedures to promote and ensure compliance with Anti-Corruption Laws and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company nor any of its directors, officers, or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the Anti-Corruption Laws.
(b)The Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export and re-export controls and sanctions laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which the Company conducts business. The Company has not engaged in any direct or indirect transactions or dealings with, or exported any products, technology, or services to, (i) any country or territory that is subject to a U.S. Government embargo (currently, Cuba, Iran, North Korea, Syria, the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions in Ukraine) (collectively, the “Embargoed Countries”); (ii) any instrumentality, agent, Entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Body of, any Embargoed Country; (iii) any individual or Entity identified on any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (collectively, the “Prohibited Party Lists”). None of the Company nor any of its respective actual or beneficial owners appears on a Prohibited Party List. Without limiting the foregoing: (A) the Company has obtained all export and import Permits, licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Body required for (1) the export, import and re-export of products, services, software and technologies and (2) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (B) the Company is in compliance with the terms of all applicable Export Approvals, (C) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (D) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims and (E) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, except for such Export Approvals that can be obtained expeditiously and without material cost. None of the Company nor any of its officers, directors, managers or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of export control and sanctions laws and regulations.
1.22Employee Benefit Plans.
(a)Section 3.22(a) of the Disclosure Schedule sets forth a complete and correct list of all Company Employee Plans. The Company has made available to Parent a true and complete copy, as applicable, of (i) each Company Employee Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing; (ii) the three most recent annual reports, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing; (iii) the most recent summary plan description for each Company Employee Plan for which a summary plan description is required by applicable Legal Requirements and any other guide, notice or description provided to employees (as well as any modifications or amendments thereto); (iv) the most recently received IRS determination letter, if any, issued by the IRS and each currently pending application to the IRS for a determination letter with respect to any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (v) the three most recently prepared actuarial reports, financial statements, Forms 5500, and trustee reports, if any, relating to the Company Employee Plan; (vi) all material records, notices, and filings concerning IRS, Department of Labor, or other Governmental Body audits or investigations; (vii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto; and (viii) all non-routine, written communications relating to any Company Employee Plan and any proposed Company Employee Plans. The Company has no plan or commitment to adopt or enter into any additional Company Employee Plan or to amend or terminate any existing Company Employee Plan.
(b)No Company Employee Plan is (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a plan maintained by more than one employer (within the meaning of Section 413(c) of the Code), (iii) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or otherwise required to be registered under applicable Legal Requirements, or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), and none of the Company or any of its ERISA Affiliates maintains or contributes to, has at any time maintained or contributed to, or has any Liability or obligation, whether fixed or contingent, with respect to, any such plans or arrangements described in the foregoing clauses (i)-(iv). No Liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any ERISA Affiliate thereof.
(c)Neither the Company nor any of its ERISA Affiliates has any obligation, whether fixed or contingent, to provide (whether under a Company Employee Plan or otherwise) health, retiree health or welfare, accident, disability, life insurance, death, or other welfare benefits with respect to any current or former Service Provider, or the spouses, dependents, or beneficiaries thereof, beyond the termination of employment or service of any such Service Provider, other than as required under Section 4980B of the Code or other applicable Legal Requirement (and for which the beneficiary pays the full cost of coverage). There has been no communication to any current or former Service Provider, or the spouses, dependents, or beneficiaries thereof, that would reasonably be expected to promise or guarantee any such health, retiree health or welfare, accident, disability, life insurance, death, or welfare benefits.
(d)Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise), could (i) entitle any current or former Service Provider or any group of such Service Providers to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider or any such group of Service Providers; or (iii) accelerate the vesting, funding, or time of payment of any compensation, equity award, or other benefit.
(e)Each Company Employee Plan has been established, sponsored, maintained, operated, and administered in accordance with its terms and the requirements of all applicable Legal Requirements, including ERISA and the Code. The Company has performed all obligations required to be performed by it under, is not in any respect in Default under or in violation of, and has no Knowledge of any Default or violation by any party to, any Company Employee Plan.
(f)No Legal Proceeding is pending or threatened against, by, or on behalf of any Company Employee Plan or the assets thereof, fiduciaries, or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA, or any other applicable Legal Requirements. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to or relating to any Company Employee Plan.
(g)No excise Tax could reasonably be expected to be imposed upon the Company under Chapter 43 of the Code. The Company has not made any filing in respect of any Company Employee Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Voluntary Compliance Program.

(h)Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked, and no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Each trust established in connection with any Company Employee Plan that is intended to be exempt from U.S. federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company and its ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.
(i)All contributions (including all employer contributions and employee salary reduction contributions), premiums, or payments required to be made with respect to any Company Employee Plan have been made on or before their due dates, or, to the extent not yet due, have been adequately accrued on the Current Balance Sheet in accordance with the terms of the Company Employee Plan and all applicable Legal Requirements. All such contributions have been fully deducted for income Tax purposes and no such deduction has been challenged or disallowed by any Governmental Body.
(j)No Company Employee Plan, and none of the Company or any Company Employee Plan fiduciary with respect to any Company Employee Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Body, nor is any such audit or investigation pending or threatened.
(k)Section 3.22(k) of the Disclosure Schedule sets forth any and all Indebtedness owed to the Company by any current or former Service Provider.
(l)No Company Employee Plan is subject to the Legal Requirements of any jurisdiction outside of the United States or provides compensation or benefits to any Service Provider (or any spouse or dependent thereof) who resides outside of the United States.
(m)The Company and each of its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state Legal Requirement, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended and the regulations (including the proposed regulations) thereunder, (iii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, including the requirements of Sections 4980H, 6055 and 6056 of the Code and any similar state Legal Requirements, and (iv) the applicable requirements of the CARES Act. No Company Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Company Employee Plans that provide health, welfare, or similar insurance are fully insured by bona fide third-party insurers. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.
1.23Tax Matters.
For purposes of this Section 3.23, references to the “Company” shall refer to the Company, its current or former Subsidiaries (if any) and each corporation, limited liability company, or other Entity or Person that has been liquidated or merged into the Company (including, for the avoidance of doubt, Tagger LLC), its current or former Subsidiaries (if any), or that is otherwise a predecessor in interest to the Company or its current or former Subsidiaries (if any) (a “Company Predecessor”), unless the context clearly indicates otherwise.
(a)The Company has properly completed and timely filed with the appropriate Tax Authority, or caused to be properly completed and timely filed with the appropriate Tax Authority, all income and other material Tax Returns required to be filed by, or with respect to, it on or prior to the Closing Date. All such Tax Returns were true, complete and accurate in all material respects and have been prepared in compliance with Legal Requirements. All Taxes of the Company or for which the Company could be liable that are due and payable (whether or not shown on any Tax Return) have been timely and properly paid. The Company has delivered to Parent true, accurate, and complete copies of (i) all U.S. federal, state, local, and non-U.S. income and other material Tax Returns filed by or on behalf of the Company for all taxable years remaining open under the applicable statute of limitations, which will include at a minimum the last three tax years, and will also include, promptly upon their availability, such Tax Returns for the most recent taxable year, (ii) all examination reports and notices of deficiency relating to the Company’s Liability for Taxes issued to the Company since its inception by a Governmental Body, (iii) any closing or settlement agreements entered into by the Company and any Governmental Body since the Company’s inception, and (iv) all written rulings and decisions relating to the Company’s Liability for Taxes issued to the Company since its inception by a Governmental Body. Section 3.23(a) of the Disclosure Schedule lists each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. The Financials properly and adequately accrue or reserve for Tax Liabilities in accordance with GAAP. No power of attorney with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority or other Governmental Body. All unpaid Pre-Closing Taxes of the Company as of close of business on the Closing Date will be included in Estimated Closing Indebtedness.
(b)As of the Balance Sheet Date, the unpaid Taxes of the Company did not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included on the face of the Current Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, the Company has not incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(c)The Company has properly collected, remitted, and reported all sales, use, value added, excise, and similar Taxes required to be so collected, remitted, and reported by it under Legal Requirements, and has complied with all Legal Requirements relating to such collection, remittance, and reporting, including obtaining and maintaining properly completed exemption certificates.
(d)The Company has properly collected or withheld and paid to the appropriate Governmental Body all Taxes required to be so collected or withheld and paid by it under Legal Requirements (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any state, local or foreign Legal Requirements), in connection with payments made or owing to its stockholders, Service Providers, customers, creditors, and other third parties, timely filed all related information Tax Returns required to be filed by it under Legal Requirements, and otherwise complied with all Legal Requirements relating to such collection or withholding, payment, and information reporting. The Company has properly classified all its Service Providers as either employees or independent contractors for Tax purposes in accordance with Legal Requirements.
(e)No property or obligation of the Company, including uncashed checks to vendors, customers, or Service Providers, non-refunded overpayments, credits, or unclaimed amounts or intangibles, is or could become escheatable or reportable as unclaimed property to any Governmental Body under Legal Requirements relating to escheatment and unclaimed property.
(f)The Company uses the accrual method of accounting for income Tax purposes.
(g)No Tax Return of the Company has ever been examined or audited by any Governmental Body. The Company has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Return, any Tax assessment or deficiency, or any payment or collection of Taxes of the Company has been granted by or requested from the Company. No claim, assessment, investigation, dispute, Legal Proceeding, or other action is pending or threatened against the Company in respect of any Tax. There is no Encumbrance for Taxes upon any of the assets of the Company except for Permitted

Encumbrances. There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that may result in any additional Liability for Taxes with respect to the Company.
(h)The Company has never (i) been a party to any Tax allocation, Tax indemnification, Tax sharing, or other agreement to assume any Tax Liability of another Person, (ii) been a member of any group filing Tax Returns on an affiliated, consolidated, combined, unitary, or similar basis (including any arrangement for group or consortium relief or similar arrangement), (iii) been a party to any joint venture, partnership, or other arrangement that could be treated as a partnership for Tax purposes, (iv) engaged or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or non-U.S. Legal Requirements), (v) engaged or participated in any transaction that could require the filing of an IRS Schedule UTP (or any corresponding or similar disclosure under state, local, or non-U.S. Legal Requirements), (vi) taken any position on any Tax Return that could result in a “substantial understatement of income tax” within the meaning of Section 6662 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Legal Requirements), (vii) entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Legal Requirements), or (viii) been issued or applied for any Tax rulings. The Company does not have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements) as a transferee or successor, by Contract (excluding liability for Taxes under a customary commercial Contract entered into in the ordinary course of business, no primary purpose of which is Taxes (a “Commercial Tax Agreement”)), or otherwise. The Company does not own any interest in real property in any jurisdiction in which a Tax is imposed, or the value of such interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of such interest in real property.
(i)The Company has never (i) been a Tax resident in a jurisdiction other than the jurisdiction in which it is formed, (ii) engaged in a trade or business, had a permanent establishment within the meaning of an applicable Tax treaty, had a fixed place of business, or had any branch operations in a country other than the United States, (iii) been subject to any accumulated earnings Tax or personal holding company Tax, (iv) transferred any intangible property the transfer of which would be subject to Section 367(d) of the Code, (v) incurred any “dual consolidated loss” within the meaning of Section 1503(d)(2) of the Code, or (vi) participated in any “international boycott” within the meaning of Section 999 of the Code. The Company has properly filed all reports and created and/or retained all records required to be so filed, created, and/or retained by it under Sections 6038, 6038A, 6038B, 6038C, 6046, and 6046A of the Code (and any corresponding or similar provision of state, local, or non-U.S. Legal Requirements). The Company has not been (A) a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local, or non-U.S. Legal Requirements) or (B) a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(j)Neither the Company, nor Parent (as a result of the Transactions), will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any change in (or the use of any incorrect) method of accounting for a Pre-Closing Tax Period, (ii) any installment sale or open transaction made on or before the Closing Date, (iii) any intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Legal Requirements) with respect to a transaction or event occurring on or before the Closing Date, (iv) any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Legal Requirements) entered into on or before the Closing Date, (v) any prepaid amount or deferred revenue received on or before the Closing Date, (vi) the application of Sections 951, 951A, or 965 of the Code to income earned by the Company in any Pre-Closing Tax Period, or (vii) any gain recognition agreement as described in Treasury Regulations Section 1.367(a)-8 executed on or before the Closing Date.
(k)All transactions involving the Company have been made on arm’s length terms. The Company has complied with all Legal Requirements relating to transfer pricing, including executing and maintaining contemporaneous documentation to substantiate the transfer pricing practices and methodologies of the Company. The Company has never been a party to any cost sharing arrangement to share research and development costs and rights to any developed Intellectual Property Rights or Technology.
(l)Neither the Company nor any of its Affiliates or predecessors by merger or consolidation has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code. The Company has not acquired any asset from any other corporation in a transaction in which the adjusted Tax basis in the acquired asset was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired asset (or any other property) in the hands of the transferor.
(m)Section 3.23(m) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays, Tax incentives, or other Tax reduction agreements or arrangements applicable to the Company. The Company has provided to Parent all documentation relating to any such agreements or arrangements. The Company is in compliance with the requirements for any such agreements or arrangements and have been in compliance since such agreement or arrangement was originally claimed by the Company, and none of the agreements or arrangements will be jeopardized or subject to clawback by the Transactions. The Company has not applied for or received a ruling or determination from a Governmental Body regarding a past or prospective transaction.
(n)The Company has never been nor will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Sections 481 or 263A of the Code or any comparable provision under state, local or foreign Tax Legal Requirements as a result of transactions, events or accounting methods employed prior to the Merger.
(o)The Company has made available to Parent correct and complete copies of any written analysis (whether in final or draft form) prepared by, or on behalf of, the Company regarding whether any of the Tax attribute carryforwards of the Company (including, but not limited to, net operating losses and Tax credits) are subject to limitation.
(p)The Company has not availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to impact the Tax payment and/or reporting obligations of the Company after the Closing. The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) received or claimed any Tax credits under Section 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (iii) deferred any payroll Tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order.
(q)The Company has not been, during the applicable period provided in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(r)The Company has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any similar provision of state or local Legal Requirements). The Company has not, nor has it ever had, any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for U.S. federal income tax purposes.
(s)Since the effective date of the Conversion, Tagger Media, Inc. is and always has been properly classified as a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes and has had comparable status under the laws of any other jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. At all times since its formation on April 28, 2015 up until the effective date of the Conversion, Tagger Media, LLC, a Delaware limited liability company (“Tagger LLC”), was properly classified as a partnership for U.S. federal and applicable state and local income Tax purposes.

(t)Parachute Payments. The Company is not a party to any Contract (including this Agreement and the Ancillary Agreements to which the Company is a party) and no Service Provider has or may receive any payment or benefit, whether under any Company Employee Plan or otherwise, in any case, that has resulted or would reasonably be expected to result, separately or in the aggregate, whether alone or in connection with any subsequent event (including any termination of employment or service) in the payment of any “parachute payment” within the meaning of Section 280G of the Code (or any similar or corresponding provisions of state, local, or non-U.S. Legal Requirements), determined without regard to Section 280G(b)(4) of the Code.
(u)Section 409A Matters.
(i)Section 3.23(u)(i) of the Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any ERISA Affiliate is a party. Each such nonqualified deferred compensation plan complies with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder by its terms and has been operated in accordance with such requirements. No amount has been or will be includible in the income of any current or former Service Provider or subject to penalties, in any case, under or by operation of Section 409A of the Code (or any similar state Legal Requirements).
(ii)The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted or repriced (determined in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder), and the Company has not incurred and will not incur (nor will Parent or the Surviving Corporation incur) any Liability or obligation to either withhold or report Taxes under Section 409A of the Code upon the vesting or cancellation of any Company Options. All Company Options are options to purchase Company Common Stock, which constitutes “service recipient stock” (as defined under Treasury Regulations Section 1.409A-1(b)(5)(iii)) with respect to the grantor and grantee thereof. All Company Options (including the exercise price or methodology for determining the exercise price and substantive terms thereof) have been appropriately authorized by the Board or an appropriate committee thereof as of the applicable date of grant and any required Company Stockholder approval by the necessary number of votes or written consents as of the applicable date of grant. No Company Options have been retroactively granted, or the exercise price of any such Company Option determined retroactively, in any case, in contravention of any applicable Legal Requirements.
(iii)There is no Contract, agreement, plan, or arrangement to which the Company is a party that requires the Company to pay a Tax gross-up or reimbursement payment to any Person, including with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.
(v)No share of Company Capital Stock is a “covered security” within the meaning of Section 6045(g) of the Code. No share of Company Capital Stock was issued in connection with the performance of services and subject to vesting for which a valid and timely election was not filed pursuant to Section 83(b) of the Code. Section 3.23(v) of the Disclosure Schedule lists all Persons who have made a Code Section 83(i) election with respect to any equity awards granted to such Person by the Company, including their names, the date of the election, the number of shares to which the election applies, and the value of such shares at the time of the election. Any notice required to have been provided by the Company pursuant to Section 83(i) of the Code was timely and properly provided. The Company has delivered or made available to Parent true, correct, and complete copies of all Section 83(b) election statements filed with respect to any share of Company Capital Stock issued by the Company to any of its Service Providers, including employees, independent contractors, and non-employee directors, that was initially subject to a vesting arrangement, together with evidence of timely filing of such election statements with the appropriate IRS service center.
1.24Insurance. Section 3.24 of the Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, errors and omissions, product liability, directors’ and officers’ liability, key man, and other forms of insurance (showing as to each policy or binder the carrier, policy number, deductibles, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, and loss experience history by line of coverage) maintained by the Company and which is currently effective. True and correct copies of all such policies or binders have been delivered to Parent. All insurance coverage applicable to the Company or the Business is in full force and effect, insures the Company or the Business, as applicable, in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Legal Requirements and by any and all Contracts to which the Company is a party, and has been issued by insurers of recognized responsibility. There is no breach or Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums with respect to any such insurance policies except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. There are no outstanding performance bonds covering or issued for the benefit of the Company. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised the Company that it intends to reduce coverage, increase premiums, or fail to renew existing policy or binder.
1.25Top Customers and Vendors. Section 3.25 of the Disclosure Schedule sets forth a complete and accurate list of the names and addresses of the 20 largest customers measured by annualized revenue run rate for the 2023 calendar year calculated as of May 31, 2023 (the “Material Customers”) and 20 largest vendors measured by expense for the 12-month period ended May 31, 2023 (the “Material Vendors”) of the Company, showing the approximate amount of revenue and expenses, as applicable, with the Company from each such customer or vendor during such 12-month period ended December 31, 2022. Since the Balance Sheet Date, there has been no adverse change in the business relationship of the Company with any Material Customer or Material Vendor. The Company has not received any communication from any Material Customer or Material Vendor of any intention to terminate or materially reduce the business relationship with, or materially increase the prices of products or services provided to, the Company. The Company does not have any outstanding material disputes concerning its products or services with any customer or distributor, and, to the Knowledge of the Company, there is no material dissatisfaction on the part of any Material Customer. The Company has not received any notice from any Material Vendor that such vendor will not continue as a vendor to the Company after the Closing or that such vendor intends to terminate or materially modify existing contracts with the Company or reduce its commitments thereunder. The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business, and, to the Knowledge of the Company, there is no reason why the Company will not continue to have such access on commercially reasonable terms following the Closing.
1.26Banking Relationships. Section 3.26 of the Disclosure Schedule sets forth a complete and accurate description of all arrangements that the Company or the Business has with any banks, savings and loan associations, or other financial institutions providing for checking accounts (or functional equivalents, including but not limited to stored value or prepaid accounts), safe deposit boxes, borrowing arrangements, letters of credit and certificates of deposit, or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.
1.27Accounts Receivable
. The accounts receivable set forth on the Current Balance Sheet, and all accounts receivable arising since the Balance Sheet Date, represent bona fide claims of the Company or the Business against debtors for products provided or services performed or other charges arising on or before the date of this Agreement, and all products provided and services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts, customer, or advertiser requirements. Such accounts receivable are subject to no defenses, counterclaims, or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Current Balance Sheet and, in the case of accounts receivable arising since the Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable that is not greater than the rate reflected by the reserve for bad debts on the Current Balance Sheet. As of the Closing Date, the

accounts receivables set forth on the Pre-Closing Statement will represent bona fide claims of the Company against debtors for products provided or services performed or other charges arising on or before the date of this Agreement, and products provided, or services performed that gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts, customer, or advertiser requirements. Said accounts receivable will be subject to no defenses, counterclaims, or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as reflected on the Current Balance Sheet.
1.28Brokers
. Except as disclosed on Section 3.28 of the Disclosure Schedules, neither the Company, nor any of its stockholders, Representatives, or Affiliates, has employed or made any agreement with any broker, finder, investment banker, or other Person that will result in the obligation of the Company, Parent, or any of their respective Affiliates to pay any brokerage, finder’s, or similar fees or commissions in connection with the Transactions.
1.29Stockholder Notice. The information about the Company furnished by the Company in the Stockholder Notice or any other document mailed, delivered, or otherwise furnished to the Company Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and their executed Joinder Agreements will not contain any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
1.30No Other Agreements. Neither the Company nor any of its stockholders, Representatives, or Affiliates, has any commitment or legal obligation, absolute or contingent, to any other Person or firm other than Parent to sell, assign, transfer, or effect a sale of any of the assets of the Company, to sell or effect a sale of any equity interest in the Company, to effect any merger, consolidation, liquidation, dissolution, or other reorganization of the Company, or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing. The Company is not currently engaged in discussions or negotiations with any party other than Parent with respect to any of the foregoing.
1.31No Other Representations and Warranties.
(a)Except for the representations and warranties contained in this Agreement and any Ancillary Agreements (including the Disclosure Schedules), none of the Company, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or their Representatives and any information, documents, management presentations or materials made available to Parent or Merger Sub in the “Project Tagger” electronic data room hosted on Datasite or in any other form in expectation of the Transactions or as to the future revenue, profitability, or success of the Company.
(b)The Company acknowledges that (i) none of Parent or Merger Sub, nor any other Person on behalf of Parent or Merger Sub, have made any representation or warranty, expressed or implied, as to Parent or Merger Sub, or the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company, the Company Securityholders or their Representatives, or any other matter related to the Transactions, other than those representations and warranties expressly set forth in this Agreement, (ii) in determining to enter into this Agreement, the Company has not relied on any representation or warranty from Parent or Merger Sub or any other Person on behalf of Parent or Merger Sub, or upon the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company, the Company Securityholders, or their Representatives, other than those representations and warranties expressly set forth in this Agreement, and (iii) none of Parent or Merger Sub or any other Person acting on behalf of Parent or Merger Sub shall have any liability to the Company, the Company Securityholders or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of Parent, Merger Sub, or the Surviving Corporation or the future business, operations, or affairs of Parent, Merger Sub, or the Surviving Corporation, except as expressly set forth in this Agreement.
Article IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), each of Parent and Merger Sub hereby represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to the Company as follows:
1.1Due Organization. Each of Parent and Merger Sub is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to conduct its business as it is presently being conducted and to own and use its properties and assets as presently owned and used.
1.2Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken or will take prior to Closing all corporate action necessary, to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to consummate the Transactions, and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which Parent or Merger Sub, as applicable, is a party constitutes the legal, valid, and binding obligation of such party, enforceable against it in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.
1.3Consents and Approval; No Conflict.
(a)Except as required under the DGCL, no notice, declaration, filing, or registration with, or authorization, consent, or approval of, or Governmental Authorization from, any Governmental Body or any other Person is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery, or performance of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party and the consummation of the Transactions by Parent and Merger Sub.
(b)Neither the execution, delivery, or performance of this Agreement or the Ancillary Agreements, nor the consummation of the Transactions, nor compliance by Parent and Merger Sub with any of the provisions of this Agreement or the Ancillary Agreements, will (i) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (ii) violate, conflict with, or result in or constitute a breach or Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Parent’s or Merger Sub’s assets under, any of the terms, conditions, or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Parent or Merger Sub is a party, except for any violation, conflict, breach, Default, termination, acceleration, or creation of Encumbrance that would not prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions; or (iii) violate any Legal Requirement or Court Order.
1.4Legal Proceedings. There is no Legal Proceeding pending against and, to the knowledge of Parent, no Person has threatened to commence any Legal Proceeding against Parent or Merger Sub that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions.
1.5No Prior Activities of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the

Transactions, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
1.6Independent Investigation.
(a)Each of Parent and Merger Sub has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books, and records, and other documents and data of the Company for such purpose.
(b)Each of Parent and Merger Sub acknowledges that (i) none of the Company, nor any other Person on behalf of the Company, have made any representation or warranty, expressed or implied, as to the Company, or the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or their Representatives, or any other matter related to the Transactions, other than those representations and warranties expressly set forth in this Agreement, (ii) in determining to enter into this Agreement, neither Parent nor Merger Sub have relied on any representation or warranty from the Company or any other Person on behalf of the Company, or upon the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or their Representatives, other than those representations and warranties expressly set forth in this Agreement, and (iii) none of the Company or any other Person acting on behalf of the Company shall have any liability to Parent or Merger Sub or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Company or the future business, operations, or affairs of the Company, except as expressly set forth in this Agreement.
1.7No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, none of Parent, Merger Sub, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company, the Company Securityholders, or their respective Representatives and any information, documents, management presentations or materials made available to the Company, the Company Securityholders, or their respective Representatives in expectation of the Transactions or as to the future revenue, profitability, or success of Parent, Merger Sub or the Surviving Corporation.
Article V.
COVENANTS
The Company, the Company Equityholders (by virtue of the execution and delivery of the Joinder Agreements, Transmittal Letters, Award Treatment Agreements as applicable), Parent, and Merger Sub each covenant and agree as follows:
1.1Further Assurances.
(a)Upon the terms and subject to the conditions contained in this Agreement, the parties hereto agree, both before and after the Closing, (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the Transactions, (ii) to execute any documents, instruments, or conveyances of any kind that may be necessary or reasonably advisable to carry out the Transactions, and (iii) to cooperate with each other in connection with the foregoing.
(b)Without limiting the foregoing, the parties hereto agree to use their respective commercially reasonable efforts to (i) obtain all necessary Permits as are required to be obtained under any Legal Requirements and Regulations as are required thereunder in connection with the Merger; (ii) defend all Legal Proceedings challenging this Agreement or the consummation of the Transactions; (iii) lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the Transactions; (iv) give all notices to, and make all registrations and filings with, third parties, including submissions of information requested by any Governmental Body; and (v) fulfill all conditions to this Agreement. The Company will provide Parent a reasonable opportunity to review, comment on, and approve any waivers, consents, approvals, notices, orders, registrations, and filings to be made, given, or used by the Company and will promptly deliver to Parent a copy of each such registration or filing made, each such notice given, and each such waiver, consent, approval, or order obtained by the Company before the Closing Date.
1.2No Solicitation of Other Proposals.
(a)From the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article VIII, the Company will not, and will not authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, willingly encourage others to solicit, or willingly encourage, facilitate or accept any discussions, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any stockholders of the Company. The Company will, and will cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.
(b)From the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article VIII, the Company shall immediately (but in any event, within 24 hours) notify Parent in writing after receipt by the Company (or, to the Knowledge of the Company, by any of its Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent and its Representatives reasonably expected to be in connection with a potential Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.
1.3Notification of Certain Matters. From the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article VIII, Parent, on the one hand, and the Company, on the other hand, will use their respective commercially reasonable efforts to promptly notify each other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause the failure of any condition set forth in Article VI, or (b) any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such Person under this Agreement or any exhibit or schedule to this Agreement; provided, however, that such disclosure will not be deemed to cure any breach of a representation, warranty, covenant, or agreement or to satisfy any condition.

1.4Investigation by Parent. From the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article VIII, the Company will, and will cause its officers, directors, employees, and agents to, afford the Representatives of Parent and its Affiliates reasonable access (on prior notice and during business hours) to the Company and the Business for the purpose of inspecting the same, and to the officers, management-level employees, agents, attorneys, accountants, properties, Company Employee Plans, Books and Records, and Contracts of the Company, and will furnish Parent and its Representatives all financial, operating, legal, and other data and information as Parent or its Affiliates, through their respective Representatives, may reasonably request, including an unaudited balance sheet and the related statements of income, retained earnings, and cash flow of the Business for each month from the date of this Agreement through the Closing Date (to be furnished within ten calendar days after the end of each month), in each case which shall be delivered pursuant to Section 3.12(a).
1.5Conduct of Business. From the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article VIII, the Company will conduct the Business in the ordinary course of business and will not take any action inconsistent with this Agreement or the consummation of the Closing and will use commercially reasonable efforts to: (i) pay or perform all obligations when due and preserve intact the Business; (ii) keep available the services of the present directors, officers, consultants, and employees of the Company; (iii) preserve the assets and Intellectual Property Rights and Technology of the Company (including preserving the confidentiality of any Confidential Information of the Company); and (iv) maintain in effect the Contracts and preserve the relationships of the Company’s contractors, suppliers, sales agents, customers, vendors, licensors, licensees, subscribers, registered users, advertisers, Affiliates, and others having business dealings with it, all with the goal of preserving unimpaired goodwill, the Business and the Company. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with Article VIII, the Company will not, except as specifically contemplated by this Agreement or as consented to by Parent in writing:
(a)change the Company’s authorized or issued capital stock or other equity interests; issue, or commit to issue, any shares of capital stock or other equity interest or any security convertible into or exchangeable for any shares of capital stock or other equity interest (except pursuant to any exercise of currently outstanding Company Options or Company SARs or the vesting of currently outstanding Company RSAs); grant any registration rights; purchase, redeem, retire, or otherwise acquire any shares of any such capital stock or other equity interests; or declare or pay any dividend or other distribution or payment in respect of shares of capital stock or other equity interests;
(b)amend any Organizational Document of the Company;
(c)adopt or change any Tax or other accounting method, principle, or practice or change any annual Tax accounting period; make or change any Tax election; settle or compromise any claim, notice, audit, or assessment in respect of Taxes; file any income or other material Tax Return except in accordance with Section 5.6(a)(i); file any amended Tax Return; make a request for a Tax ruling, enter into or make a request to enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Legal Requirements), voluntary disclosure agreement, or similar agreement (including with a Governmental Body) relating to any Tax; apply for any Tax refund in respect of any Tax credit claim, or surrender any right to claim a Tax refund; settle or compromise any unresolved or ongoing Tax dispute or Tax audit; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or take any other action (or fail to take any action) that could have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Parent and its Affiliates (including the Company) after the Closing;
(d)revalue any assets of the Company, or relating to the Business, including writing off notes or accounts receivable;
(e)cancel any Indebtedness or waive or release any material right or claim of the Company or relating to the Business;

(f)enter or amend the terms of into any employment agreement, consulting agreement, independent contractor agreement, or enter into or amend the terms of any Contract or agreement providing for severance, change of control, bonus, or other similar payment to any Service Provider or other Person;
(g)(i) hire, engage, or terminate any Service Provider, (ii) pay, announce, promise, or grant, whether orally or in writing, increase, or establish (each, as applicable) any form of compensation or benefits payable by the Company, including any grant of any compensatory equity or equity-linked award or increase or change under any Company Employee Plan (except as required under the terms of a Company Employee Plan in effect as of the date hereof or by any Regulation), (iii) accelerate or fund the vesting or payment of any compensation or benefits under any Company Employee Plan, (iv) enter into, adopt, amend, or terminate any Company Employee Plan or (v) otherwise alter the terms and conditions of employment or contract engagement for any current Service Provider;
(h)recognize, or enter into, any contract or other agreement with any labor organization, except as otherwise required by law and after advance notice to Parent;
(i)(i) amend, cancel, or terminate any Material Contract or (ii) enter into any Contract that would constitute a Material Contract if it had been entered into prior to the date hereof;
(j)mortgage, pledge, or otherwise encumber any assets of the Company or relating to the Business;
(k)sell, assign, or transfer any assets of the Company or relating to the Business, other than immaterial non-exclusive licenses and disposition of obsolete assets, in each case, in the ordinary course of business;
(l)dispose, sell, transfer, assign, encumber, pledge, license (other than non-exclusive immaterial licenses granted in the ordinary course of business), abandon, dedicate to the public, fail to maintain, or allow to lapse, in whole or in part, any Company Owned IP;
(m)transfer the registration of any Company Registered IP or fail to timely renew the registration of any Company Registered IP;
(n)fail to maintain or protect the confidentiality of any trade secret related to the Business, Company Source Code, data, or other information related to the Company or Business other than in a commercially reasonable manner and consistent with the Company’s past practice;
(o)issue, acquire, or incur Indebtedness (whether or not convertible into equity) for borrowed money, commit to borrow money, or make or agree to make loans or guarantee Indebtedness;
(p)incur Liabilities of the Company, except Liabilities incurred in the ordinary course of business, or increase or change any assumptions underlying or methods of calculating any doubtful account contingency or other reserves of the Company;
(q)pay, discharge, or satisfy any Liabilities of the Company other than in the ordinary course of business;
(r)make capital expenditures relating to the Company or the Business, execute any Lease to which the Company is a party, or incur any obligations to make any capital expenditures or execute any Lease;
(s)form any Subsidiary or acquire any equity interest or other interest in any other Entity;
(t)commence or settle any Legal Proceeding;

(u)fail to pay or satisfy when due any material Liability of the Company, or related to the Business; or
(v)agree, whether orally or in writing, to do any of the things described in Section 5.5(a) through Section 5.5(u) other than as expressly provided for in this Agreement.
1.6Tax Matters.
(a)Tax Returns.
(i)The Company will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company that are required to be filed (taking into account any extension properly obtained) on or before the Closing Date (each, a “Company Prepared Return”), and will timely pay, or cause to be timely paid, all Taxes of the Company required to be paid on or before the Closing Date. All Company Prepared Returns will be prepared by treating items on such Tax Returns in a manner consistent with the most recent past practices of the Company with respect to such items, except to the extent otherwise required by applicable Legal Requirements. The Company will submit a true, correct, and complete copy of each Company Prepared Return to Parent for review and approval (which approval will not be unreasonably withheld, conditioned, or delayed) at least 20 days before filing such Tax Return, and will make such revisions to such Tax Return as are reasonably requested by Parent.
(ii)Parent will, at the expense of the Company Equityholders, prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for any Pre-Closing Tax Period that are required to be filed after the Closing Date (each, a “Parent Prepared Return”), including, for the avoidance of doubt, Tax Returns of the Company for any Straddle Period. All such Parent Prepared Returns with an initial due date for filing after the Closing Date that are not for a Straddle Period shall be prepared in a manner consistent with the most recent past practices of the Company with respect to such items, except to the extent otherwise required by applicable Legal Requirements. In the event that any Parent Prepared Return shows a material amount of Pre-Closing Taxes that are subject to indemnification by the Company Indemnifying Parties pursuant to this Agreement, Parent shall provide the Securityholder Representative a draft of each such Parent Prepared Return at least twenty days prior to its filing deadline including any extensions thereof (in the case of any income Tax Return) and a reasonable period of time (but in no event less than five days) prior to filing (in the case of any non-income Tax Return), and shall, in good faith, consider any comments submitted by the Securityholder Representative to each such Parent Prepared Return reasonably prior to its submission.
(b)Straddle Period. To the extent permitted by applicable Legal Requirements, the Company will elect to treat all applicable taxable periods as ending on the Closing Date; provided that, if the Company is required to file a Tax Return for a Straddle Period, the portion of any Taxes that are payable for such Straddle Period and relate or are attributable or allocable to the Pre-Closing Tax Period will (i) in the case of property Taxes and similar ad valorem Taxes (in each case, other than Transfer Taxes), be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of all other Taxes (other than Transfer Taxes), be deemed equal to the amount which would be payable as computed on a closing of the books basis as if the relevant taxable period ended as of the close of business on the Closing Date. The allocation of Transfer Taxes shall be exclusively governed by Section 5.6(e).
(c)Tax Contests. The Securityholder Representative and Parent will give prompt notice to each other of any Tax Contest for any Pre-Closing Tax Period. Parent will have the right (but not the obligation) to have sole control of the conduct of all Tax Contests (other than a Pre-Closing Passthrough Tax Contest), including any settlement or compromise thereof; provided, however, that, failure of Parent to promptly notify the Securityholder Representative will not reduce the Company Indemnifying Parties’ indemnity obligation hereunder except to the extent the Securityholder Representative’s ability to defend against such matter is actually and materially prejudiced thereby. To the extent any such Tax Contests are for a Pre-Closing Tax Period and would reasonably be expected to give rise to a claim of indemnification pursuant to this Agreement, Parent will keep the Securityholder Representative reasonably informed of all material developments in such Tax Contests and will consider in good faith any reasonable comments the Securityholder Representative has with respect to such Tax Contests. With respect to any portion of a Tax Contest of the Company or any Company Predecessor for any Pre-Closing Tax Period that is subject to the Partnership Tax Audit Rules (a “Pre-Closing Passthrough Tax Contest”), the Securityholder Representative shall have the right to control such Pre-Closing Passthrough Tax Contest, including any settlement or compromise thereof; provided, however, that (i) the Securityholder Representative will keep Parent reasonably informed of all material developments in such Pre-Closing Passthrough Tax Contest and will consider in good faith any reasonable comments Parent has with respect to such Pre-Closing Passthrough Tax Contest, and (ii) the Securityholder Representative shall not agree to settle, compromise or abandon such Pre-Closing Passthrough Tax Contest without Parent’s consent (which will not be unreasonably withheld or conditioned). Unless Parent and the Securityholder Representative agree that the Tax Contest will be resolved without continuing liability to the Company, the parties acknowledge and agree that with respect to any Pre-Closing Passthrough Tax Contest, Parent shall be entitled to require the Company or such Company Predecessor, as applicable, to make a timely election under Section 6226(a) of the Code (and any similar applicable provision of state or local Tax Legal Requirements) with respect to the alternative to payment of imputed underpayment, and the Securityholder Representative and the Company Equityholders shall cooperate in connection with the foregoing (including furnishing any required statements and executing any required forms or other documents), such that any income Tax liability resulting from the Tax Contest shall be payable by the direct or indirect members of the Company or Company Predecessor, as applicable, for the relevant Pre-Closing Tax Period at issue and not by the Company or Company Predecessor itself. In the event of any conflict or overlap between the provisions of this Section 5.6(c) and Section 7.3 with respect to Tax Contests, the provisions of this Section 5.6(c) will control. For the avoidance of doubt, any claim for indemnification in respect of such Tax Contest will be governed by Article VII.
(d)Cooperation. Parent and the Company, on the one hand, and the Securityholder Representative and the Company Equityholders, on the other hand, agree to furnish, or cause to be furnished, to the other party, upon reasonable request, as promptly as reasonably practicable, such information and assistance relating to Taxes, including providing access to Books and Records, making employees available on a mutually convenient basis, and allowing the other party to take possession of any Books and Records that would otherwise be destroyed or discarded, as is reasonably relevant to the filing of all Tax Returns of or relating to the Company (including the determination of any limitations on the Company’s net operating loss carryforwards and other Tax attributes) and the preparation for the prosecution or defense of any Tax Contest. Notwithstanding the foregoing or anything to the contrary in this Agreement or the Ancillary Agreements, in no event shall the Securityholder Representative or any Company Equityholder be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Parent or its Affiliates (including any affiliated, consolidated, combined or unitary group Tax Return of Parent), other than Tax Returns of the Company that pertain solely to a taxable period ending on or prior to the Closing Date.
(e)Transfer Taxes. All Transfer Taxes will be borne by the Company Equityholders. The Person(s) required to do so under applicable law will timely file, or cause to be timely filed, all Tax Returns required to be filed with respect to Transfer Taxes and provide Parent with evidence satisfactory to Parent that all Transfer Taxes have been timely paid by the Company Equityholders; provided that, if Parent is required by applicable Legal Requirements to file any such Tax Returns, the Company Equityholders will pay the amount of any Taxes shown on such Tax Returns to Parent at least five Business Days before the filing deadline applicable to such Tax Returns; provided that Parent will have the right in its sole discretion to recover such Taxes wholly or partially from the Indemnity Escrow Account instead.
(f)Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Company, on the one hand, and any of the Company’s Affiliates, on the other hand, will be terminated before the Closing Date, and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.
(g)Tax Consequences. Notwithstanding any statement or inference to the contrary in any provision of this Agreement or any other agreement, except for representations and warranties made to Parent or Merger Sub pursuant to this Agreement, no party shall be considered to have made any representations or warranties regarding the Tax treatment of the Transactions, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, or any other aspect of the Transactions. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement and the Transactions.
1.7Employment Matters.
(a)Nothing in this Agreement will, or will be construed so as to, (i) prevent or restrict in any way the right of Parent to terminate, reassign, promote, or demote any Service Provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment or service of any such Service Provider; (ii) create any third-party rights in any such current or former Service Provider of the Company (or any beneficiaries or dependents thereof); (iii) constitute an amendment or modification of any Plan; or (iv) obligate Parent or any of its Affiliates to adopt or maintain any Plan or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any Plan or any other compensatory or benefits arrangement at any time.
(b)If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) with respect to the Company may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the Transactions (determined without regard to Section 280G(b)(4) of the Code), then: (i) promptly following the execution of this Agreement, the Company will obtain and deliver to Parent a Parachute Payment Waiver from each such “disqualified individual”; and (ii) promptly following the delivery of the Parachute Payment Waivers (if any) to Parent, the Company will, in a manner meeting the requirements of the exemption provided under Treasury Regulations Section 1.280G-1 Q/A 6(a)(2) and Treasury Regulations Section 1.280G-1 Q/A-7, provide the Company Stockholders with adequate disclosure of, and submit to the Company Stockholders for their approval (such process, a “Stockholder Vote”), any payments or benefits that would, absent such waivers, disclosure, and approval by the Company Stockholders, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”), such that, if approved by the requisite majority of the Company Stockholders, such payments or benefits will not be deemed to be “parachute payments” under Section 280G of the Code. Parent will have the right to review and approve in advance the form of Parachute Payment Waiver, any communications and disclosure to or consent of the Company Stockholders relating to any Section 280G Payments, and the calculations related to the foregoing, which approval will not be unreasonably withheld. Before the Effective Time, the Company will deliver to Parent evidence reasonably satisfactory to Parent that a Stockholder Vote was solicited in conformance with Treasury Regulations Section 1.280G-1 Q/A-6(a)(2) and Treasury Regulations Section 1.280G-1 Q/A-7, and that either (x) the requisite stockholder approval required under Treasury Regulations Section 1.280G-1 Q/A-7 was obtained with respect to any Section 280G Payment(s) (the “280G Approval”), or (y) the 280G Approval was not obtained with respect to any Section 280G Payment(s) and as a consequence, in accordance with the Parachute Payment Waivers, a portion of the Section 280G Payment(s) with respect to which the 280G Approval was not obtained equal to the smallest portion of such Section 280G Payment necessary to avoid the characterization of any payments or benefits paid to the applicable Person as “parachute payments” (within the meaning of Code Section 280G) will not be made or provided.
(c)The Company will take or cause to be taken all actions necessary to terminate any and all Company Employee Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code, effective no later than the day immediately before the Closing Date. If termination of the Company Employee Plans will reasonably be anticipated to trigger liquidation charges, surrender charges, or other fees, the Company will take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent.
1.8Stockholder Approval; Stockholder Notice.
(a)Promptly following (and in any event within one hour following) the execution and delivery of this Agreement, the Company will deliver to Parent the certified Written Consent of the

Initial Consenting Stockholders, evidencing the adoption and approval of this Agreement, the Ancillary Agreements to which the Company is a party, the Merger and the other Transactions by written consent in accordance with the DGCL and the Company’s Organizational Documents.
(b)The Company will promptly (and in any event within five Business Days after the date of this Agreement) deliver to any Company Stockholder who has not executed the Written Consent a notice that complies with Sections 228(e) and 262 of the DGCL and notifies such Company Stockholders of the adoption and approval of this Agreement, the Ancillary Agreements to which the Company is a party, the Merger and the other Transactions by written consent of the Requisite Stockholders, which notice will also constitute the notice required by applicable Regulation that appraisal or similar rights may be available to the Company Stockholders who did not execute the Written Consent, under certain circumstances, which notice shall solicit execution of Joinder Agreements by Company Stockholders who are not Initial Consenting Stockholders (the “Stockholder Notice”). The Stockholder Notice will be subject to review and approval by Parent and will include information regarding the Company, the terms of the Merger, and this Agreement, and any other information required by applicable Legal Requirements.
1.9Publicity; Confidentiality.
(a)The Company will not, and will cause its Representatives and the Company Securityholders not to, and the Securityholder Representative will not, and will cause its Representatives not to, issue any press releases or make any public announcement with respect to this Agreement or any Ancillary Agreement or the Transactions without the prior written consent of Parent, except as required under applicable Legal Requirements. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that any Company Securityholder that is an investment fund (and its respective Affiliates) may (i) note the existence of the Transactions on its public website, (ii) provide information about the subject matter of this Agreement and the Transactions in connection with its fund raising, marketing, informational or reporting activities (including disclosures with respect to investment multiples, returns on investment, rates of return and other customary financial performance), and (iii) issue a press release, in each case only after Parent has issued a public press release to announce the Merger and provided that any disclosure by such Company Securityholder or its Affiliate does not contain any Confidential Information or details about the Transactions that were not included in Parent’s public press release.
(b)The Company will, and will cause its Representatives and the Company Securityholders to, and the Securityholder Representative will, and will cause its Representatives to, keep this Agreement and the Transactions strictly confidential, and the Company will not, and will cause its Representatives and the Company Securityholders not to, and the Securityholder Representative will not, and will cause its Representatives not to, make any disclosure of or relating to this Agreement or any Ancillary Agreement, or the terms and conditions contained in this Agreement or therein, to any Person without the prior written consent of Parent, except as may be required under applicable Legal Requirement; provided that in the event the Company, the Securityholder Representative, any of their respective Representatives or any Company Securityholder becomes legally compelled to make any such disclosure, then such Person shall, to the extent legally permissible, provide Parent with prompt written notice of such requirement so that Parent may seek a protective order or other appropriate remedy; provided, further, that if such protective order or other appropriate remedy is not obtained, such Person shall disclose only that portion of the information that it is advised by counsel is required by Legal Requirement to be disclosed and such Person shall use commercially reasonable efforts to preserve the confidentiality of such information; provided, further, that the Company may disclose this Agreement and applicable Ancillary Agreements to Company Securityholders who are subject to confidentiality restrictions for the benefit of Parent that are comparable to those set forth in this Section 5.9 for the purpose of obtaining such Company Securityholders’ consent to the Transactions (including for the purpose of any such Company Securityholder executing a Joinder Agreement, Award Treatment Agreement or other applicable Ancillary Agreements contemplated by this Agreement). The Securityholder Representative shall hold in confidence all documents and information furnished to it in connection with the Transaction. Notwithstanding anything herein to the contrary, following the Closing, the Securityholder Representative shall be permitted to: (i) after the issuance of a public press release to announce the Merger by Parent, announce that it has been engaged to serve as the Securityholder

Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (ii) disclose information as may be required under applicable Legal Requirement or to advisors and representatives of the Securityholder Representative and to the Company Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
(c)The parties hereto acknowledge that the NDA shall continue to be in full force and effect in accordance with its terms; provided that Parent and its Affiliates shall not be subject to the terms of the NDA following the Closing. The Securityholder Representative hereby agrees, in addition to its obligations in Section 5.9(b) above, to also keep any materials, documents, and information related to the Agreement and the Transactions (including any materials, documents, and information related to the Company), strictly confidential.
1.10Termination of Certain Agreements. Before the Effective Time, the Company will take all actions necessary to terminate as of or prior to the Effective Time, and will cause to be terminated as of or prior to the Effective Time, the Contracts listed on Schedule 5.10 (collectively, the “Terminated Agreements”), in each case without any further Liability to the Company or the Surviving Corporation.
1.11Payoff Letters; Prepayment Notices; Invoices. Before the Effective Time, the Company will (a) deliver to Parent duly executed copies of customary payoff letters that include customary lien releases, terminations of control arrangements and authorizations to file UCC or similar termination statements (to the extent applicable) (the “Payoff Letters”), in form and substance reasonably satisfactory to Parent, in connection with the repayment, discharge and termination of the Indebtedness listed on Schedule 5.11 outstanding as of immediately before the Effective Time and (b) make arrangements for the delivery of any possessory collateral to Parent substantially concurrently with the Closing, subject to the receipt of the applicable payoff amounts. Prior to the Closing, the Company shall have (i) delivered any prepayment notices necessary to permit the Company to prepay, substantially concurrently with the Closing, the Indebtedness listed on Schedule 5.11 and (ii) shall have obtained and delivered to Parent invoices evidencing the non-compensatory Estimated Closing Transaction Expenses (the “Invoices”).
1.12Indemnification of Directors and Officers.
(a)From and after the Effective Time, and until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company (the “D&O Indemnified Parties”) pursuant to any indemnification provisions under the Organizational Documents of the Company and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties that are listed on Schedule 5.12(a) (the “D&O Indemnifiable Matters”); provided, however, that (i) the foregoing obligations shall be subject to any limitation imposed by applicable Legal Requirements, and (ii) no D&O Indemnified Party shall have any right of contribution, indemnification or right of advancement from Parent, Surviving Corporation, or their respective successors with respect to any Damages claimed by any of the Indemnified Parties against such D&O Indemnified Party in his or her capacity as a Company Equityholder pursuant to this Agreement.
(b)Prior to the Closing, the Company shall purchase and fully pay (and such purchase price shall be included in Company Transaction Expenses) for (i) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Parent that shall provide the D&O Indemnified Parties with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”); and (ii) an extended reporting period endorsement under the Company’s existing cyber security insurance policy (the “Cyber Tail Policy” and together with the D&O Tail Policy, the “Tail Policies”) in a form acceptable to Parent, which shall provide coverage for three years following the Effective Time and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the cyber security insurance coverage currently maintained by the

Company. Parent shall not, and shall cause the Surviving Corporation not to, take any action to eliminate such Tail Policies. The cost of the Tail Policies shall be considered a Company Transaction Expense for purposes of this Agreement. At or prior to the Closing, the Company shall provide a copy of the Tail Policies to Parent, along with written confirmation from the insurance provider that the Tail Policies will be bound at Closing.
1.13Waiver of Conflicts Regarding Representation; Attorney Client Communications.
(a)Each of the parties acknowledges and agrees, on its own behalf and on behalf of its Representatives and Affiliates, that the Company is the client of Husch Blackwell LLP (“Husch Blackwell”). After the Closing, it is possible that Husch Blackwell will represent the Company Securityholders, the Securityholder Representative, or their respective Representatives and Affiliates (individually and collectively, the “Seller Parties” and each, a “Seller Party”) in connection with the Transactions, and any claims made hereunder and thereunder. Parent and its Affiliates (including the Surviving Corporation) (collectively, the “Buyer Parties”, and each, a “Buyer Party”) hereby agree that Husch Blackwell (or any successor) may represent and serve as counsel to all or any of the Seller Parties in connection with any litigation, claim, obligation, or any other matter arising out of or relating to this Agreement, the Ancillary Agreements, or the Transactions. Parent shall not, and shall cause the other Buyer Parties not to, seek or have Husch Blackwell disqualified from any such representation solely based upon the prior representation of any Seller Party by Husch Blackwell. Each of the parties consents thereto, and waives any conflict of interest arising therefrom, and each such party will cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection with this waiver.
(b)Any communications between the Company or a Seller Party, on the one hand, and Husch Blackwell, on the other hand, that relate to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, including any emails, correspondence, invoices, recordings, and other documents or files and all attorney work product prepared in connection therewith (collectively, the “Attorney Client Communications”) shall be deemed to be attorney client privileged and shall belong solely to the Seller Parties, and shall not pass to or be claimed by any of the Buyer Parties. Parent acknowledges and agrees, for itself and on behalf of the other Buyer Parties, upon and after the Closing, that: (i) the Seller Parties and Husch Blackwell shall be the sole holders of the Attorney Client Communications, and none of the Buyer Parties shall be a holder of such Attorney Client Communications; and (ii) Husch Blackwell shall have no duty whatsoever to reveal or disclose any Attorney Client Communications to the Buyer Parties. Notwithstanding the foregoing, in the event that a dispute arises between any Buyer Party, on the one hand, and a third party other than any Seller Party, on the other hand, such Buyer Party may assert the attorney client privilege to prevent disclosure of confidential communications to such third party; provided, however, that no Buyer Party may waive such privilege without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed). In the event that any Buyer Party is required by a Legal Proceeding to access or obtain a copy of all or a portion of the Attorney Client Communications, to the extent (x) permitted by Legal Requirement, and (y) advisable in the opinion of Parent’s outside counsel, then Parent shall immediately (and, in any event, within two Business Days) notify the Securityholder Representative in writing so that the Securityholder Representative may seek a protective order at the Company Equityholders’ sole cost and expense (which, for the avoidance of doubt, shall first be satisfied from the Securityholder Representative Reserve to the extent funds are available therein, and then second from each Company Equityholder based on such Company Equityholder’s Pro Rata Percentage of such costs and expenses).
(c)This Section 5.13 is intended for the benefit of, and shall be enforceable by, Husch Blackwell. This Section 5.13 shall be irrevocable, and no term of this Section 5.13 may be amended, waived or modified, without the prior written consent of Husch Blackwell (such consent not to be unreasonably withheld, conditioned or delayed).

1.14R&W Insurance Policy. Prior to the Closing, Parent shall use commercially reasonable efforts to obtain and bind the R&W Insurance Policy. The Company shall cooperate with Parent and provide assistance as reasonably requested by Parent to obtain and bind the R&W Insurance Policy.
Article VI.
CONDITIONS TO CLOSING
1.1Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions are subject, in the discretion of the Company, to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by the Company:
(a)Representations, Warranties, and Covenants.
(i)All representations and warranties of Parent and Merger Sub contained in this Agreement will be true and correct at and as of the date of this Agreement and at and as of the Closing Date (except for any such representations and warranties that expressly relate to a specific date, then as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of the Transactions.
(ii)Parent and Merger Sub will have performed and satisfied in all material respects all agreements, obligations and covenants required by this Agreement to be performed by Parent and Merger Sub before or on the Closing Date.
(b)No Actions or Court Orders. No Court Order issued by any court of competent jurisdiction or other legal or regulatory restraint preventing the consummation of the Transactions will be in effect, nor will there be any action taken by any Governmental Body, or any Legal Requirement or Regulation enacted that has not been overturned or otherwise made inapplicable to this Agreement, that prevents the consummation of the Transactions or that makes the Merger illegal.
(c)R&W Insurance Policy. Parent shall have obtained and bound the R&W Insurance Policy pursuant to Section 5.14.
(d)Deliveries. Parent and Merger Sub will have delivered to the Company each of the items set forth in Section 2.2(a).
1.2Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions are subject, in the discretion of Parent, to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by Parent:
(a)Representations, Warranties, and Covenants.
(i)All representations and warranties of the Company contained in this Agreement (other than the Fundamental Representations) will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except for any such representations and warranties that expressly relate to a specific date, then as of such date (in each case, without giving effect to materiality qualifications or Material Adverse Effect qualifications).
(ii)All Fundamental Representations will be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except if any such representations and warranties expressly relate to a specific date, then such representations and warranties will be true and correct as of such date.
(iii)The Company will have performed and satisfied in all material respects all agreements, obligations and covenants required by this Agreement to be performed by the Company before or on the Closing Date.

(b)Consents; Regulatory Compliance and Approval. Any third-party and governmental consents, approvals, or authorizations necessary for the valid consummation of the Transactions and identified on Schedule 6.2(b) will have been obtained.
(c)No Actions or Court Orders. No Court Order issued by any court of competent jurisdiction or other legal or regulatory restraint preventing the consummation of the Transactions will be in effect, nor will there be any action taken by any Governmental Body, or any Legal Requirement or Regulation enacted that has not been overturned or otherwise made inapplicable to this Agreement that prevents the consummation of the Transactions or that makes the Merger illegal.
(d)Material Adverse Effect. Since the date of this Agreement, there will not have occurred any Material Adverse Effect with respect to the Company or the Business.
(e)Board Approval. This Agreement shall have been approved by the Board, which approval shall not have been altered, modified, changed or revoked, in each case, without the prior written approval of Parent.
(f)Written Consent. The Company will have delivered to Parent the Written Consent duly executed by the Requisite Stockholders.
(g)Joinder Agreements. The Joinder Agreements will be in full force and effect, no Initial Consenting Stockholder will have repudiated the Joinder Agreements, and holders of at least 85% of the outstanding Company Capital Stock (on an As-Converted Basis) entitled to vote outstanding immediately before the Effective Time will either be Initial Consenting Stockholders or will have delivered a duly executed Joinder Agreement to Parent, which Joinder Agreements shall be duly countersigned by the Company.
(h)Dissenting Stockholders. Company Stockholders holding no more than an aggregate of 1% of the outstanding Company Capital Stock (on an As-Converted Basis) will have asserted appraisal or dissenters’ rights in accordance with the DGCL.
(i)Key Person Agreements, Employees, Restrictive Covenant Agreements, and Employee Terminations.
(i)The Key Person Agreements for each Key Person will be in full force and effect at the Closing, and no Key Person will have (A) repudiated such Key Person’s Key Person Agreement; (B) notified Parent, the Company, or any of their Affiliates that they are terminating (or expressed to Parent, the Company, or any of their Affiliates any intention to terminate) their employment with the Company, Parent or its Affiliate, as applicable; or (C) otherwise be unable to continue in employment with the Company, Parent or its Affiliate following the Closing.
(ii)Each Restrictive Covenant Agreement will be in full force and effect, and no Restrictive Covenant Signatory will have repudiated such Restrictive Covenant Signatory’s Restrictive Covenant Agreement.
(j)Other Deliveries. Parent will have received from the Company each of the items set forth in Section 2.2(b).
Article VII.
INDEMNIFICATION; REMEDIES
1.1Survival of Representations, Etc.
(a)Representations and Warranties. All of the representations and warranties made by the Company or any Company Equityholder in this Agreement will survive the Closing for a period of 12 months following the Closing Date, except that (i) the IP Representations will survive until the date which is 18 months following the Closing Date, (ii) the Fundamental Representations (other than the Tax

Representations) will survive until the date which is six years following the Closing Date and (iii) the Tax Representations will survive until 60 days following the expiration of the longest applicable statute of limitations (giving effect to any waiver, extension or mitigation thereof and including, for the avoidance of doubt, statutes of limitations applicable to third-party claims and governmental proceedings) with respect to the matters addressed in such sections. It is the express intent of the parties that the longest applicable statute of limitations will be longer than the statute of limitations for breach of contract. Claims based upon or arising out of any representation or warranty may be asserted at any time before the expiration of the applicable survival period.
(b)Covenants. All of the covenants, agreements, and obligations of the parties under this Agreement will survive the Closing until fully performed in accordance with their respective terms, subject to any applicable statute of limitations (including any extensions thereof); provided that the Company Indemnifying Parties’ obligations in Section 7.2(a)(xi) will survive the Closing until the earlier of (i) the date which is three years following the Closing Date or (ii) the date on which the R&W Insurer amends the R&W Insurance Policy to delete Section 1(e)(iii)(Z) thereof.
(c)Pending Claims. Notwithstanding the foregoing, the expiration of the representations, warranties, covenants, agreements, and obligations provided in this Agreement will not affect the rights of an Indemnified Party in respect of any claim for indemnification made by such party in a writing received by the other party before the expiration of the applicable survival period provided in this Agreement (and, for the avoidance of doubt, such claim for indemnification need not be filed in a court or other tribunal before the expiration of the applicable survival period).
(d)Representations Not Limited. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants, and obligations. Other than with respect to any claim for Fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, covenant or agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.
1.2Indemnification.
(a)Indemnification by the Company Equityholders. From and after the consummation of the Merger, each Company Equityholder (collectively, the “Company Indemnifying Parties”), severally and not jointly, will in accordance with each Company Equityholder’s Pro Rata Percentage, indemnify, save, and hold harmless each of (i) Parent; (ii) Parent’s current and future Affiliates (including the Surviving Corporation); (iii) the respective Representatives of the Persons referred to in clauses (i) and (ii) above; and (iv) the respective successors and assigns of the Persons referred to in clauses (i), (ii), and (iii) above (collectively, the “Company Indemnified Parties”) from and against any and all Damages paid, suffered, sustained or incurred in connection with, arising out of, resulting from, or incident to:
(i)any inaccuracies in or breach of any representation or warranty made by the Company in this Agreement or in any attachment, Exhibit, Disclosure Schedule, certificate, document, or list delivered pursuant to this Agreement (in each case, without giving effect to materiality or Material Adverse Effect qualifications for purposes of determining whether an inaccuracy in or breach of such representations or warranties existed or occurred and the calculation of the amount of Damages incurred);
(ii)any inaccuracies in or breach of any representation or warranty made by a Company Indemnifying Party in the Transmittal Letter or any Ancillary Agreement delivered by such Company Indemnifying Party;
(iii)any breach of any covenant or agreement made by the Company in or in accordance with this Agreement;

(iv)any breach of any covenant or agreement made by any Company Indemnifying Party in the Transmittal Letter or any Ancillary Agreement delivered by such Company Indemnifying Party;
(v)any Indebtedness of the Company or Company Transaction Expenses that are unpaid as of the Closing and not taken into account in the final calculation of Closing Indebtedness or Closing Transaction Expenses;
(vi)any Excess Dissenting Share Payments;
(vii)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim or allegation (A) of any inaccuracy in any information set forth in the Closing Consideration Schedule, (B) that any Company Securityholder or any other Person is entitled to any amount in connection with the Merger (other than, with respect to any Company Equityholder, the consideration allocable to such Company Equityholder in accordance with Article I, as set forth in the Closing Consideration Schedule) or (C) of breach of fiduciary duty of a D&O Indemnified Party in connection with the Transactions;
(viii)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Pre-Closing Taxes, except to the extent such Taxes are set forth on the face of the Closing Statement and expressly taken into account in Indebtedness;
(ix)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claims by any D&O Indemnified Parties in respect of D&O Indemnifiable Matters that are not otherwise fully covered by the D&O Tail Policy;
(x)any Fraud or willful breach by the Company;
(xi)the matters set forth on Schedule 7.2(a)(xi) (collectively, the “Specified Matters”); or
(xii)any Legal Proceeding that, if the facts alleged therein were true, would give rise to or result in an indemnification obligation under any of the above subsections (i) through (xi).
For purposes of clarifying the meaning of “several” indemnification by each Company Indemnifying Party under this Section 7.2(a) shall mean: (A) any portion of the Indemnity Escrow Amount that is recovered by any Company Indemnified Party in accordance with this Article VII will be deemed to have been “severally” recovered from the Company Indemnifying Parties in accordance with the terms of this Agreement to the extent each Company Equityholder’s entitlement to the Indemnity Escrow Amount has been reduced in accordance with their respective Pro Rata Percentages; (B) with respect to claims for indemnification under this Section 7.2(a) that are not recovered from the Indemnity Escrow Amount, (1) if any indemnification payment is owed, each Company Indemnifying Party’s indemnification obligation in accordance with this Article VII will be equal to such Company Indemnifying Party’s Pro Rata Percentage of the applicable Damages with respect to which the indemnification payment is made, (2) such claim for indemnification will be subject to 10.18(c) and subsection (C) of this Section 7.2(a), and (3) the Company Indemnified Party will have the right to pursue the indemnification claim directly against each Company Indemnifying Party in accordance with the terms of this Agreement; and (C) notwithstanding anything herein to the contrary, in the case of a claim for indemnification (any such claims, “Indemnifying Party Specific Claims”) against a Company Indemnifying Party based solely on Section 7.2(a)(ii) or Section 7.2(a)(iv) (such Company Indemnifying Party responsible for the breach that gave rise to such Indemnifying Party Specific Claim, a “Responsible Indemnifying Party”), the Company Indemnified Party shall (1) offset the applicable Damages from the Indemnity Escrow Amount (and the applicable Responsible Indemnifying Party’s entitlement to the Indemnity Escrow Amount will be reduced in the amount of such Damages for all purposes under this Agreement, including pursuant to Section 1.5(c)(iii) and Section 7.6; provided, that if such Damages exceed such Responsible Indemnifying Party’s Pro Rata Percentage portion of the then-remaining Indemnity Escrow Amount, then each other Company Equityholder shall be entitled to recover such Company Equityholder’s Pro Rata Percentage portion of such excess amount directly from such Responsible Indemnifying Party), and, if such offset does not fully satisfy the amount of such Indemnifying Party Specific Claim, then Parent’s sole recourse shall be seeking such shortfall by (2) pursuing the Indemnifying Party Specific Claim directly against the applicable Responsible Indemnifying Parties in accordance with the terms of this Agreement (and each such Responsible Indemnifying Party will be required to indemnify the Company Indemnified Parties for all Damages arising from such Indemnifying Party Specific Claim).
(b)Indemnification by Parent. From and after the consummation of the Merger, Parent and the Surviving Corporation (the “Parent Indemnifying Parties”) will, jointly and severally, indemnify, save, and hold harmless each Company Equityholder (the “Parent Indemnified Parties”) from and against any and all Damages paid, suffered, sustained or incurred in connection with, arising out of, resulting from, or incident to:
(i)any inaccuracies in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement or in any Ancillary Agreement, attachment, Exhibit, Disclosure Schedule, certificate, document, or list delivered pursuant to this Agreement;
(ii)any breach of any covenant or agreement made by Parent or Merger Sub in or in accordance with this Agreement or any Ancillary Agreement; or
(iii)any Fraud or willful breach by Parent or Merger Sub.
(c)Indemnifying Parties. References in this Article VII to (i) “Indemnifying Party” will be deemed to be references to either the Company Indemnifying Parties or the Parent Indemnifying Parties, as applicable, and in each case collectively, (ii) “Indemnified Party” will be deemed to be references to either the Company Indemnified Parties or the Parent Indemnified Parties, as applicable, and in each case collectively. For the avoidance of doubt, subject Section 7.2(a)(C), the Securityholder Representative will represent the Company Indemnifying Parties with respect to all such matters as provided in Section 10.18 (and any notice requirement with respect to any notice required to be provided under this Article VII by a Company Indemnified Party will be deemed satisfied if such notice is delivered to the Securityholder Representative).
1.3Indemnification Procedures.
(a)Cooperation. Subject to Section 5.13, the Indemnified Parties and the Indemnifying Parties will reasonably cooperate with each other and their attorneys in the investigation, trial, and defense of any Legal Proceeding arising from third-party claims and any appeal arising therefrom; provided, however, that, subject to Section 7.3(b), the party not controlling the defense of such lawsuit or action may, at its own cost, participate in (but not control) the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom. The parties will cooperate with each other in any notifications to insurers.
(b)Claims for Indemnification.
(i)If a claim for Damages is to be made by an Indemnified Party to the Indemnifying Parties pursuant to Section 7.2, then, in the case of (A) a claim by a Company Indemnified Party, Parent will, subject to this Article VII, deliver a written notice to the Securityholder Representative with respect to such claim for indemnification promptly after Parent becomes aware of any fact, condition, or event which may give rise to Damages for which indemnification may be sought under this Article VII, and (B) a claim by a Parent Indemnified Party, the Securityholder Representative will, subject to this Article VII, deliver a written notice to Parent with respect to such claim for indemnification promptly after the Securityholder Representative becomes aware of any fact, condition, or event which may give rise to Damages for which indemnification may be sought under this Article VII, (with respect to each such notice, in the case of an indemnity claim arising from a third-party claim, a “Third-Party Claim Notice”, and in the case of any claim that has not arisen with respect to a third-party claim, a “Direct Claim Notice”), provided, that the failure of Parent or the Securityholder Representative, as applicable, to give prompt notice under this Agreement will not affect rights to indemnification under this Agreement, except to the extent that the applicable Indemnifying Party forfeits rights or defenses by reason of such failure. Each Third-Party Claim Notice and Direct Claim Notice shall describe the underlying claim in reasonable detail, shall contain, if known, a good faith estimate of the Damages that have been or may be sustained by the Indemnified Party making such claim, and shall include, in the case of a Direct Claim Notice, a reasonable explanation of the basis for the indemnification claim(s) to the extent of the facts then known by the Indemnified Party, and in the case of a Third-Party Claim Notice, a reasonable explanation of the basis for the third-party claim to the extent of the facts then known by the Indemnified Party.
(ii)In the case of a delivery of the Third-Party Claim Notice by an Indemnified Party, the Securityholder Representative or Parent, as applicable, will be entitled to participate in, or by giving written notice to the Indemnified Party, to assume, at its own cost, risk, and expense, the defense of such claim, and the Indemnified Party shall reasonably cooperate in such defense in accordance with Section 7.3(a); provided, that the Indemnified Party shall have the right, at its own cost, risk, and expense, to participate in the defense of any such third-party claim subject to the Indemnified Party’s right to control the defense; provided, further, that (1) Parent or the Securityholder Representative, as applicable, shall not be entitled the assume the defense of any third-party claims (A) involving or seeking equitable relief, (B) involving or seeking potential criminal or regulatory liability, (C) or in the case of a claim by a Company Indemnified Party, for alleged breaches of the Fundamental Representations or IP Representation; (2) where an actual or potential conflict exists between the Indemnifying Party and the Indemnified Party in connection with the defense of the third-party claim; and (3) Parent or the Securityholder Representative, as applicable, consents to and does in fact conduct the defense of the third-party claim actively and diligently; and (4) settlement of, an adverse judgment with respect to, or conduct of the defense of the third-party claim is not, in the good faith judgment of the Indemnified Party, reasonably likely to (x) be adverse to the Indemnified Party’s or any of its Affiliate’s reputation or continuing business interests (including its relationship with current or future customer, suppliers or other parties) or (y) exceed the limitations on the applicable Indemnifying Party’s aggregate indemnification obligations as set forth in Section 7.4 with respect to the applicable third-party claim.
(iii)Notwithstanding the foregoing, neither Parent nor the Securityholder Representative, on the one hand, shall consent to the entry of any judgment or enter into a settlement of any third-party claim without the prior written consent of the Indemnified Party, on the other hand (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.3(b)(iii). If a firm offer is made to settle a third-party claim (A) without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party, (B) provides, in customary form, for the unconditional, full and general release of each Indemnified Party from all liabilities and obligations arising from, relating to or in connection with such third-party claim, (C) provides for the payment by the Indemnifying Party of money as primary relief for the claimant, and (D) results in no finding or admission of any violation or breach of Legal Requirements or the rights of any Person and results in no effect on any other claims that are then pending against or may be made by any Person against any Indemnified Party, and Parent or the Securityholder Representative, on the one hand, determines in good faith that such firm offer is reasonable and desires to accept and agree to such offer, such person shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 30 days after its receipt of such notice, Parent or the Securityholder Representative, as applicable, may continue to contest or defend such third-party claim and in such event, the maximum liability of the applicable Indemnifying Parties as to such third-party claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such third-party claim, the Securityholder Representative or Parent, as applicable, may settle the third-party claim upon the terms set forth in such firm offer to settle such third-party claim.
(iv)Resolution of Objections to Claims.
(A)Each of Parent or the Securityholder Representative, as applicable and on the one hand, shall have 30 days after its receipt of the Direct Claim Notice to respond in a written notice to the Securityholder Representative or Parent, as applicable and on the other hand, that it contests a claim or claims by an Indemnified Party made in any Direct Claim Notice. During such 30-day period, the Indemnified Party shall reasonably cooperate with and assist Parent or the Securityholder Representative, as applicable, and its professional advisors, including counsel, to investigate the matter or circumstance alleged to give rise to the underlying claim, and whether and to what extent any amount is payable in respect thereof, including, in the case of a direct claim by a Company Indemnified Party against a Company Indemnifying Party, furnishing, without expense, to the Securityholder Representative, reasonable access to Parent’s and the Surviving Corporation’s (x) Books and Records relating to such direct claim, and (y) employees which were formerly employees of the Company; provided that nothing in the foregoing shall require the Indemnified Party to waive any privilege or protection applicable to such information, records, and documents.
(B)If Parent or the Securityholder Representative, as applicable, objects in writing to any claim or claims by the Indemnified Party made in any Direct Claim Notice within the 30-day period referenced in Section 7.3(b)(iv)(A), the Indemnified Party and the Indemnifying Party shall attempt in good faith for 30 days after Indemnified Party’s receipt of such written objection to resolve such objection. If the Indemnified Party and the Indemnifying Party shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both the Indemnified Party and the Securityholder Representative or Parent, as applicable. If no such agreement can be reached during the 30-day period for good faith negotiation referenced in this Section 7.3(b)(iv)(B), but in any event upon the expiration of such 30-day period, the Indemnified Party may pursue the remedies available to it as permitted by this Agreement.
(C)If the Securityholder Representative or Parent, as applicable, does not object in writing to any claim or claims by the Indemnified Party made in any Direct Claim Notice in accordance with Section 7.3(b)(iv)(B), then such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative on behalf of the Company Equityholders that the Indemnified Party is entitled to the full amount of the claim for Damages set forth in such Direct Claim Notice if and to the extent such Damages are actually paid, incurred, suffered or sustained, but subject to the other limitations on recovery set forth herein.
(v)Within ten Business Days following the resolution of any indemnification claim made in any Third-Party Claim Notice or Direct Claim Notice pursuant to which the Indemnified Parties are entitled under this Agreement, and so choose, to recover directly from the Indemnifying Parties, each Indemnifying Party shall pay its Pro Rata Percentage of the applicable Damages to Parent, by wire transfer of immediately available funds, to an account designated by Parent in writing to each Company Equityholder.
(vi)In the event of any conflict or overlap between the provisions of this Section 7.3 and Section 5.6(c) with respect to Tax Contests, the provisions of Section 5.6(c) will control.
1.4Limitations on Indemnity.
(a)Deductible. The Company Indemnifying Parties will not be liable under Section 7.2(a)(i), (ii) or (xi) for any Damages until the aggregate amount otherwise due to the Company Indemnified Parties exceeds an accumulated total of $385,000 (the “Deductible”); provided, however, that the Deductible will not apply to (i) any inaccuracy or breach of any Fundamental Representation or IP Representation or (ii) in the case of Fraud. Once the aggregate amount of Damages under Section 7.2(a)(i), (ii) and/or (xi) exceeds the Deductible, then the Company Indemnified Parties will have the right to recover all Damages under Section 7.2(a)(i), (ii) and/or (xi) in excess of the Deductible.
(b)Caps.
(i)The Company Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 7.2(a)(i) (other than in respect of the Fundamental Representations and the IP Representations and in the case of claims arising out of or based upon Fraud) shall be recourse against the Indemnity Escrow Amount for an amount up to $385,000 (the “General Cap”) and the R&W Insurance Policy.

(ii)The maximum aggregate amount of Damages for which the Company Indemnifying Parties will be liable to the Company Indemnified Parties under (x) (A) Section 7.2(a)(i) in respect of breaches of any Fundamental Representations and the IP Representations, (B) Section 7.2(a)(ii) through Section 7.2(a)(x) and (C) Section 7.2(a)(xii) (other than in respect of claims arising out of or based upon the Specified Matters) will in each case equal the Merger Consideration actually received by such Company Indemnifying Party; and (y) (A) Section 7.2(a)(xi) and (B) Section 7.2(a)(xii) in respect of claims arising out of or based upon the Specified Matters will in each case equal $14,000,000 (in each case of the foregoing clauses (x) and (y) including, for the avoidance of doubt, the Indemnity Escrow Amount, if and to the extent released to such Company Indemnifying Party), unless, in each case of the foregoing clauses (x) and (y), such indemnity claim is being made in respect of Fraud committed by such Indemnifying Party (in which event there shall be no limitation on the liability of such Indemnifying Party hereunder with respect to such Fraud).
(c)Order of Recovery. Subject to the terms and conditions of this Agreement, from and after the Effective Time, any indemnification to which any of the Company Indemnified Parties are entitled to under this Agreement as a result of any Damages shall be satisfied as follows: (i) first, by recouping such Damages from the Indemnity Escrow Account until the earlier of: (A) for indemnification claims under Section 7.2(a)(i) (other than in respect of the Fundamental Representations and the IP Representations and in the case of claims arising out of or based upon Fraud), the General Cap is exhausted, and (B) for all other indemnification claims under this Agreement, until the Indemnity Escrow Account is exhausted or released pursuant to the terms of the Escrow Agreement and this Agreement; provided, that, for the avoidance of doubt, the Company Indemnified Parties shall not be required pursuant to this clause (i) to recoup any amounts from the Indemnity Escrow Account that otherwise would be recoverable under the R&W Insurance Policy or Tail Policies, (ii) second, from the R&W Insurance Policy and the Tail Policies to the extent such Damages are covered by the R&W Insurance Policy and the Tail Policies; provided, that Parent shall only be required (which shall exclude any requirement to litigate) to seek such recovery with respect to matters that are covered by such policies, and (iii) finally, subject to the limitations set forth in this Section 7.4(c) and Section 7.4(f), directly from the Company Indemnifying Parties in accordance with each such Company Indemnifying Party’s Pro Rata Percentage. Subject to the foregoing, each Company Indemnified Party agrees to make all claims under the R&W Insurance Policy and the Tail Policies, as applicable, to seek recovery under the R&W Insurance Policy and the Tail Policies, as applicable, for all Damages, solely to the extent such Damages are covered thereby (and not expressly excluded from coverage thereunder or less than the retention thereunder). No Company Indemnified Party shall recover any Damages from the Indemnity Escrow Account except in accordance with the terms of this Agreement and the Escrow Agreement. Any recovery pursuant to this Section 7.4(c) shall be limited to the amount of any Damages that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Company Indemnified Party (including the Surviving Corporation) in respect of such claim. Subject to the terms and conditions of this Agreement, from and after the Effective Time, any indemnification to which any of the Parent Indemnified Parties are entitled to under this Agreement as a result of any Damages shall be satisfied directly from the Parent Indemnifying Parties on a joint and several basis.
(d)Provisions Relating to Damages. The term “Damages” as used in this Article VII (i) is not limited to matters asserted by third parties, but includes Damages incurred or sustained by any Indemnified Party in the absence of third-party claims, and (ii) shall exclude punitive damages, except as awarded to a third party. With respect to claims pursuant to a Direct Claim Notice, payments by a party of amounts for which such party is indemnified under this Agreement will not be a condition precedent to recovery.
(e)No Contribution. No Company Indemnifying Party will have any right to reimbursement or contribution from, subrogation to, or indemnification from the Surviving Corporation (or any Affiliate thereof) with respect to any indemnification claim of a Company Indemnified Party against any Company Indemnifying Party its capacity as such under this Agreement or otherwise in connection with this Agreement.

(f)Additional Limitations. Notwithstanding anything to the contrary contained herein, in no event shall the Company Indemnified Parties have any right to indemnification under this Article VII in respect of the matters set forth on Schedule 7.4(f).
1.5Tax Treatment. All indemnification payments made pursuant to this Agreement will be treated as an adjustment to the Merger Consideration for all Tax purposes, except to the extent required by applicable Legal Requirements. The amount of any Damages for which indemnification is provided under this Agreement will be determined without regard to any item of loss, deduction, credit, or other Tax asset or attribute: (i) of Parent and its Affiliates (other than the Surviving Corporation), or (ii) of the Surviving Corporation to the extent arising or attributable to any taxable period (or portion thereof) beginning after Closing.
1.6Release of Indemnity Escrow Amount.
(a)Within three Business Days following the resolution of any indemnification claim made in any Third-Party Claim Notice or Direct Claim Notice pursuant to which the Company Indemnified Parties are entitled, and so choose, to recover from the Indemnity Escrow Amount, Parent and the Securityholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Account to Parent an amount in the aggregate equal to the Damages arising with respect to such indemnification claim, to the extent of funds then available in the Indemnity Escrow Account.
(b)On or before the third Business Day after the one year anniversary of the Closing Date (the “Indemnity Escrow Expiration Date”), Parent will notify the Securityholder Representative in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement, as described in each Third-Party Claim Notice or Direct Claim Notice that was delivered to the Securityholder Representative at or prior to 11:59 p.m. (Central Time) on the Indemnity Escrow Expiration Date, but not resolved, at or prior to such time (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”). Within ten Business Days following the Indemnity Escrow Expiration Date, Parent and the Securityholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Account an amount in the aggregate equal to (i) the funds remaining in the Indemnity Escrow Account as of the Indemnity Escrow Expiration Date, minus (ii) the Retained Escrow Amount (such amount to be released, the “Released Escrow Amount”) to (A) the Paying Agent for further distribution to each Company Equityholder, with respect to the portion of the Released Escrow Amount to be paid in respect of shares of Company Capital Stock, Company Options and Company SARs (other than Employee Options, Employee SARs and Company Vested RSA Shares), such Company Equityholder’s Pro Rata Percentage of the Released Escrow Amount and (B) the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system to the Company Equityholders that are holders Employee Options, Employee SARs or Company Vested RSA Shares, with respect to the portion of the Released Escrow Amount to be paid in respect of Employee Options, Employee SARs and Company Vested RSA Shares, such Company Equityholder’s Pro Rata Percentage of the Released Escrow Amount (such payment to be net of applicable withholding Taxes), in each case in accordance with Section 7.6(d).
(c)Following the Indemnity Escrow Expiration Date, after resolution and payment of a Continuing Claim, Parent and the Securityholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Account an amount in the aggregate equal to (i) the Retained Escrow Amount as of the date of such resolution and payment (as reduced from time to time pursuant to the terms of this Agreement), minus (ii) the amounts that Parent determines in good faith to be necessary to satisfy other Continuing Claims (which amounts will continue to be held as the Retained Escrow Amount) (such amount to be released, the “Resolved Escrow Amount”) to (A) the Paying Agent for further distribution to each Company Equityholder, with respect to the portion of the Resolved Escrow Amount to be paid in respect of shares of Company Capital Stock, Company Options and Company SARs (other than Employee Options, Employee SARs and Company Vested RSA Shares), such Company Equityholder’s Pro Rata Percentage of the Resolved Escrow Amount and (B) the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system to the Company Equityholders that are holders Employee Options, Employee SARs or Company

Vested RSA Shares, with respect to the portion of the Resolved Escrow Amount to be paid in respect of Employee Options, Employee SARs and Company Vested RSA Shares, such Company Equityholder’s Pro Rata Percentage of the Resolved Escrow Amount (such payment to be net of applicable withholding Taxes), in each case in accordance with Section 7.6(d).
(d)Each of the parties hereto acknowledges and agrees that as a condition to Parent’s and the Surviving Corporation’s obligation to make any payments pursuant to this Section 7.6, the Securityholder Representative shall first deliver to Parent an updated spreadsheet, prepared in accordance with the Closing Consideration Schedule and this Agreement, setting forth the amounts payable to each Company Equityholder. Parent and the Surviving Corporation shall be entitled to conclusively rely upon such spreadsheet delivered by the Securityholder Representative, including with respect to whether any individual Company Equityholder received the appropriate portion of any such distribution, and in no event will Parent, the Surviving Corporation, or any of their Affiliates have any liability to any Person on account of payments or distributions made in accordance with such spreadsheet delivered by the Securityholder Representative.
Article VIII.
TERMINATION
1.1Termination. This Agreement may be terminated at any time before Closing:
(a)by mutual written consent of Parent and the Company;
(b)by Parent, on the one hand, or the Company, on the other hand, if the Closing has not occurred on or before August 3, 2023 (the “Outside Date”); provided, however, that this provision will not be available to Parent if the Company has the right to terminate this Agreement under Section 8.1(e) and this provision will not be available to the Company if Parent has the right to terminate this Agreement under Section 8.1(d);
(c)by Parent, if the Company fails to deliver to Parent, within one hour following the execution and delivery of this Agreement, the Written Consent, duly executed by the Requisite Stockholders;
(d)by Parent, if there is a material breach of any representation or warranty set forth in Article III or any covenant or agreement to be complied with or performed by the Company in accordance with the terms of this Agreement or the failure of a condition set forth in Section 6.2 to be satisfied (and such condition is not waived in writing by Parent) on or before the Outside Date, or the occurrence of any event that results or would result in the failure of a condition set forth in Section 6.2 to be satisfied on or before the Outside Date; provided that Parent may not terminate this Agreement before the Closing if the Company has not had a reasonably adequate opportunity to cure such failure (not to exceed ten Business Days); provided, further, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the Outside Date; or
(e)by the Company, if there is a material breach of any representation or warranty set forth in Article IV or of any covenant or agreement to be complied with or performed by Parent or Merger Sub in accordance with the terms of this Agreement or the failure of a condition set forth in Section 6.1 to be satisfied (and such condition is not waived in writing by the Company) on or before the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.1 to be satisfied on or before the Outside Date; provided the Company may not terminate this Agreement before the Closing Date if Parent and Merger Sub have not had a reasonably adequate opportunity to cure such failure (not to exceed ten Business Days); provided, further, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the Outside Date.
1.2Effect of Termination.
(a)In the event of termination of this Agreement in accordance with this Article VIII:

(i)each party will return all documents, work papers, and other material of any other party relating to the Transactions, and all copies thereof, whether obtained before or after the execution of this Agreement, to the party furnishing the same;
(ii)the provisions of that certain Confidentiality Agreement dated as of May 19, 2023, by and between the Company and Parent (the “NDA”) will continue in full force and effect; and
(iii)no party to this Agreement will have any Liability to any other party to this Agreement; provided, nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties or covenants contained herein that occurred prior to such termination (for purposes of this Agreement, “willful breach” means an intentional act or intentional omission taken by a party where such party knows that such action or omission would constitute a material breach of this Agreement); and
(iv)the provisions of Section 5.9 (Publicity; Confidentiality), Section 10.15 (Expenses), Article X (Miscellaneous) and this Section 8.2 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.
(b)The foregoing provisions will not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party under this Agreement.
Article IX.
DEFINED TERMS
1.1Defined Terms. As used in this Agreement, the terms below will have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
“Acquisition Proposal” means, with respect to the Company, any agreement, offer, discussion, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or its Affiliates), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.
“Acquisition Transaction” means (a) the purchase, issuance, grant, or disposition of any capital stock or other securities of the Company, or of all or any part of the assets of the Company (other than the issuance of equity securities to existing or new employees in the ordinary course) or (b) any merger, consolidation, business combination or similar transaction involving the Company, in each case other than with Parent or its Affiliates.
“Adjustment Amount” means, an amount (which may be a positive or negative number) equal to the sum of (a) the amount (if any) by which Estimated Closing Working Capital is less than Closing Working Capital, minus (b) the amount (if any) by which Estimated Closing Working Capital is greater than Closing Working Capital, plus (c) the amount (if any) by which Estimated Closing Cash is less than Closing Cash, minus (d) the amount (if any) by which Estimated Closing Cash is greater than Closing Cash, minus (e) the amount (if any) by which Estimated Closing Indebtedness is less than Closing Indebtedness, plus (f) the amount (if any) by which Estimated Closing Indebtedness is greater than Closing Indebtedness, minus (g) the amount (if any) by which Estimated Closing Transaction Expenses are less than Closing Transaction Expenses, plus (h) the amount (if any) by which Estimated Closing Transaction Expenses are greater than Closing Transaction Expenses, in each case without duplication.
“Adjustment Escrow Amount” means $225,000.
“Affiliate” means, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified

Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, each Company Securityholder is deemed an Affiliate of the Company.
“Aggregate Exercise Amount” means the sum of the exercise prices and/or measurement prices, as applicable, payable upon exercise in full of all Company Vested Options and Company Vested SARs issued and outstanding as of immediately before the Effective Time and with a per share exercise price or measurement price, as applicable, that is less than the Per Share Consideration.
“Ancillary Agreements” means the Joinder Agreements, the Award Treatment Agreements, the Key Person Agreements, the Restrictive Covenant Agreements, the Paying Agent Agreement, the Escrow Agreement, and all other agreements, instruments, documents, and certificates executed, filed, or otherwise prepared, exchanged or delivered in accordance with this Agreement.
“Anti-Corruption Laws” means any Legal Requirement governing financial recordkeeping and reporting requirements or for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, the U.S. Foreign Corrupt Practices Act of 1977, 18 U.S.C. §201, the UK Bribery Act 2010 and any applicable money laundering-related or anti-corruption Legal Requirements of any other jurisdiction.
“As-Converted Basis” means, with respect to any group of Company Capital Stock, the sum of the number of (a) the Company Series A Common Stock in such group, plus (b) the Company Series B Common Stock in such group, plus (c) the Company Series A Common Stock convertible from each of (i) the Company Series A Preferred Stock, and (ii) the Company Series B Preferred Stock in such group, in each case pursuant to the Organizational Documents of the Company immediately prior to the Closing.
“Books and Records” means all business records, minute books, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, Tax Returns and worksheets, notes, files, or documents related thereto, and all other books and records maintained by the Company with respect to the Business.
“Business” means the business or business activities of the Company conducted as of the date hereof and as of the Closing.
“Business Data” means any and all information, including Personal Information, data, documents, materials and/or records, technical or otherwise, of or controlled by the Company and any other information pertaining to or used in the business of the Company and contained in any database used or maintained by Company in the IT Systems, including all proprietary, sensitive, regulated, and Confidential Information of the Company.
“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Illinois are authorized or obligated to close.
“Business Privacy Policy” means any external or internal, past or present privacy policy, representation, statement, or notice of the Company, including any policy relating to (a) the privacy or security of users of the Company’s website or any mobile applications, or (b) the Processing of any Business Data.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Body.
“Cash” means an amount equal to all unrestricted cash, marketable securities to the extent available for immediate use or could be available for use within a thirty (30)-day period from Closing, short-term investments to the extent available for immediate use or could be available for use within a thirty (30)-day period from Closing, and other cash equivalents of the Company, determined on a consolidated basis. For the avoidance of doubt, “Cash” shall (a) exclude Restricted Cash and (b) be calculated net of all issued but uncleared checks, wires and drafts issued by the Company and shall include all checks and wire transfers and drafts deposited or available for deposit for the account of the Company.
“Closing Time” means 12:01am Central Time on the Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Capital Stock” means the Company Common Stock (including, for the avoidance of doubt, any Company Vested RSA Shares), and the Company Preferred Stock.
“Company Common Stock” means the Company Series A Common Stock (including, for the avoidance of doubt, any Company Vested RSA Shares), Company Series B Common Stock and Company Series C Common Stock.
“Company Employee Plan” means each Plan, which is now, or was previously, maintained, sponsored, or controlled by the Company, or any of its ERISA Affiliates, and under which the Company, or any of its respective ERISA Affiliates has any obligation or Liability, whether actual or contingent or direct or indirect, for the benefit of, or relating to, any present or former Service Providers of the Company or any of its Subsidiaries.
“Company Equity Plan” means the Company’s 2021 Equity Incentive Plan and 2020 Equity Incentive Plan.
“Company Equityholders” means, collectively, all of the Company Securityholders entitled to receive consideration in connection with the Merger in accordance with this Agreement.
“Company Option” means each option to acquire or purchase shares of Company Series A Common Stock (or exercisable for cash) outstanding and unexercised as of immediately prior to the Effective Time under any Company option plan (including the Company Equity Plan) or otherwise.
“Company Optionholders” means holders of Company Options as of immediately prior to the Effective Time.
“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock.
“Company RSA” means each restricted stock award outstanding as of immediately prior to the Effective Time under any Company option plan (including the Company Equity Plan) or otherwise.
“Company SAR” means each stock appreciation right outstanding as of immediately prior to the Effective Time under any Company option plan (including the Company Equity Plan) or otherwise, including for the avoidance of doubt, phantom equity issued under the Company Equity Plan.
“Company Securities” means the Company Capital Stock (including, for the avoidance of doubt, any Company Vested RSA Shares), the Company Options and the Company SARs.
“Company Securityholder” means any holder of any Company Capital Stock (including, for the avoidance of doubt, any Company Vested RSA Shares), Company Options, or Company SARs as of immediately before the Effective Time.
“Company Series A Common Stock” means the Series A Common Stock, par value $0.0001 per share, of the Company, including any Company Vested RSA Shares.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series B Common Stock” means the Series B Common Stock, par value $0.0001 per share, of the Company.
“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series C Common Stock” means the Series C Common Stock, par value $0.0001 per share, of the Company.
“Company Stockholder” means any holder of Company Capital Stock as of immediately before the Effective Time.
“Company Transaction Expenses” means, without duplication, all costs, fees and expenses, including all legal, accounting, investment banking, financial advisory, service providers, consulting and all other costs, fees and expenses incurred by or on behalf of the Company (or for which is reimbursable by the Company) in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the Transactions, including: (a) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Transactions; (b) any bonus, severance, change-in-control payments, management sale bonus, transaction bonus, liquidity event participation, retention, or other payment in lieu of any previously promised but ungranted equity award, or similar payment obligations of the Company that become due and payable in connection with the consummation of the Transactions; (c) any Liability of the Company under deferred compensation plans, phantom equity plans, severance or bonus plans, or similar arrangements, in each case made payable in whole or in part as a result of the Transactions; (d) the portion of any annual bonuses accrued, but not paid, prior to Closing (including the employer portion of any applicable payroll Taxes on such amounts); (e) any Transaction Payroll Taxes; (f) all costs, fees and expenses payable by or behalf of the Company to Datasite in respect of the “Project Tagger” electronic data room; (g) 50% of all fees, premiums and charges, including underwriting and broker fees, in respect of the R&W Insurance Policy; (h) 50% of the costs, fees and expenses of the Escrow Agent; (i) 50% of the costs, fees and expenses of the Paying Agent; (j) all fees, premiums and charges, including underwriting and broker fees, in respect of the Tail Policies; and (k) any fee of the Securityholder Representative.
“Company Unvested Option” means any Company Option that is unvested and outstanding as of immediately before the Effective Time.
“Company Unvested RSA” means any Company RSA that is unvested and outstanding as of immediately before the Effective Time.
“Company Unvested SAR” means any Company SAR that is unvested and outstanding as of immediately before the Effective Time.
“Company Vested Option” means any Company Option that is vested and outstanding as of immediately before the Effective Time, including any Company Option that vests on an accelerated basis as a result of the Merger.
“Company Vested RSA” means any Company RSA that is vested and outstanding as of immediately before the Effective Time, including any Company RSA that vests on an accelerated basis as a result of the Merger.
“Company Vested RSA Shares” means any shares of Company Series A Common Stock issued or issuable pursuant to any Company Vested RSA.

“Company Vested SAR” means any Company SAR that is vested and outstanding as of immediately before the Effective Time, including any Company SAR that vests on an accelerated basis as a result of the Merger.
“Confidential Information” means any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company or the Business, including business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs (including Company Source Code), pricing information, financial information, information relating to existing, previous, and potential suppliers, customers, and contracts, and other know-how, in each case which is not publicly-available. “Confidential Information” will include any information furnished to the other party identified as confidential information or that the party knew or reasonably should have known was confidential information, including the terms and existence of this Agreement.
“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant, or contaminant that, whether on its own or admixed with another, is identified or defined in or regulated by or under any Environmental Laws or that upon release into the Environment presents a danger to the Environment or to the health, safety, or welfare of any Person.
“Contract” means any written, oral, or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.
“Conversion” means the transactions contemplated by that certain Plan of Conversion adopted effective as of April 5, 2021 to convert Tagger LLC into Tagger Media, Inc., a Delaware corporation, pursuant to Section 265 of the Delaware General Corporation Law and Section 18-216 of the Delaware Limited Liability Company Act.
“Court Order” means any judgment, decision, consent decree, injunction, ruling, or order of any federal, provincial, state, local, or foreign court or Governmental Body that is binding on any Person or its property under applicable Legal Requirements.
“Damages” means any debts, obligations and other liabilities (whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued), losses, damages, Taxes, deficiencies, judgments, assessments, fines, fees, penalties, reasonable and out of pocket expenses (including external amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation), in each case that may be imposed or otherwise incurred or suffered.
“Default” means (a) a breach of or default under any Contract or Governmental Authorization; (b) the occurrence of an event that with or without the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Governmental Authorization; or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation, or acceleration under any Contract or Governmental Authorization.
“Deferred Payroll Taxes” means (a) the “applicable employment taxes” within the meaning of Section 2302(d) of the CARES Act payable by the Company that (i) relate to the portion of the “payroll tax deferral period” within the meaning of Section 2302(d) of the CARES Act that occurs prior to the Closing and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, (b) any payroll Tax Liability (including those imposed under Sections 3101(a) and 3201 of the Code) deferred (for example, by a failure to timely withhold, deposit, or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order (or any corresponding or similar provision of state, local, or non-U.S. Legal Requirements), and (c) any other employment, payroll, or similar Tax Liability of the Company relating to any Pre-Closing Tax Period that is deferred after the Closing pursuant to any other Pandemic Response Laws, in each case, calculated without giving effect to any Tax credits afforded under the CARES Act, the Families First Coronavirus Response Act, or any other corresponding or similar Legal Requirements.
“Employee Option” means each Company Vested Option that was granted to a Company Optionholder that was a Service Provider of the Company for applicable employment Tax purposes at the time the Company Vested Option was granted or at any time thereafter.
“Employee SAR” means each Company Vested SAR that was granted to a Company Securityholder that was a Service Provider of the Company for applicable employment Tax purposes at the time the Company Vested SAR was granted or at any time thereafter.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, or claim.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, or entity.
“Environment” includes (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels, and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, groundwater, river sediment, marshes, wetlands, flora, and fauna.
“Environmental Laws” means (a) the common law and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions, and judgments of any government or international, supranational, executive, administrative, judicial, or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health, safety, or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement, or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders, and notices made or served thereunder or pursuant thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.
“ERISA Affiliate” of any Entity (whether or not incorporated) means any other Entity that, together with such Entity, is required to be treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.
“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.
“Escrow Agreement” means the Escrow Agreement among Parent, the Securityholder Representative and the Escrow Agent substantially in the form of Exhibit G.
“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Estimated Aggregate Consideration” means an amount equal to (a) the Purchase Price plus (b) the Estimated Closing Cash (if any); minus (c) the Estimated Closing Indebtedness (if any); minus (d) the amount (if any) by which Target Working Capital exceeds Estimated Closing Working Capital; plus (e) the amount (if any) by which Estimated Closing Working Capital exceeds Target Working Capital; minus (f) the Estimated Closing Transaction Expenses; plus (g) the Aggregate Exercise Amount; minus (h) the Escrow Amount; minus (i) the Securityholder Representative Reserve.

“Fixtures and Equipment” means all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment, and other tangible personal property used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of the Company’s suppliers, including all warranty rights with respect thereto.
“Fraud” means common law fraud under the laws of the State of Delaware.
“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Due Organization; Subsidiaries; Etc.), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.23 (Tax Matters) and Section 3.28 (Brokers).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or under any Legal Requirement; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental, quasi-governmental, or supranational authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).
“Indebtedness” means, with respect to any Person at any time, without duplication: (a) all Liabilities of such Person for borrowed money or issued in substitution for or in exchange of indebtedness for borrowed money (including Liabilities in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards or other similar cash management services); (b) all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or other debt or derivative security or under any currency or interest rate protection, collar or swap agreements or other similar instruments for the payment of which such Person is liable, and all Liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (c) all Liabilities of such Person for the deferred purchase price of property, assets, securities, or services (including any milestone, earnout, seller notes, indemnities, post-Closing purchase price true-ups or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation); (d) all unpaid Pre-Closing Taxes (other than the Transaction Payroll Taxes to the extent included in Company Transaction Expenses); (e) all Liabilities in respect of any lease (or other arrangement conveying the right to use) which are required to be classified under GAAP as capital or finance leases or any obligations for leases classified as capital or finance leases in the Financials; (f) all Liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bond, performance bond, or similar credit transaction; (g) any Liabilities secured by an Encumbrance on such Person’s assets; (h) any declared but unpaid dividends or distributions, or amounts owed to the Company Equityholders or their Affiliates; (i) any unforgiven obligations under any government loan assistance program (including under any Pandemic Response Law); (j) all accrued but unpaid severance obligations with respect to any employee whose employment or engagement terminated at or prior to the Closing (including the employer portion of any applicable payroll Taxes); (k) any cash or book overdrafts; (l) any distributions payable or loans/advances payable to any officer or director of such Person; (m) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (n) all accrued and unpaid rebates; (o) all costs to service long-term deferred revenue (meaning 12 months or more); (p) all guarantees by such Person of any Liabilities of a third party of a nature similar to the types of Liabilities described in the foregoing clauses, to the extent of the obligation guaranteed; (q) all obligations pursuant to securitization or factoring programs or arrangements; (r) all accrued or unpaid interest, fees, premiums, breakage costs, termination fees, and penalties on the items described in all foregoing clauses in this definition; and (s) $21,370 in respect of unpaid Taxes described in item 3 of Section 3.13(a) of the Disclosure Schedule.

“Indemnity Escrow Amount” means $585,000.
“Information Privacy and Security Laws” means (A) each Legal Requirement concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, and incident reporting and Security Incident notification requirements regarding Personal Information, as applicable, which may include but it is not limited to: (i) the EU General Data Protection Regulation 2016/679 and EU Member State laws and regulations implementing the same (the “GDPR”), the EU GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, including the recommendations and deliberations of the relevant privacy commissioners and other privacy, personal data protection, and data protection authorities, Canada’s Personal Data Protection and Electronic Documents Act, the California Consumer Privacy Act of 2018 and any regulations promulgated thereunder, the California Privacy Rights Act of 2020, the Virginia Consumer Data Protection Act; (ii) Legal Requirements applicable to direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); and (iii) state consumer protection Legal Requirements, Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology for Economic and Clinical Health Act, and the rules and regulations promulgated thereunder, the Payment Card Industry Data Security Standard and programs, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003; and (B) guidance issued by a Governmental Body that pertains to one of the laws, rules or standards outlined in clause (A).
“IP Representations” means the representations and warranties set forth in Sections 3.19(e) and 3.19(g).
“IRS” means the United States Internal Revenue Service.
“IT Systems” means all information technology systems, servers, networks, interfaces, databases, data processing systems, computer programs (in both source and object code form), computer hardware and peripherals, interfaces, platforms and telecommunications and network equipment owned, used, leased, or licensed in the Business, by or to the Company, including any instance of a cloud provider, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information used in or necessary for the conduct of the business of the Company at any time.
“Knowledge,” when referring to the “Knowledge of the Company,” or any similar phrase or qualification based on knowledge of the Company, of a particular fact or other matter, means (a) the actual knowledge of Peter Kennedy, David Dickman, Jocelyne Norris or Dennis Lin and (b) the knowledge that any such Person referenced in clause (a), as a prudent person in their role, would have obtained after making reasonable inquiry with respect to the particular matter in question.
“Leases” means all of the existing leases with respect to the personal or real property of the Company (including any Fixtures and Equipment and Tangible Personal Property).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” means any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty, or liability is immediately due and payable.
“made available” shall mean that a complete and accurate copy of the document (including any amendments, exhibits and schedules thereto) has been posted in the “Project Tagger” electronic data room hosted on Datasite as of 12:00 a.m. Mountain Time on the date which is one (1) Business Day prior to the date of this Agreement and retained at all times from the date of posting through Closing in such electronic data site.
“Material Adverse Effect” means any fact, condition, change, circumstance, development, occurrence, event or effect that, either alone or in combination with any other fact, condition, change, circumstance, development, occurrence, event or effect, (a) materially impairs or delays or would, with the passage of time, be reasonably likely to materially impair or delay the ability of the Company to consummate the Transactions or to perform its obligations under this Agreement; or (b) is materially adverse to the Business, assets (whether tangible or intangible), condition (financial or otherwise), operations or capitalization of the Company, taken as a whole; provided, that none of the following to the extent resulting or arising from the following shall be taken into account in determining whether there has been, is or would reasonably be expected to be a Material Adverse Effect: (i) the execution and delivery of this Agreement (provided that this clause (i) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement); (ii) any changes generally in the industries in which the Company participates, or general economic conditions or financial markets; (iii) any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity, or the continuation or worsening of the COVID-19 pandemic; (iv) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); (v) any changes in any applicable Legal Requirements or GAAP (or other applicable accounting standards); and (vi) any changes in general U.S. or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; provided that with respect to the exceptions set forth in clauses (ii), (iii), (v) and (vi) in the event that such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect has had a disproportionate effect on the Company relative to other companies operating in the industry or industries in which the Company operates, then the incremental effect of such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or would reasonably be expected to occur.
“Merger Consideration” means the consideration to be paid by Parent to the Company Equityholders under this Agreement.
“Non-Employee Option” means a Company Vested Option other than an Employee Option.
“Non-Employee SAR” means each Company Vested SAR which is not an Employee SAR.
“ordinary course of business” or “ordinary course” or any similar phrase will describe any action taken by a Person if:
(a)such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person;
(b)such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

(c)such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Person exercising similar authority), in the ordinary course of the normal operations of other Persons that are in the same line of business as such Person.
“Organizational Documents” means the certificate of incorporation and bylaws, or equivalent governing documents, including all amendments thereto, of the applicable Entity.
“Owned Real Property” means all real property owned in fee by the Company, including all rights, easements, and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon, and all facilities thereon, if any.
“Pandemic Response Laws” means the CARES Act, the Families First Coronavirus Response Act, the Payroll Tax Executive Order, and any other similar or additional federal, state, local, or foreign Legal Requirements, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) solely to the extent required to avoid the imposition of a Tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.
“Parent SEC Documents” means all forms, documents and reports required to be filed or furnished by Parent with the SEC since Parent’s initial public offering.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notice 2020-65).
“Permits” means all licenses, permits, franchises, approvals, authorizations, consents, or orders of, or filings with, any Governmental Body, whether foreign, federal, state, or local, or any other Person, necessary or desirable for the past, present, or anticipated conduct of, or relating to the operation of, the Business.
“Permitted Encumbrances” means (a) any restriction on transfer arising under applicable securities Legal Requirements; (b) Encumbrances for Taxes not yet due and payable, or for Taxes being contested in good faith for which adequate reserves have been established in accordance with GAAP; and (c) mechanics’, carriers’, workers’, repairers’, and similar Encumbrances arising or incurred in the ordinary course of business that are not yet due and payable and that are not, individually or in the aggregate, material to the business, operations, and financial condition of the Company.
“Person” means any individual, Entity, or Governmental Body.
“Personal Information” means any and all information that (i) identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, or (ii) any other information defined as “personal data,” “personally identifiable information,” “personal information,” or similar designation under applicable Legal Requirements.
“Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA); (b) each employment, consulting, non-competition, non-disclosure, non-solicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, profit sharing, deferred compensation, retention, transaction, change in control, or similar plan, program, arrangement, agreement, policy, or commitment; (c) each compensatory stock option, stock purchase, phantom stock, restricted stock, stock unit, performance stock, stock appreciation, deferred stock, or other equity or equity-linked plan, program, arrangement, agreement, policy, or commitment; and (d) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit, and each other compensation or benefit plan, program, arrangement, agreement, policy, or commitment and any trust, escrow, funding, insurance, or other agreement related to any of the foregoing.
“Post-Closing Merger Consideration” means an amount equal to the sum of (a) the amount, if any, of the Securityholder Representative Reserve that the Securityholder Representative authorizes to be released for payment to the Company Equityholders pursuant to the terms of this Agreement, plus (b) the amount, if any, of the Adjustment Escrow Amount or the Indemnity Escrow Amount that the Securityholder Representative and Parent authorize to be released from the balance of the Adjustment Escrow Amount or Indemnity Escrow Amount (as applicable) to the Company Equityholders pursuant to the terms of this Agreement and the Escrow Agreement, plus (c) the Excess Amount, if any, that is payable to the Company Equityholders pursuant to the terms of this Agreement.
“PPP Loan” means the PPP loan provided to the Company by JPMorgan Chase for the principal amount of $312,312.00.
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code as amended by the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, together with any administrative guidance issued thereunder or successor provisions, and any similar provision of state or local Tax Legal Requirements.
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending at the close of business on the Closing Date.
“Pre-Closing Taxes” means (a) any Liability for Taxes of the Company, and any Taxes that the Company is or was required to withhold, attributable to a Pre-Closing Tax Period (including, for the avoidance of doubt, Deferred Payroll Taxes, Taxes imposed on income includible by the Company under Sections 951, 951A, or 965 of the Code, and Taxes attributable to deferred revenue received on or before the Closing Date, whenever incurred); (b) any Liability for Taxes of any Company Securityholder (including capital gains Taxes arising as a result of the Transactions) or any of their Affiliates (excluding the Company) for any Tax period; (c) any Liability for Taxes attributable to any breach or inaccuracy of any representation made by the Company in this Agreement or any failure to comply with any covenant or agreement in this Agreement by the Company, the Securityholder Representative, or the Company Securityholders (including any obligation to cause the Company to take, or refrain from taking, any action under this Agreement); (d) any Liability for Taxes of another Person for which the Company (or any predecessor of the Company) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Legal Requirements), as a transferee or successor, by Contract, by Legal Requirement, or otherwise, in each case which Taxes (i) result from any event or transaction occurring on or prior to the Closing Date or (ii) are imposed by reason of being a member of a consolidated, affiliated, combined, or unitary group for Tax purposes at any time on or before the Closing Date; (e) any Liability for Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party in accordance with a transaction consummated on or before the Closing; and (f) any Taxes attributable to the Transactions (including, for the avoidance of doubt, Transaction Payroll Taxes, Transfer Taxes, and withholding Taxes imposed on or with respect to the Company or the Company Securityholders resulting from the Transactions). For the avoidance of doubt, (i) references to “Taxes” in this definition will be deemed to include amounts that would have constituted “Taxes” but for the set-off or other utilization of any loss, deduction, credit, or other Tax benefit or asset generated in or with respect to a taxable period (or portion thereof) that begins after the Closing Date, and (ii) the amount of Pre-Closing Taxes shall not be less than zero with respect to any Tax jurisdiction.
“Pro Rata Percentage” means, with respect to each Company Equityholder, a percentage equal to the quotient of (a) the Merger Consideration to which such Company Equityholder is entitled pursuant to the Closing Consideration Schedule divided by (b) the Merger Consideration.

“Process” or “Processing” or “Processed” means any operation or set of operations, with respect to data, whether or not by automated means, such as access, acquisition, collection, use, recording, organization, structuring, adaptation, alteration, retrieval, combination, erasure, storage, retention, sharing, distribution, transfer, disclosure, destruction, disposal, security, protection or any other processing (as defined by applicable Information Privacy and Security Laws) of any Personal Information, sensitive information, proprietary information or confidential information (whether in electronic or any other form or medium).
“Products” means all products (including software programs and applications), Technologies, and services (including online services, websites and Internet domain names and social media accounts) made available, marketed, published, distributed, offered online, offered for sale, sold, leased, loaned, or licensed by or on behalf of the Company, at any time prior to the Closing (including through resellers and other channel partners), all updates, upgrades, new features and new versions to any of the foregoing and any related documentation, from which the Company has derived within the three years preceding the date hereof, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or other provision thereof, and any of the foregoing currently under development by or on behalf of the Company.
“Purchase Price” means $140,000,000.
“Regulations” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law, and orders of any foreign, federal, state, or local government and any other governmental department, ministry, or agency, including Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, and occupational safety and health laws, and laws respecting employment practices, employee documentation, terms and conditions of employment, and wages and hours.
“Related Party” means, with respect to any Person, (a) each securityholder who holds more than 1% of such Person; (b) each individual who is, or who has at any time since inception been, an officer, director, or employee of such Person or any subsidiary of such Person; (c) each member of the immediate family of each of the individuals referred to in clauses (a), (b), and (c) above; and (d) any trust or other Entity (other than the Company, if the relevant Person is the Company) in which any one of the Persons referred to in clauses (a), (b), and (c) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, or equity interest.
“Representatives” means officers, directors, managers, principal, employees, agents, attorneys, accountants, advisors, and other representatives.
“Requisite Stockholders” means Company Stockholders representing (a) at least a majority of the then-outstanding shares of Company Capital Stock entitled to vote, voting together as a single class on an As-Converted Basis, and (b) at least a majority of the then-outstanding shares of Company Preferred Stock, voting together as a single class on an As-Converted Basis.
“Restricted Cash” means all cash of the Company that is not freely usable because such cash is subject to restrictions or limitations on use or dividend, or Taxes imposed on dividends thereof.
“R&W Insurance Policy” means that certain buyer’s side representation and warranty insurance policy purchased by Parent as issued by AIG Specialty Insurance Company (the “R&W Insurer”), that provides coverage for the representations and warranties of the Company contained in this Agreement and under which the R&W Insurer shall not have any rights of subrogation against any of the Company Securityholders except in the case of Fraud. 50% of the premiums and charges, including underwriting and broker fees, due and owing thereunder will be paid by the Company and treated as a Company Transaction Expense pursuant to this Agreement. 50% of the premiums and charges, including underwriting and broker fees, due and owing thereunder will be paid by Parent.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Securityholder Representative Reserve” means $150,000, intended to defray the costs and expenses incurred by the Securityholder Representative in connection with its obligations under this Agreement and the applicable Ancillary Agreements.
“Service Provider” means any employee, consultant, independent contractor, advisor, officer, manager, director or other individual service provider of the Company.
“Straddle Period” means any taxable period beginning before or on the Closing Date and ending after the Closing Date.
“Subsidiary” means any Entity of which the Company directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable the Company, directly or indirectly, to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial, or financial interests in such Entity.
“Tangible Personal Property” means all computer equipment and other furniture, equipment, and other tangible personal property used in the Business, including any such furniture, equipment, or other tangible personal property used by the Company pursuant to a license, lease, or similar right.
“Target Working Capital” means $(944,826.28).
“Tax” means any (a) U.S. federal, state, or local or non-U.S. tax, charge, duty, fee, levy, or other assessment, including income, gross income, gross receipts, production, excise, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, escheat, unclaimed property, unincorporated business, capital, general corporate, environmental (including taxes under Code Section 59A), occupation, recording, gains, premium, privilege, registration, value-added, alternative, add-on, minimum, estimated, and other taxes, or like charges of any kind whatsoever, whether disputed or not, and including any interest, penalties, or additions to tax, imposed by any Governmental Body and (b) Liability for amounts described under clause (a) above under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. federal, state, or local or non-U.S. Legal Requirement), as a result of transferee or successor Liability, by Contract (excluding liability for Taxes under a Commercial Tax Agreement), by Legal Requirement, or otherwise.
“Tax Authority” means any Governmental Body having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Contest” means any action, audit, claim, court proceeding, dispute, inquiry, investigation, suit, or other proceeding with respect to Taxes of the Company.
“Tax Representations” means the representations and warranties set forth in Section 3.23 (Tax Matters).
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, claim for refund, certificate, or other document or information (including any schedule or attachment thereto and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body, or provided or required to be provided to any Person, in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Transaction Payroll Taxes” means the employer’s portion of any employment, payroll or similar Taxes with respect to any bonuses, payments with respect to Company Options, Company SARs, Company Vested RSA Shares, severance, change-in-control or other compensatory payments in connection with the Transactions paid at, prior to, or following the Closing Date, whether payable by Parent, the Company or any of their respective Affiliates.
“Transactions” means the Merger and the other transactions contemplated by this Agreement.
“Transfer Taxes” means any transfer, stamp, documentary, sales, use, registration, recording, mortgage, filing, conveyance, value added, goods and services, harmonized sales, indirect capital gains, and other similar Taxes payable as a result of or in connection with the Transactions.
“Treasury Regulations” means the U.S. Department of Treasury’s tax regulations issued under the Code.
“Working Capital” means (a) the Company’s total current assets less (b) the Company’s total current liabilities (including accrued liabilities), in each case as determined in accordance with GAAP. For purposes of calculating the Estimated Closing Working Capital and Closing Working Capital, (i) the Company’s current assets shall exclude all cash, cash equivalents, Restricted Cash and Tax assets, and (ii) the Company’s current liabilities shall exclude all Tax Liabilities, all Indebtedness included in the final calculation of the Closing Indebtedness and any Company Transaction Expenses included in the final calculation of Closing Transaction Expenses.
The following terms will have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
280G Approval	5.7(b)
Adjustment Escrow Account	1.5(c)(i)
Agreement	Preamble
Attorney Client Communications	5.13(b)
Award Treatment Agreement	1.3(b)(i)
Balance Sheet Date	3.12(a)
Board	1.3(b)(iii)
Buyer Parties	5.13(a)
Buyer Party	5.13(a)
Certificate of Merger	1.1(b)
Closing	2.1
Closing Cash	1.6(b)
Closing Consideration Schedule	1.5(a)
Closing Date	2.1
Closing Indebtedness	1.6(b)
Closing Statement	1.6(b)
Closing Transaction Expenses	1.6(b)
Closing Working Capital	1.6(b)
Commercial Tax Agreement	3.23(h)
Company	Preamble
Company Assets	3.8
Company Content	3.19(a)(i)
Company Indemnified Parties	7.2(a)
Company Indemnifying Parties	7.2(a)

Company IP	3.19(a)(ii)
Company Leased Real Property	3.7(c)
Company Owned IP	3.19(a)(iii)
Company Predecessor	3.23
Company Prepared Return	5.6(a)(i)
Company Real Property Leases	3.7(c)
Company Registered IP	3.19(c)
Company Software	3.19(a)(iv)
Company Source Code	3.19(a)(v)
Content	3.19(a)(vi)
Content Source	3.19(d)(v)
Continuing Claim	7.6(b)
Copyrights	3.19(a)(ix)
Current Balance Sheet	3.13(a)
Cyber Tail Policy	5.12(b)
Damages	7.4(d)
Data Partners	3.19(p)(iii)
Deductible	7.4(a)
DGCL	Recitals
Direct Claim Notice	7.3(b)(i)
Disclosure Schedule	Article III
Dissenting Shares	1.4(a)
Dissenting Stockholder	1.4(d)
Distributable Reserve Amount	1.7(c)
D&O Indemnifiable Matters	5.12(a)
D&O Indemnified Parties	5.12(a)
D&O Tail Policy	5.12(b)
Effective Time	1.1(b)
Embargoed Countries	3.21(b)
Enforceability Exceptions	3.2
Escrow Funds	1.5(c)(i)
Estimated Closing Cash	1.6(a)
Estimated Closing Indebtedness	1.6(a)
Estimated Closing Transaction Expenses	1.6(a)
Estimated Closing Working Capital	1.6(a)
Excess Amount	1.6(c)(i)
Excess Dissenting Share Payments	1.4(c)
Export Approvals	3.21(b)
Financials	3.12(a)
General Cap	7.4(b)(i)
Generative AI Tools	3.19(a)(vii)
Grant Date	3.3(c)
Harmful Code	3.19(a)(viii)
Husch Blackwell	5.13(a)
Inbound Licenses	3.19(d)(i)

Indemnified Party	7.2(c)
Indemnifying Party	7.2(c)
Indemnifying Party Specific Claims	7.2(a)(xi)
Indemnity Escrow Account	1.5(c)(i)
Indemnity Escrow Expiration Date	7.6(b)
Independent Accountant	1.6(e)
Initial Consenting Stockholders	Recitals
Institutions	3.19(g)(ix)
Intellectual Property Rights	3.19(a)(ix)
Invoices	5.11
Joinder Agreement	Recitals
Key Person Agreements	Recitals
Key Persons	Recitals
Material Contract	3.9(a)
Material Customers	3.25
Material Vendors	3.25
Merger	Recitals
Merger Sub	Preamble
Money Transmission Laws	3.18(d)
NDA	8.2(a)(ii)
Notice of Disagreement	1.6(d)
OFAC	3.21(b)
Open Source Licenses	3.19(a)(x)
Open Source Material	3.19(a)(x)
Outbound Licenses	3.19(d)(ii)
Outside Date	8.1(b)
Parent	Preamble
Parent Indemnified Parties	7.2(b)
Parent Indemnifying Parties	7.2(b)
Parent Prepared Return	5.6(a)(ii)
Patents	3.19(a)(ix)
Paying Agent	1.5(b)(i)
Paying Agent Agreement	1.5(b)(i)
Payoff Letters	5.11
Per Share Consideration	1.3(a)(iii)
Personnel Agreements	3.19(g)(ii)
PPP	3.17(k)
Pre-Closing Passthrough Tax Contest	5.6(c)
Pre-Closing Statement	1.6(a)
Privacy and Security Requirements	3.19(p)(i)
Prohibited Party Lists	3.21(b)
PTO	3.19(c)
Purchase Price Excess	1.6(c)(ii)
Refund Date	1.5(b)(v)
Registered IP	3.19(a)(xi)

Released Escrow Amount	7.6(b)
Representative Losses	10.18(c)
Requisite Approval	3.5(b)
Resolution Period	1.6(e)
Resolved Escrow Amount	7.6(c)
Responsible Indemnifying Party	7.2(a)(xi)
Restrictive Covenant Agreements	Recitals
Restrictive Covenant Signatories	Recitals
Retained Escrow Amount	7.6(b)
Section 280G Payments	5.7(b)
Securityholder Representative	Preamble
Security Incident	3.19(q)(iii)
Security Program	3.19(q)(ii)
Seller Parties	5.13(a)
Seller Party	5.13(a)
Shortfall Amount	1.6(c)(ii)
Shrink-Wrap Software	3.19(a)(xii)
Specified Matters	7.2(a)(xi)
Standard Form Agreements	3.19(d)(iii)
Statement No. 5	3.12(c)
Stockholder Notice	5.8(b)
Stockholder Vote	5.7(b)
Surviving Corporation	Recitals
Tagger LLC	3.23(s)
Tail Policies	5.12(b)
Technology	3.19(a)(xiii)
Terminated Agreements	5.10
Third-Party Claim Notice	7.3(b)(i)
Trade Secrets	3.19(a)(ix)
Transmittal Letter	1.5(b)(iv)
Treasury Shares	1.3(c)
Voting Debt	3.3(e)
Withholding Agent	1.5(g)
Written Consent	Recitals

Article X.
MISCELLANEOUS
1.1Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic mail transmission, or (c) one Business Day after being sent by courier or express delivery service; provided, that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):
If to the Company (before the Closing), addressed to:

Tagger Media, Inc.
2001 Wilshire Blvd., Suite 301
Santa Monica, CA 90403
Attn: Peter Kennedy, David Dickman, Dennis Lin
Email: peter@taggermedia.com, dave@taggermedia.com, dennis@taggermedia.com
With a copy to (which will not constitute notice):
Husch Blackwell LLP
4801 Main St., #1000
Kansas City, MO 64112
Attn: Edward V. Wilson
Email: edward.wilson@huschblackwell.com

If to the Securityholder Representative, addressed to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Telephone: (303) 648-4085
Email: deals@srsacquiom.com
If to Parent, Merger Sub, or the Surviving Corporation, addressed to:
c/o Sprout Social, Inc.
131 South Dearborn Street, Suite 700
Chicago, IL 60603
Attention: Heidi Jonas, General Counsel
Email: heidi@sproutsocial.com

With a copy to (which will not constitute notice):
Cooley LLP
110 N. Wacker Drive, Suite 4200
Chicago, IL 60606
Attention: Erin Kirchner
Email: EKirchner@cooley.com

1.2Rules of Construction and References.
(a)All article, section, schedule, exhibit, and annex references used in this Agreement are to articles, sections, schedules, exhibits, and annexes to this Agreement unless otherwise specified. The schedules, exhibits, and annexes attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.
(b)If a term is defined as one part of speech (such as a noun), it will have a corresponding meaning when used as another part of speech (such as a verb). Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender will include the feminine and neutral genders, and vice versa. The term “includes” or “including”, when used in this Agreement, means “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular section or article in which such words appear. Unless otherwise stated, any reference in this Agreement to any Person will be construed to include such Person’s successors and assigns.

(c)Except as otherwise expressly provided in this Agreement, all references to “Dollars” or “$” will be deemed references to the lawful money of the United States of America.
(d)References to any statute, rule, or regulation are to the statute, rule, or regulation as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation including any successor to said section; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule, or regulation will be deemed to refer to such statute, rule, or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date.
(e)All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein.
(f)Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified. Whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(g)All accounting terms used in this Agreement and not expressly defined in this Agreement will have the meanings given to them under GAAP.
(h)The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(i)Subject to Section 10.1, any reference to any notice or other communication received “in writing” will be deemed to include any written notice or communication, including any notice or communication by mail or other means of physical delivery, electronic mail, or any other means of written communication.
1.3Titles. The table of contents, titles, captions, or headings of the Articles and Sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
1.4Entire Agreement. This Agreement, including the Exhibits and Schedules to this Agreement, the Disclosure Schedule, and the other agreements, documents, and written understandings referred to in this Agreement or otherwise entered into or delivered by the parties to this Agreement on the date of this Agreement (including the Ancillary Agreements) constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations, and warranties, whether oral or written, by any party to this Agreement; provided, that the provisions of the NDA will survive the termination of this Agreement and remain in effect pursuant to its terms even if the Closing does not occur. There are no covenants, agreements, undertakings, or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to in this Agreement or in other agreements, documents, and written understandings entered into or delivered by the parties to this Agreement on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or will be deemed to be made in this Agreement by the parties to this Agreement except those expressly made in this Agreement and the Ancillary Agreements.
1.5Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by the Company without the prior written consent of Parent. Parent and Merger Sub may, without the consent of the Company, assign all or any portion of their rights and obligations under this Agreement.

1.6Amendment or Modification. This Agreement may not be amended, supplemented or modified except in an instrument in writing signed by Parent, the Company, and the Securityholder Representative. No waiver of this Agreement will be binding unless executed in writing by the party granting such waiver. For the purposes of this Section 10.6, any amendment, supplement, modification, or waiver of this Agreement signed by the Company (if before Closing) or the Securityholder Representative (if after Closing) will be binding upon and effective against the Company Equityholders whether or not they have signed such amendment, modification, or waiver.
1.7Waiver. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege. The failure of a party to exercise any right conferred in this Agreement within the time required will cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
1.8Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the greatest extent possible.
1.9Burden and Benefit. This Agreement will be binding upon and will inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement; provided, however, that (a) any Person that is not a party to this Agreement but, by the terms of Section 5.12 or Article VII, is entitled to indemnification, will be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement, and (b) Husch Blackwell shall be considered a beneficiary of this Agreement for purposes of Section 5.13 only.
1.10Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement, including tort claims) will be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any laws other than the laws of the State of Delaware.
1.11Consent to Jurisdiction. Each party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or the agreements delivered in connection herewith or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.
1.12Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.
1.13Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties hereto would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties to this Agreement agrees that the other parties hereto will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
1.14Cumulative Remedies. All rights and remedies of either party to this Agreement are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
1.15Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such expenses.
1.16Representation by Counsel. Each party to this Agreement represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that it is fully aware of the contents thereof and its meaning, intent, and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress, or undue influence. Each party waives the application of any Legal Requirement, regulation, holding, or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.
1.17Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed an original and all of which together will constitute one and the same instrument. The parties agree that this Agreement will be legally binding upon the electronic transmission, including by email, by each party of a signed signature page to this Agreement to the other party.

1.18Appointment of the Securityholder Representative.
(a)Upon execution of the Written Consent, a Transmittal Letter, an Award Treatment Agreement or a Joinder Agreement (as applicable), and by receiving the benefits thereof, including any consideration payable hereunder, each Company Equityholder will be deemed to have constituted and appointed, effective as of Closing, Shareholder Representative Services LLC as the representative, agent and attorney-in-fact for and on behalf of each Company Equityholder to act as the Securityholder Representative for all purposes in connection with this Agreement and the Ancillary Agreements. In the event of the resignation, removal, dissolution, liquidation, bankruptcy, death, or incapacity of the Securityholder Representative, the Company Equityholders will promptly appoint a successor Securityholder Representative (and in any event within ten Business Days of such vacancy), and such appointment will become effective as to any such successor when a copy of such instrument will have been delivered to Parent. The Company Equityholders holding a majority of the Company Capital Stock (on an As-Converted Basis) outstanding immediately before the Effective Time will have the right to remove a Securityholder Representative and to appoint a successor Securityholder Representative. The Securityholder Representative will have full power and authority to represent all of the Company Equityholders and their successors with respect to all matters arising under and in connection with this Agreement and the Ancillary Agreements, and all actions taken by the Securityholder Representative under this Agreement and the Ancillary Agreements will be binding upon all such Company Equityholders as if expressly confirmed and ratified in writing by each of them, and no Company Equityholders will have the right to object, dissent, protest, or otherwise contest the same. As of the Closing, the Securityholder Representative will have the authority to take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of the Company Equityholders as if the Company Equityholders were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement by the Securityholder Representative or any Company Equityholders, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect to this Agreement, defending all claims for indemnification against the Company Equityholders in accordance with Section 7.2(a), consenting to, compromising, or settling all indemnification claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement, and engaging counsel, accountants, or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Securityholder Representative will, as of the Closing have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment of this Agreement or thereof on behalf of all of the Company Equityholders.
(b)Without limiting the generality of the foregoing, the Securityholder Representative has been duly authorized by the Company Equityholders, for or on behalf of each Company Equityholder as of the Closing, to:
(i)take all actions required by, and exercise all rights granted to, the Securityholder Representative in this Agreement;
(ii)receive all notices or other documents given or to be given to the Company Equityholders by Parent or Merger Sub in accordance with this Agreement;
(iii)receive and accept service of legal process in connection with any claim or other proceeding against the Company Equityholders arising under this Agreement;
(iv)undertake, compromise, defend, and settle any such suit or proceeding on behalf of the Company Equityholders arising under this Agreement (including under Article VII);
(v)execute and deliver all agreements, certificates, and documents required or deemed appropriate by the Securityholder Representative in connection with any of the Transactions;
(vi)engage special counsel, accountants, and other advisors and incur such other expenses in connection with any of the Transactions;

(vii)work with Parent to resolve any issues relating to the determination and final accounting of Working Capital and the Adjustment Amount; and
(viii)take such other action as the Securityholder Representative may deem appropriate, including:
(A)agreeing to any modification or amendment of or waiver with respect to this Agreement and executing and delivering an agreement of such modification or amendment or waiver; and
(B)all such other matters as the Securityholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.
(c)The Securityholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its Fraud, gross negligence or willful misconduct. The Company Equityholders shall indemnify the Securityholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the Fraud, gross negligence, or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such Fraud, gross negligence, or willful misconduct. Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Securityholder Representative Reserve and (ii) any other funds that become payable to the Company Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Equityholders; provided, that while the Securityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.
(d)Without limiting the generality of this Section 10.18, the Company Equityholders agree that the Securityholder Representative will act as representative of the Company Equityholders for all purposes under Article VII. Parent agrees that any claim for indemnification made by any of the Company Indemnified Parties under this Agreement will be made exclusively through the Securityholder Representative acting on behalf of the Company Equityholders (and the Company Equityholders agree that any such claim against the Company Equityholders by a Company Indemnified Party may be made by providing notice of such claim to the Securityholder Representative); provided, however, that Parent shall pursue claims for indemnification under clauses (ii) or (iv) of Section 7.2(a) directly against the applicable Responsible Indemnifying Party pursuant to the Section 7.2(a)(C).
(e)The Securityholder Representative is appointed and constituted the true and lawful attorney-in-fact of each Company Equityholder, with full power in his, her, or its name and on his, her, or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts reasonably necessary in connection with the exercise of the authorities conferred upon the Securityholder Representative under this Section 10.18. This power of attorney and all authority conferred is granted and will be irrevocable and will not be terminated by any act of any Company Equityholder, by operation of law (whether by such Company Equityholder’s death, disability, or protective supervision) or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Company Equityholder renounces its, his, or her right to renounce this power of attorney unilaterally before the complete distribution of the Post-Closing Merger Consideration. Each Company Equityholder waives any and all defenses that may be available to contest, negate, or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement. Notwithstanding the power of attorney granted in this Section 10.18, no agreement, instrument, acknowledgement, or other act or document will be ineffective by reason only of the Company Equityholders having signed or given such directly instead of the Securityholder Representative.
1.19Setoff. In addition to any rights of setoff or other similar rights that an Indemnified Party may have at common law or otherwise, such Indemnified Party will have the right to withhold and deduct any sum that may be owed to such Indemnified Party (including pursuant to Section 5.6 or Article VII) from any amount otherwise payable by such Indemnified Party to any Indemnifying Party (including any Post-Closing Merger Consideration).

[Signature Page Follows]

The parties to this Agreement have executed this Agreement as of the date first written above.

SPROUT SOCIAL, INC.

By:    /s/ Joe Del Preto
    Name: Joe Del Preto
    Title: Chief Financial Officer

TAG MERGER SUB, INC.

By:    /s/ Joe Del Preto
    Name: Joe Del Preto
    Title: President

The parties to this Agreement have executed this Agreement as of the date first written above.

TAGGER MEDIA, INC.

By:    /s/ David Dickman
    Name: David Dickman
    Title: Chief Executive Officer

The parties to this Agreement have executed this Agreement as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:    /s/ Sam Riffe
    Name: Sam Riffe
    Title: Managing Director